   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2001

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     HORNBECK-LEEVAC MARINE SERVICES, INC.*
             (Exact name of registrant as specified in its charter)

             DELAWARE                          72-1375844                            4424
 (State or other jurisdiction of    (I.R.S. Employer Identification      (Primary Standard Industrial
  incorporation or organization)                Number)                   Classification Code Number)

                          414 NORTH CAUSEWAY BOULEVARD
                          MANDEVILLE, LOUISIANA 70448
                                 (985) 727-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                TODD M. HORNBECK
                PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY
                          414 NORTH CAUSEWAY BOULEVARD
                          MANDEVILLE, LOUISIANA 70448
                                 (985) 727-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                           R. CLYDE PARKER, JR., ESQ.
                            MARK W. EISENBRAUN, ESQ.
                        WINSTEAD SECHREST & MINICK P.C.
                             910 TRAVIS, SUITE 2400
                              HOUSTON, TEXAS 77002
                                 (713) 650-8400
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
      SECURITIES TO BE REGISTERED            REGISTERED            UNIT(1)              PRICE(1)              FEE(1)
---------------------------------------------------------------------------------------------------------------------------
10 5/8% Series B Senior Notes due 2008...   $175,000,000             100%             $175,000,000           $43,750
---------------------------------------------------------------------------------------------------------------------------
Guarantees of 10 5/8% Series B Senior
  Notes due 2008.........................        --                   --                   --                  (2)
===========================================================================================================================

(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Series B Note was assumed to be the stated principal amount of each Series A Note that may be received by the Registrant in the exchange transaction in which the Series B Notes will be offered.

(2) Pursuant to Rule 457(n), no registration fee is required for the guarantees of the Series B notes registered hereby.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     *The subsidiaries of HORNBECK-LEEVAC Marine Services, Inc. will guarantee the securities being registered hereby and therefore are also registrants. Information about these additional registrants appears on the following page.
================================================================================

                             ADDITIONAL REGISTRANTS

                        HORNBECK OFFSHORE SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4424                         76-0497638
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)     Classification Code No.)           Identification No.)

                             ---------------------

                              LEEVAC MARINE, INC.
             (Exact name of registrant as specified in its charter)

           LOUISIANA                         4424                         72-1053262
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)     Classification Code No.)           Identification No.)

                             ---------------------

                                HORNBECK-LEEVAC
                             MARINE OPERATORS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4424                         72-1375845
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)     Classification Code No.)           Identification No.)

                             ---------------------

                       ENERGY SERVICES PUERTO RICO, INC.
             (Exact name of registrant as specified in its charter)

           LOUISIANA                         4424                         72-1437129
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)     Classification Code No.)           Identification No.)

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 21, 2001

PROSPECTUS

                                  $175,000,000

                     HORNBECK-LEEVAC MARINE SERVICES, INC.

                               OFFER TO EXCHANGE
                     10 5/8% SERIES B SENIOR NOTES DUE 2008
                  REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                     10 5/8% SERIES A SENIOR NOTES DUE 2008

THE EXCHANGE OFFER:

- We are offering to exchange up to $175,000,000 in principal amount of our 10 5/8% Series B Senior notes due 2008 for outstanding Series A notes. The Series B notes have been registered under the Securities Act of 1933, are freely tradable and have terms that are substantially identical to the terms of the Series A notes.

- We will exchange all Series A notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of Series B notes.

- The exchange offer expires at 5:00 p.m., New York City time, on           ,
  2001, unless extended. We do not currently intend to extend the exchange offer.

- Tenders of Series A notes may be withdrawn at any time before the expiration of the exchange offer.

- The exchange of Series B notes for Series A notes will not be a taxable event for U.S. federal income tax purposes.

THE SERIES B NOTES:

- Maturity.  August 1, 2008.

- Interest Payments. We will pay interest on the Series B notes at an annual rate of 10.625% on February 1 and August 1 of each year until maturity. We will make the first payment on February 1, 2002. Interest on the Series B notes began accruing on July 24, 2001, the date of issuance of the Series A notes for which the Series B notes will be exchanged.

- Ranking. The Series B notes will be senior obligations. They will rank equally in right of payment with our existing and future senior indebtedness. They will be effectively subordinated to all of our secured obligations to the extent of the fair value of the assets collateralizing those obligations.

- Guarantees.  The Series B notes will be guaranteed by all of our subsidiaries.

- Optional Redemption. We may, at our option, redeem all or a part of the Series B notes from time to time at the redemption prices and subject to the conditions described in this prospectus.

- Change of Control. If we experience a change of control, any noteholder may require us to repurchase all or a part of its Series B notes for cash at 101% of the principal amount of the notes.

- Listing. We do not intend to list the Series B notes on any securities exchange or to seek approval for quotation through any automated quotation system.

     SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September   , 2001.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may change after that date.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................   14
EXCHANGE OFFER........................   21
USE OF PROCEEDS.......................   31
CAPITALIZATION........................   31
HORNBECK-LEEVAC MARINE SERVICES, INC
  SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL INFORMATION...............   32
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   34
SPENTONBUSH/RED STAR GROUP SELECTED
  HISTORICAL COMBINED FINANCIAL
  INFORMATION.........................   42

                                        PAGE
                                        ----
BUSINESS..............................   43
DIRECTORS AND MANAGEMENT..............   58
PRINCIPAL STOCKHOLDERS................   66
DESCRIPTION OF OTHER INDEBTEDNESS.....   68
DESCRIPTION OF THE SERIES B NOTES.....   69
UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES........................  104
PLAN OF DISTRIBUTION..................  108
LEGAL MATTERS.........................  110
EXPERTS...............................  110
INDEX TO FINANCIAL STATEMENTS.........  F-1

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus incorporates important business and financial information about us that we have not included in or delivered with this prospectus. This information is available without charge upon written or oral request, from James
O. Harp, Jr., Chief Financial Officer, HORNBECK-LEEVAC Marine Services, Inc., 414 North Causeway Blvd., Mandeville, Louisiana 70448, telephone number: (985) 727-2000, extension 203. To ensure timely delivery, you should request the
information no later than           , 2001.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 related to the Series B notes offered by this prospectus. As allowed by Commission rules, this prospectus does not contain all of the information contained in the registration statement. The complete registration statement and the documents filed as exhibits to the registration statement are available to the public over the Internet at the Commission's web site at http://www.sec.gov. If you have a question on any contract, agreement or other document filed as an exhibit to the registration statement, please see the exhibits for a more complete description of the matter involved. You may also read and copy any document we have filed with the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference facilities.

     Before filing this registration statement, we were not subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission (and within fifteen days of the date that is or would be prescribed thereby), for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission (unless the Commission will not accept the filing)

     - all quarterly and annual financial information that would be required to be contained in a filing with the Commission on forms 10-Q and 10-K if we were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to the annual information only, a report by our independent auditors and

     - all reports that would be required to be filed with the Commission on Form 8-K if we were required to file these reports

In addition, we have agreed to make available, upon request, to any prospective purchaser of the notes and beneficial owner of the notes in connection with a sale of the notes the information required by Rule 144A(d)(4) under the Securities Act of 1933 for so long as any of the notes remain outstanding.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus, including certain information set forth in "Prospectus Summary" and in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have based these forward-looking statements on our current views and assumptions about future events and our future financial performance. You can generally identify forward-looking statements by the appearance in such a statement of words like "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should" or "will" or the negative of these words or other comparable words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in this prospectus.

     Among the risks, uncertainties and assumptions to which these forward-looking statements may be subject are:

     - changes in international economic and political conditions, and in particular in oil and gas prices;

     - our ability to manage costs effectively;

     - our ability to finance our operations and construct new vessels on acceptable terms;

     - our ability to complete vessels under construction without significant delays or cost overruns;

     - the effects of competition;

     - our ability to integrate acquisitions successfully;

     - our ability to charter our vessels on acceptable terms;

     - our ability to access the debt and equity markets to fund our capital requirements, which may depend on general market conditions and our financial condition at the time; and

     - our success at managing these risks.

     Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Actual events or results may differ materially from those described in any forward-looking statement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this prospectus may not occur.

                               PROSPECTUS SUMMARY

     This prospectus summary highlights selected information from this prospectus to help you understand our business and the terms of the exchange offer. We urge you to read all of this prospectus carefully to gain a fuller understanding of our business and the terms of the exchange offer, as well as some of the other considerations that may be important to you in considering whether to participate in the exchange offer. You should pay special attention to the "Risk Factors" section of this prospectus for a discussion of factors you should consider before participating in the exchange offer.

     In this prospectus, "company," "we," "us" and "our" refer to HORNBECK-LEEVAC Marine Services, Inc. and its subsidiaries, except as otherwise indicated.

     The term "Series A notes" refers to the 10 5/8% Series A Senior Notes due 2008 that were issued July 24, 2001. The term "Series B notes" refers to the 10 5/8% Series B Senior Notes due 2008 issuable in the exchange offer. The term "notes" refers to both the Series A notes and the Series B notes.

                                  OUR COMPANY

     We are a leading provider of marine transportation services in the markets we serve through the operation of newly constructed deepwater offshore supply vessels in the Gulf of Mexico and ocean-going tugs and tank barges in the northeastern United States and in Puerto Rico. Since 1997, we have significantly increased the size of our fleet from six to 42 vessels through new construction of offshore supply vessels and acquisitions of tugs and tank barges. Currently, we own and operate a fleet of eight deepwater offshore supply vessels and have another five deepwater vessels under construction. Following delivery of these vessels, we believe that we will be the second largest operator of deepwater offshore supply vessels in the Gulf of Mexico. We also own and operate a fleet of thirteen ocean-going tugs and sixteen ocean-going tank barges. We operate the largest fleet of tank barges for the transportation of petroleum products in Puerto Rico and believe that we are the fourth largest transporter of petroleum products by tank barge in New York Harbor.

     In the mid-1990s, our founders identified a significant opportunity to capitalize on the emerging interest in deepwater exploration and production. Since then, the deepwater Gulf of Mexico has become an increasingly active oil and gas region as producers seek to counter declining production rates in existing U.S. basins. The operating environment in the deepwater Gulf of Mexico differs dramatically from that of the continental shelf. Successful exploration and development in deepwater areas has required a new generation of high cost drilling rigs and production platforms and other advanced drilling and production technology. In addition, these expensive projects are best served by a new generation of offshore supply vessels capable of supporting day-to-day operations in a manner that avoids costly downtime in terms of both drilling rig dayrates and lost oil and gas production.

     We believe that the existing fleet of offshore supply vessels operating on the continental shelf is not capable of operating effectively in the deepwater market. Our founders have assembled a core team of naval architects and other marine professionals to design and operate offshore supply vessels that specifically address the challenges of deepwater operations. We believe that our deepwater vessels, designed with enhanced capabilities, can be used effectively in all stages of a long-lived deepwater project and for specialty services.

     We believe our tug and tank barge business complements our offshore supply vessel business by providing an additional revenue base and offering another line of services to integrated oil companies. Demand for tank barge services results from the consumption of refined petroleum products such as gasoline, home heating oil, jet fuel and diesel fuel, as well as residual fuel oil and asphalts. As one of the leading suppliers of this service in the heavily populated northeastern United States and the dominant provider of tank barge services in Puerto Rico, we are able to optimize capacity utilization from one region of operations to another while we benefit from the steady demand provided by long-term customer relationships with major energy companies.

OFFSHORE SUPPLY VESSELS

     We use our offshore supply vessels principally to support offshore drilling and production operations in the deepwater regions of the Gulf of Mexico by transporting cargo to offshore drilling rigs and production facilities. The cargo we transport includes drill pipe, liquid mud, drilling fluids, diesel fuel, potable water, dry bulk cement and equipment. We charter our vessels on a dayrate basis under either fixed time charters or in the spot market. All of our vessels are currently under fixed time charters, including six (one of which, the HOS Blue Ray, is under construction and scheduled to be delivered in October
2001) that are chartered with initial terms ranging from two to five years. Our multi-year contracts often include dayrate escalation clauses and renewal options.

     Industry Conditions. In recent years, high oil and gas prices, combined with tight inventory levels for crude oil and natural gas, have resulted in record levels of drilling activity in the Gulf of Mexico. The Gulf of Mexico is a critical oil and gas supply basin for the United States, accounting for 28% and 26%, respectively, of total U.S. oil and gas production in 2000. Because natural gas production from wells on the continental shelf declines at a rapid rate and the deepwater regions of the Gulf of Mexico hold most of the unexplored areas of potential gas reserves, we believe that deepwater drilling in the Gulf of Mexico will continue to be a primary source of additions to domestic natural gas reserves. The Minerals Management Service has adopted royalty relief incentives for natural gas produced from wells drilled in at least 200 meters of water to encourage deepwater exploration. Moreover, the deepwater Gulf of Mexico is expected to be the source of a significant percentage of increased oil production in the United States. The Minerals Management Service estimates that by 2005 oil production from the deepwater Gulf of Mexico will represent approximately 65% of total offshore oil production in the United States.

     New technologies, such as improved seismic surveying and subsea production systems, have lowered deepwater finding and development costs. Exploration and development activity in deepwater regions, once begun, is less sensitive to movements in oil and gas prices than shallow water projects because the longer duration and higher costs associated with the exploration and development of deepwater regions create a long-term commitment to deepwater projects regardless of short-term price fluctuations. The number of deepwater fields under evaluation and development has grown dramatically in recent years. From 1990 to 2000, production in the deepwater Gulf of Mexico increased from 4% to 52% of total Gulf of Mexico oil production and from 1% to 20% of total Gulf of Mexico natural gas production. The Minerals Management Service estimates that production of oil and gas from deepwater Gulf of Mexico wells increased 20% and 15%, respectively, in 2000. Of the 72 deepwater Gulf of Mexico fields discovered to date, 42 fields began production by the end of 2000, and another ten are expected to begin or have begun production in 2001. Of the total ten billion barrels of oil equivalents of initial estimated recoverable reserves in these fields, an estimated 85% remain unproduced. We believe that the development of these fields and other potential discoveries will result in a need for additional deepwater offshore supply vessels beyond the number of currently available vessels and vessels being constructed under announced construction plans.

     Our Vessel Capabilities. Deepwater wells require specialized equipment to meet the more difficult operating environment compared to wells drilled on the continental shelf. They also require a substantially higher volume of supplies to support the drilling operations, such as liquid mud, drill pipe, diesel fuel and other consumables. Such supplies must be transported to offshore rigs and facilities by offshore supply vessels. Conventional offshore supply vessels do not have sufficient on-deck or below-deck cargo capacity to support deepwater drilling operations economically. A one-way trip to a deepwater location generally takes ten to fifteen hours, compared to only a few hours to a shelf location. The capabilities of our vessels, together with fuel and crew efficiencies, make it more efficient to have one of our deepwater vessels make the long trip rather than two or three smaller conventional vessels. In addition, drilling rigs and offshore supply vessels operating in deepwater environments generally require dynamic positioning capability to enable continued operation in such environments, even in adverse weather conditions. Conventional offshore supply vessels generally do not have dynamic positioning capability.

     Our offshore supply vessels have two to three times the dry bulk capacity and deck space, three to ten times the liquid mud capacity and two to four times the deck tonnage as conventional 180' class offshore supply vessels, which are used primarily in shallow water regions. Our advanced cargo handling systems are capable of loading and unloading dry bulk and liquid cargoes up to three times faster than conventional offshore supply vessels, while the solid state controls of our engines result in a 20% greater fuel efficiency over vessels powered by conventional engines. Our advanced dynamic positioning systems allow our vessels to maintain position within a minimal variance. Our unique hull design and integrated thruster and rudder system also provide a more manageable vessel. Our vessels have been designed with state-of-the-art lifesaving, fire alarm, monitoring, emergency power and fire suppression systems. Our vessels also have double-bottomed and double-sided hulls that minimize the environmental impact of hull penetrations and zero-discharge sewage and waste systems that minimize the impact on regulated marine environments.

     Our offshore supply vessels are designed to support certain specialty services, including well stimulation, remotely operated vehicles used in oilfield construction, underwater inspections, marine seismic operations and certain non-energy applications such as fiber optics cable installation. One of our vessels, the HOS Innovator, is currently providing remotely operated vehicle and diving support under a three-year contract, and we have signed a five-year contract with a large oilfield service company for our ninth offshore supply vessel, the HOS Blue Ray, which is scheduled to be delivered in October 2001, to support well stimulation services.

TUGS AND TANK BARGES

     We provide coastwise transportation of refined and bunker grade petroleum products with our ocean-going tugs and tank barges. Generally, we operate a tug and tank barge together as a "tow" to transport products from one port to another. A tank barge transports petroleum products that are typically characterized as either "clean" or "dirty." Clean petroleum products are primarily gasoline, home heating oil, diesel fuel and jet fuel. Dirty petroleum products are mainly residual fuel oil and asphalts.

     Our tugs and tank barges serve the northeastern United States, primarily New York Harbor, by transporting both clean and dirty petroleum products to and from refineries and distribution terminals and by providing ship lightering and docking services. Our tugs and tank barges also transport both clean and dirty petroleum products from refineries and distribution terminals to the Puerto Rico Electric Power Authority and to utilities located on other Caribbean islands. Moreover, we provide ship lightering, bunkering and docking services in Puerto Rico. We charter our tugs and tank barges under fixed time charters, daily spot rates, contracts of affreightment and consecutive voyage contracts.

     Industry Conditions. The primary drivers of demand for our tug and tank barge services are population growth, the strength of the U.S. economy and changes in weather patterns that affect consumption of heating oil and gasoline. We believe that demand for refined petroleum products and crude oil will remain steady or gradually increase in the foreseeable future. Specifically, based on a recent industry study that we commissioned, we believe that:

     - demand for home heating oil will remain steady;

     - gasoline shipments will continue to be supported by consistent demand from existing automobile technology;

     - diesel fuel consumption will grow slowly as economic activity requires increased trucking miles and remain unaffected by any alternative fuel technologies; and

     - jet fuel consumption will increase as air travel and air freight activity slowly increase.

This increased demand will be partially satisfied with additional imports of refined petroleum products and crude oil, which are expected to grow at compounded annual growth rates of 4.9% and 1.7%, respectively, through 2020, according to the Energy Information Agency. Our tug and tank barge fleet in New York Harbor is well positioned to provide lightering and ship docking services for tankers transporting these increased import volumes that are too large to make direct deliveries to distribution terminals and refineries.

     While the tug and tank barge market, in general, is marked by steady demand over time, we anticipate that pricing for our services will be positively affected by changes related to the Oil Pollution Act of 1990, commonly referred to as OPA 90. OPA 90 imposes significant limits on the service lives of the majority of tankers and tank barges. Approximately 50% of the existing combined U.S.-flagged tanker and tank barge fleet in the northeastern United States is required to be taken out of service or substantially refurbished by December 31, 2005 to meet the double hull requirements of OPA 90. These reductions will pose significant logistical challenges for the domestic refining industry. Certain companies have placed orders with shipyards for double hulled barges at an estimated cost of four times the current market value of comparable size single hulled barges. We believe that the construction costs to replace barge capacity will encourage current price levels to remain steady or increase. Consistent with OPA 90 requirements, the majority of our fleet is permitted to remain in service until 2015. Accordingly, we believe we are well positioned to obtain additional customers as currently available industry capacity is legally required to be removed from service or substantially refurbished. In addition, there are no significant pipelines under construction in the northeastern U.S. market that can compete with tank barges, nor are any new pipelines likely to be built in the near future due to cost constraints and logistical and environmental conditions.

COMPETITIVE STRENGTHS

     We believe that the following strengths provide us with a competitive advantage in the markets we serve:

     - We operate a technologically advanced fleet of new deepwater offshore supply vessels, representing what we believe to be the youngest fleet in the Gulf of Mexico.

     - We have a leading market presence in our core areas of operations.

     - We maintain certifications under numerous industry-recognized classification societies and codes and participate in various programs, including the International Standards Organization, the International Safety Management Code, the Responsible Carrier Program and the Streamlined Inspection Program. All of our vessels are classed by the American Bureau of Shipping.

     - We have a proven record of successfully completing new construction of deepwater offshore supply vessels without significant delays or cost overruns.

     - The majority of our tank barges will not be required by OPA 90 regulations to undergo replacement or refurbishment until 2015.

     - Our long-term contracts and diversified fleet provide stable revenues and cash flow.

     - We have an experienced management team with an average of nineteen years of marine transportation industry experience.

OUR STRATEGY

     We intend to strengthen our competitive position through implementation of the following strategies:

     - We intend to maintain our focus on operating high quality offshore supply vessels capable of working in the deepwater regions of the Gulf of Mexico. We believe that there is a shortage of offshore supply vessels that can effectively serve the current and planned drilling programs in this market.

     - We intend to maintain our competitive advantage by using sophisticated technologies. We designed our offshore supply vessels to meet the higher capacity and performance needs of our clients' drilling and production programs. We believe that the advanced features of our offshore supply vessels give us a competitive advantage in obtaining contracts.

     - We intend to continue building new vessels as market demand dictates. Since we were formed in 1997, we have designed and delivered eight deepwater offshore supply vessels. Of these vessels, all were delivered without significant delays or cost overruns and are currently operating under time charters. We have five other vessels under construction with anticipated delivery dates ranging from October 2001 to April 2002. The first of these vessels to be delivered, the HOS Blue Ray, is already contracted for a five-year charter to begin upon delivery, and we have significant client interest in chartering the remaining vessels to be delivered. We will continue to monitor demand for vessels in determining the level and timing of additional vessels under our newbuild program.

     - We intend to continue to evaluate strategic acquisitions to expand our offshore supply vessel and tug and tank barge fleets where we can increase market share and long-term client relationships. To date, we have completed three acquisitions involving ocean-going tugs and tank barges.

     - We intend to optimize use of our tug and tank barge fleet. Having consolidated the operational management of our fleet in our new Brooklyn facility, we are increasing services offered to parties other than Amerada Hess. Before our acquisition of tugs and tank barges from certain affiliates of Amerada Hess (the Spentonbush/Red Star Group), those vessels were largely dedicated to the use of Amerada Hess and its affiliates in New York Harbor.

     - We intend to continue to pursue long-term contracts. The initial term for six of our nine offshore supply vessel contracts, including the contract for the HOS Blue Ray, which is under construction and scheduled for delivery in October 2001, ranges from two to five years. Our contract of affreightment with Amerada Hess for the services of tugs and tank barges in the northeastern United States has an initial term of June 1, 2001 through March 31, 2006. All of our other tug and tank barge contracts may be, and typically are, renewed annually. We intend to maintain a significant percentage of our assets working under long-term contracts, which results in high utilization rates and provides a stable cash flow base to manage our debt obligations.

     - We intend to leverage our existing customer relationships by expanding our services to certain customers with diversified marine transportation needs. Many integrated oil companies require offshore supply vessels to support their exploration and production activities and ocean-going tug and tank barges to support their refining, trading and retail distribution activities.

RECENT DEVELOPMENTS

     Changes in the Board of Directors. On August 22, 2001, Larry D. Hornbeck, former Chairman of the Board, President, Chief Executive Officer and founder of the original Hornbeck Offshore Services, Inc., joined our Board of Directors. In addition, Mark J. Warner, who had been the board designee of our warrant holders, resigned from our Board of Directors. Mr. Warner's position has been eliminated from our Board of Directors. Finally, one of our directors, R. Clyde Parker, Jr. became a nonvoting advisory director on August 22, 2001.

     Repurchase of Outstanding Warrants; Equity Offering. On August 9, 2001, we were notified by our warrantholders that they intend to sell their outstanding warrants. We have exercised a right of first offer to purchase the outstanding warrants for an aggregate purchase price of $14.5 million. To finance the repurchase of the warrants, we intend to offer to each of our existing stockholders an opportunity to purchase their pro rata share of 5,509,434 shares of our common stock at a price of $2.65 per share. We have received a signed subscription agreement from one of our stockholders pursuant to which that stockholder has been issued 273,585 shares of our common stock for a total purchase price of $725,000. We used these proceeds to pay the non-refundable deposit to the warrantholders as a deposit toward the repurchase of the warrants. The stockholder has also agreed to purchase the balance of the offered shares not subscribed for by our other existing stockholders.

     Private Placement of Series A Notes and Use of Proceeds. On July 24, 2001, we issued $175,000,000 in principal amount of Series A notes to the initial purchasers of those notes who then resold the Series A notes only to qualified institutional buyers. We have used almost all of the proceeds we received in connection with this private placement to repay the outstanding indebtedness under our then existing credit facilities.

     New Credit Facility. We have received and are evaluating a commitment letter from one of our former lenders regarding a new senior secured revolving line of credit of $50 million. Pursuant to the proposed terms for the new senior secured revolving credit facility, our borrowings under this facility will be limited to $25 million unless we have obtained the lender's concurrence to the use of proceeds of borrowings in excess of $25 million and we meet certain ratios. Pursuant to the indenture governing the notes, the level of permitted borrowings under this facility initially will be limited to $25 million plus 15% of the increase in our consolidated net tangible assets.

     Signing of Significant Tank Barge Contract. On June 27, 2001, we signed an agreement to contract one of our newly acquired tank barges with a large refining and marketing company under a one-year time charter with a one-year renewal option at a fixed dayrate of $17,000, which is substantially higher than the average dayrate currently being generated by that vessel. The agreement to contract provides for commencement of operations in July 2001.

     Spentonbush/Red Star Group Acquisition. On May 31, 2001, we acquired a fleet of nine ocean-going tugs and nine ocean-going tank barges and the related coastwise transportation businesses from the Spentonbush/Red Star Group for approximately $28 million. As part of this acquisition, we entered into a contract of affreightment with Amerada Hess as its exclusive marine logistics provider and coastwise transporter of petroleum products in the northeastern United States. The contract became effective on June 1, 2001 and its initial term continues through March 31, 2006. We also agreed to acquire the Brooklyn marine facility of Amerada Hess where the tug and tank barge operations that we acquired are based and from which we conduct such operations. We borrowed under one of our former credit facilities to fund a portion of the cost of this acquisition. The debt we incurred to partially finance the cost of the Spentonbush/Red Star Group acquisition was repaid with a portion of the proceeds we received from the private placement of the Series A notes.

     Delivery of the HOS Innovator and Signing of Multi-year Specialty Service Contracts. On April 27, 2001, we took delivery of the HOS Innovator, a 240' class offshore supply vessel, which is the only U.S.-flagged offshore supply vessel to date to receive Dynamic Positioning Class II certification from the American Bureau of Shipping. The HOS Innovator was immediately employed under a three-year contract with a large oilfield service company to provide support for remotely operated vehicles, as well as inspection, maintenance, repair, subsea intervention, trenching, diving, cargo transportation and cable- and pipe-laying services. In addition, we recently signed a five-year contract for one of our offshore supply vessels currently under construction that will be employed by another large oilfield service company to support well stimulation services.

                             ---------------------

     Our principal executive offices are located at 414 North Causeway Boulevard, Mandeville, Louisiana 70448, and our telephone number is (985) 727-2000.

                         SUMMARY OF THE EXCHANGE OFFER

     In connection with the private placement of the Series A notes, we entered into a registration rights agreement with the initial purchasers in the private placement in which we agreed to complete an exchange offer within 180 days after the date we issued the Series A notes offering you the opportunity to exchange your unregistered Series A notes for Series B notes registered under the Securities Act of 1933. You should read the discussion under the headings
"-- Summary of the Terms of the Series B notes" beginning on page 9, "Description of the Series B Notes" beginning on page 69 and "Exchange Offer" beginning on page 21 for further information regarding the Series B notes, the exchange offer and resales of the Series B notes.

EXCHANGE OFFER................   We are offering to exchange Series B notes for
                                 Series A notes. Series A notes may be exchanged only in $1,000 increments.

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m. New
                                 York City time, on           , 2001, unless we
                                 decide to extend it.

CONDITION TO THE EXCHANGE
OFFER.........................   The registration rights agreement does not
                                 require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer.

PROCEDURES FOR TENDERING......   To participate in the exchange offer, you must
                                 complete, sign and date the letter of
                                 transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the Series A notes that you wish to exchange, to Wells Fargo Bank
                                 Minnesota, National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your Series A notes by following the procedures for book-entry transfer described in this prospectus.

                                 If your Series A notes are held through The
                                 Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                                 If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your Series A notes, we urge you to contact that person promptly to tender your Series A notes in the exchange offer.

                                 For more information on tendering your Series A notes, please refer to the sections in this prospectus entitled "Exchange Offer -- Terms of the Exchange Offer," "-- Procedures for Tendering" and "-- Book-Entry Transfer."

GUARANTEED DELIVERY
PROCEDURES....................   If you wish to tender your Series A notes but
                                 are unable to deliver the required documents to the exchange agent on time, you may tender your Series A notes according to the guaranteed delivery procedures described in "Exchange
                                 Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL OF TENDERS.........   You may withdraw your tender of Series A notes
                                 at any time before the expiration date. To withdraw your notes, you must deliver to the exchange agent at its address indicated on the cover page of the letter of transmittal, and the exchange agent must receive, a written or facsimile transmission notice of withdrawal before 5:00 p.m. New York City time on the expiration date of the exchange offer.

ACCEPTANCE AND DELIVERY.......   If you fulfill all conditions required for
                                 proper acceptance of Series A notes, we will accept all Series A notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date.
                                 We will return to you without expense any Series A note that we do not accept for exchange as promptly as practicable after the expiration date. We will deliver the Series B notes as promptly as practicable after the expiration date and acceptance of the Series A notes for exchange.

FEES AND EXPENSES.............   We will bear all expenses related to the
                                 exchange offer.

USE OF PROCEEDS...............   We will not receive any additional proceeds for
                                 the issuance of the Series B notes. We are making this exchange offer solely to satisfy our obligations under a registration rights agreement.

FAILURE TO EXCHANGE...........   If you do not exchange your Series A notes in
                                 this exchange offer, you will no longer be able to require us to register the Series A notes under the Securities Act of 1933 except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the Series A notes unless we have registered the Series A notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of or in a transaction not subject to the Securities Act of 1933.

TAX CONSIDERATIONS............   The exchange of Series B notes for Series A
                                 notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

EXCHANGE AGENT................   We have appointed Wells Fargo Bank Minnesota,
                                 National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows: 213 Court
                                 Street, Suite 902, Middletown, CT 06457,
                                 Attention: Robert Reynolds, Vice President.
                                 Eligible institutions may make requests by facsimile at (860) 704-6219.

                   SUMMARY OF THE TERMS OF THE SERIES B NOTES

     The Series B notes will be substantially identical to the Series A notes except that the Series B notes are registered under the Securities Act of 1933, and will not have restrictions on transfer, registration rights or provisions for liquidated damages. The Series B notes will evidence the same debt as the Series A notes, and the same indenture will govern the Series B notes and the Series A notes.

     The following summary contains basic information about the Series B notes and is not intended to be complete. For a more complete understanding of the Series B notes, please refer to the section of this prospectus entitled "Description of the Series B Notes."

SECURITIES OFFERED............   $175 million aggregate principal amount of
                                 10 5/8% Series B Senior Notes due 2008.

MATURITY......................   August 1, 2008.

INTEREST PAYMENT DATES........   We will pay interest on the Series B notes
                                 semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 2002.

GUARANTEES....................   All of our subsidiaries will guarantee the
                                 Series B notes.

RANKING.......................   The Series B notes will be senior unsecured
                                 obligations, ranking equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to any subordinated indebtedness incurred by us in the future. The indenture pursuant to which the Series B notes will be issued will permit us and our subsidiaries to incur additional indebtedness, subject to certain conditions. The Series B notes and subsidiary guarantees will be effectively subordinated to secured indebtedness we and our subsidiaries, acting as guarantors of the Series B notes, may incur, including any indebtedness under our proposed new revolving credit facility, to the extent of the fair value of our assets and those of our subsidiaries collateralizing such indebtedness.
                                 We currently have no indebtedness outstanding effectively senior to the Series B notes or the subsidiary guarantees.

OPTIONAL REDEMPTION...........   We may, at our option, redeem all or a part of
                                 the Series B notes at any time on or after August 1, 2005 at the redemption prices described in this prospectus. In addition, we may, at our option, redeem up to 35% of the principal amount of the Series B notes before August 1, 2004 using the proceeds of certain equity offerings. At any time before August 1, 2005, we may also redeem all or a part of the Series B notes at a redemption price equal to 100% of the principal amount of the Series B notes plus the applicable premium described in this prospectus.

CHANGE OF CONTROL.............   If we experience a change of control, any
                                 noteholder may require us to repurchase all or a part of its Series B notes for cash at 101% of the principal amount of the Series B notes.

CERTAIN COVENANTS.............   The indenture for the Series B notes contains
                                 certain covenants that, among other things, limit our ability and that of certain of our subsidiaries to:

                                 - incur additional indebtedness,

                                 - pay dividends or make other distributions,

                                 - purchase equity interests or redeem
                                   subordinated indebtedness early,

                                 - create liens on our assets to secure debt,

                                 - enter into transactions with affiliates,

                                 - issue or sell capital stock of our
                                   subsidiaries,

                                 - engage in sale-and-leaseback transactions and

                                 - sell assets or merge or consolidate with
                                   another company.

                                 All of these limitations are subject to a number of important qualifications. A more complete description of these covenants may be found under the heading "Description of the Series B Notes."

ORIGINAL ISSUE DISCOUNT.......   The outstanding Series A notes were issued
                                 subject to an original issue discount and the Series B notes will continue to be subject to an original issue discount for federal income tax purposes. You should be aware that accrued original issue discount will be included periodically in your gross income for federal income tax purposes. Please see "United States
                                 Federal Income Tax Consequences."

NO EXISTING PUBLIC MARKET.....   The Series B notes will be freely transferable
                                 under U.S. federal securities laws, but there is currently no public market for our securities, including the notes. We can provide no assurance that any market for the Series B notes will develop or if a market does develop that it will offer any significant opportunity of liquidity.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 14 for a discussion of certain factors you should consider before participating in the exchange offer.

                     HORNBECK-LEEVAC MARINE SERVICES, INC.

                         SUMMARY FINANCIAL INFORMATION
                 (IN THOUSANDS, EXCEPT RATIOS AND VESSEL DATA)

     The following table presents summary financial information regarding our company, which should be read in conjunction with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes to those statements, our pro forma condensed consolidated financial statements, as adjusted, and notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The summary pro forma condensed consolidated financial information gives effect to the acquisition of tugs and tank barges from the Spentonbush/Red Star Group and the application of the net proceeds from the private placement of the Series A notes as described in "Prospectus Summary -- The Private Placement and Use of Proceeds." The pro forma statements of operations are presented as if the Spentonbush/Red Star Group acquisition and the private placement of the Series A notes had occurred on January 1, 2000. In addition, the pro forma statements of operations include certain acquisition and offering adjustments, among others, to reflect:

     - increased revenues related to the new rate structure under our contract of affreightment with Amerada Hess;

     - reduced operating expenses related to the capitalization of drydocking expenditures, previously classified as operating expenses by Amerada Hess, to conform with our accounting policy of generally amortizing these capitalized expenditures over a 30 or 60 month period; and

     - increased interest expense related to the issuance of the Series A notes and increased depreciation expense associated with the tugs and tank barges acquired from the Spentonbush/Red Star Group at the allocated purchase price based on the fair value of the acquired vessels.

     The pro forma balance sheets are presented as if the private placement of the Series A notes had occurred on June 30, 2001.

     The pro forma financial information does not give effect to any contribution from the HOS Innovator or the anticipated delivery of five additional offshore supply vessels except for the two months of actual operations of the HOS Innovator that is included only in the six months ended June 30, 2001. The five additional offshore supply vessels are scheduled to be delivered as follows: one in October 2001, one in January 2002, one in March 2002 and two in April 2002. The HOS Innovator and the HOS Blue Ray, to be delivered in October 2001, are contracted for three and five years, respectively. We believe, based on current market supply and demand conditions, that the other four vessels will be fully utilized. In addition, based on current dayrates for comparable vessels and current customer inquiries, we believe dayrates in the range of $12,500 to $15,000 or more would be achieved for each of these vessels and that long-term contracts at such rates would be available. We are currently bidding contracts at rates exceeding this range, particularly contracts for specialty service applications.

                                           YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                      ---------------------------------   ------------------------------------
                                                             PRO FORMA                              PRO FORMA
                                            ACTUAL          AS ADJUSTED           ACTUAL           AS ADJUSTED
                                      -------------------   -----------   ----------------------   -----------
                                        1999       2000        2000         2000        2001          2001
                                      --------   --------   -----------   --------   -----------   -----------
                                                            (UNAUDITED)              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.............................  $ 25,723   $ 36,102   $   78,198    $ 16,319    $ 25,694     $   46,201
Operating expenses..................    17,275     20,410       48,693       9,926      11,517         24,672
General and administrative
  expenses..........................     2,467      3,355        7,884       1,451       3,740          5,425
Operating income....................     5,981     12,337       21,621       4,942      10,437         16,104
Interest expense....................     5,092      7,911       20,279       4,217       2,565         10,139
Other income (expense)(1)...........       (20)      (138)        (134)          3          --              2
Income before income taxes..........       869      4,288        1,208         728       7,872          5,967
Income tax expense..................      (341)    (1,550)        (426)       (264)     (2,992)        (2,211)
Net income..........................       528(2)    2,738         782         464       4,880          3,756
OTHER FINANCIAL DATA AND RATIOS
  (UNAUDITED):
EBITDA(3)...........................  $  9,685   $ 17,363   $   30,904    $  7,410    $ 13,412     $   20,692
Cash interest.......................     4,495      7,145       18,594       3,593       4,415          9,625
Capital expenditures................    42,293     16,224       16,224       3,003      56,895         56,895
Depreciation and amortization.......     3,724      5,164        9,417       2,465       2,975          4,586
Ratio of EBITDA to cash
  interest(4).......................       2.2x       2.4x         1.7x        2.1x        3.0x          2.1x
Ratio of earnings to fixed
  charges(5)(6).....................       N/A        1.4x         N/A         1.1x        2.7x          1.4x
OTHER OPERATING DATA (UNAUDITED):
Offshore Supply Vessels:
  Average number....................       4.1        6.8          6.8         6.6         7.4            7.4
  Average utilization rate(7).......      93.1%      93.4%        93.4%       88.0%       98.8%          98.8%
  Average dayrate(8)................  $  6,724   $  8,435   $    8,435    $  7,741    $ 11,044     $   11,044
Tugs and Tank Barges:
  Average number of tank
    barges(9).......................       7.1        7.0         16.0         7.0         8.5           16.0
  Average fleet capacity
    (barrels)(9)....................   434,861    451,655    1,130,727     451,655     564,834      1,130,727
  Average barge size (barrels)(9)...    61,464     64,522       70,670      64,522      65,547         70,670
  Average utilization rate(7).......      73.9%      71.4%        79.8%       68.6%       84.0%          88.8%
  Average dayrate(10)...............  $  8,482   $  8,982   $   12,189    $  9,311    $  8,656     $   11,795
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...........  $  6,144   $ 32,988          N/A    $  3,209    $ 22,026     $   62,509
Property, plant and equipment,
  net...............................    85,700     98,935          N/A      86,618     153,356        153,356
Total assets........................   103,486    147,148          N/A     104,278     193,970        240,953
Total debt..........................    83,954     89,391          N/A      85,726     125,822        175,967(11)
Total stockholders' equity(12)......    13,480     49,745          N/A      13,944      54,625         54,625

---------------

 (1) Includes interest income and other operating expenses.

 (2) Excludes a net write off of $108 related to a cumulative effect of change in accounting principles for start-up costs.

 (3) EBITDA is earnings before interest expense, provision for income taxes, depreciation and amortization. EBITDA is presented as it is commonly used by certain investors to analyze and compare operating performance and to determine a company's ability to service or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flow or other income or cash flow data or as a measure of a company's profitability or liquidity and is not a measure calculated in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable with similarly titled measures reported by other companies.

 (4) Calculated as EBITDA divided by cash interest. For purposes of calculating the ratio of EBITDA to cash interest, EBITDA consists of the components discussed in footnote (3) above.

 (5) Calculated as earnings divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings consists of earnings before cumulative effect of change in accounting principle and fixed charges consists of interest expense, including capitalized interest, and a portion of rent considered to represent interest cost and amortization of debt discount and issuance costs.

 (6) Earnings were insufficient to cover fixed charges by $756 at December 31, 1999 and $1,726 for the pro forma as adjusted at December 31, 2000.

 (7) Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

 (8) Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

 (9) Excludes from pro forma, as adjusted amounts, the effect of one tank barge that was not purchased from the Spentonbush/Red Star Group.

(10) Average dayrates represent average revenue per day, including time charters, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue.

(11) Excludes original issue discount associated with the Series A notes in the amount of $3,162.

(12) On August 9, 2001, we were notified by our warrantholders that they intend to sell their outstanding warrants. We have exercised a right of first offer to purchase the outstanding warrants for an aggregate purchase price of $14.5 million. To finance the repurchase of the warrants, we intend to offer to each of our existing stockholders an opportunity to purchase its pro rata share of 5,509,434 shares of our common stock at a price of $2.65 per share. We have received a signed subscription agreement from one of our stockholders pursuant to which that stockholder has been issued 273,585 shares of our common stock for a total purchase price of $725,000. We used these proceeds to pay the non-refundable deposit to the warrantholders as a deposit toward the repurchase of the warrants. The stockholder has also agreed to purchase the balance of the offered shares not subscribed for by our other existing stockholders.

     Pro forma information does not include approximately $2.95 million of extraordinary loss due to the write-off of unamortized deferred financing costs from early extinguishment of debt through the use of proceeds of the private placement of the Series A notes.

                                  RISK FACTORS

     In considering whether to participate in the exchange offer, you should carefully read and consider the risks described below, together with all of the information we have included in this prospectus.

RISKS RELATING TO OUR BUSINESS

DEMAND FOR OUR SERVICES SUBSTANTIALLY DEPENDS ON THE LEVEL OF ACTIVITY IN OFFSHORE OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION.

     The level of offshore oil and gas exploration, development and production activity has historically been volatile and is likely to continue to be so in the future. The level of activity is subject to large fluctuations in response to relatively minor changes in a variety of factors that are beyond our control, including:

     - prevailing oil and gas prices and expectations about future prices and price volatility,

     - the cost of exploring for, producing and delivering oil and gas offshore,

     - worldwide demand for energy and other petroleum products,

     - availability and rate of discovery of new oil and gas reserves in offshore areas,

     - local and international political and economic conditions and policies,

     - technological advances affecting energy production and consumption,

     - weather conditions,

     - environmental regulation and

     - the ability of oil and gas companies to generate or otherwise obtain funds for capital.

We expect levels of oil and gas exploration, development and production activity to continue to be volatile and affect the demand for our offshore supply vessels.

     A prolonged material downturn in oil and natural gas prices is likely to cause a substantial decline in expenditures for exploration, development and production activity. Lower levels of expenditure and activity result in a corresponding decline in the demand for offshore supply vessels. Moreover, our offshore supply vessel operations are currently conducted only in the Gulf of Mexico and are therefore dependent on levels of activity in that region, which may from time to time differ from levels of activity in other regions of the world.

     Increases in oil and gas prices and higher levels of expenditure by oil and gas companies for exploration, development and production may not result in increased demand for our offshore supply vessels. Demand for deepwater offshore supply vessels is strong at this time, the existing deepwater industry fleet is functioning near maximum operational levels and offshore drilling activity has increased over the last two years, in part based on new recovery methods and deepwater drilling programs, but industry participants have also announced construction of approximately twenty new vessels, including the five vessels we have under construction. An increase in the capacity of the offshore supply vessel industry, whether through new construction, refurbishment or conversion of vessels from other uses, could not only lower charter rates, which would adversely affect our revenues and profitability, but could also worsen the impact of any downturn in oil and gas prices on our results of operations and financial condition.

THE CONSOLIDATION OR LOSS OF COMPANIES THAT CHARTER OUR OFFSHORE SUPPLY VESSELS COULD ADVERSELY AFFECT DEMAND FOR OUR VESSELS AND REDUCE OUR REVENUES.

     Oil and gas operators and drilling contractors have undergone substantial consolidation in the last few years and additional consolidation is likely. Consolidation results in fewer companies to charter our vessels. Also, merger activity among both major and independent oil and gas companies affects exploration, development and production activity as the consolidated companies integrate operations to increase efficiency and reduce costs. Less promising exploration and development projects of the combined company may be dropped or delayed. Such activity may result in an exploration and development budget for the combined
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

company that is lower than the total budget of both companies before consolidation, adversely affecting demand for our vessels and reducing our revenues.

INTENSE COMPETITION IN THE OFFSHORE SUPPLY VESSEL INDUSTRY COULD RESULT IN REDUCED PROFITABILITY AND LOSS OF MARKET SHARE FOR US.

     Contracts for our vessels are generally awarded on a competitive basis, and competition is intense. The most important factors determining whether a contract will be awarded include:

     - availability and capability of the vessels,

     - ability to meet the customer's schedule,

     - price,

     - safety record,

     - reputation and

     - experience.

Many of our major competitors are diversified multinational companies. These companies have substantially greater financial resources and substantially larger operating staffs than we do. They may be better able to compete in making vessels available more quickly and efficiently, meeting the customer's schedule and withstanding the effect of declines in market prices. They may also be better able to weather a downturn in the oil and gas industry. As a result, we could lose customers and market share to these competitors.

FUTURE RESULTS OF OPERATIONS DEPEND UPON SUCCESSFUL COMPLETION OF THE VESSELS WE CURRENTLY HAVE UNDER CONSTRUCTION AND UTILIZATION AT PROFITABLE LEVELS OF THESE AND THE OTHER VESSELS IN OUR FLEET.

     We currently have five new offshore supply vessels under construction. Our vessel construction projects are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, inability to obtain necessary certifications and approvals and shortages of materials or skilled labor. Significant delays could have a material adverse effect on anticipated contract commitments with respect to vessels under construction, and significant cost overruns or delays could adversely affect our financial condition and results of operations. Moreover, customer demand for vessels currently under construction may not be as strong as we presently anticipate, and our inability to obtain contracts on anticipated terms or at all may have a material adverse effect on our expected financial results. In addition, our vessels are typically chartered to provide services to a specified drilling rig. A delay in the availability of the drilling rig to our customer may have an adverse impact on our utilization of the contracted vessel and thus on our financial condition and results of operations.

FUTURE GROWTH DEPENDS ON IDENTIFICATION, COMPLETION AND SUCCESSFUL INTEGRATION OF ACQUISITIONS.

     We recently completed the acquisition of the Spentonbush/Red Star Group business, including the tug and tank barge fleet, and regularly consider possible acquisitions of single vessels, vessel fleets and businesses that complement our existing operations. Consummation of such acquisitions is typically subject to the negotiation of definitive agreements and various other conditions, some of which may be beyond our control. We can give no assurance that we will be able to identify desirable acquisition candidates or that we will be successful in entering into definitive agreements on terms we regard as favorable or satisfactory. Moreover, even if we do enter into a definitive acquisition agreement, the related acquisition may not thereafter be completed. We may be unable to integrate any particular acquisition into our operations successfully, including the recent acquisition of the Spentonbush/Red Star Group, or realize the anticipated benefits of the acquisition. The process of integrating acquired operations into our own may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Future

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

acquisitions could result in the incurrence of additional indebtedness and liabilities, which could have a material adverse effect on our financial condition and results of operations.

REVENUES FROM OUR TUG AND TANK BARGE SERVICES COULD BE ADVERSELY AFFECTED BY A DECLINE IN DEMAND FOR DOMESTIC REFINED PETROLEUM PRODUCTS AND CRUDE OIL OR A CHANGE IN EXISTING METHODS OF DELIVERY IN RESPONSE TO CERTAIN CONDITIONS THAT MAY DEVELOP.

     A reduction in domestic consumption of refined petroleum products or crude oil may adversely affect the revenues of our tug and tank barge services and therefore our financial condition and results of operation. Weather conditions also affect demand for our tug and tank barge services. For example, a mild winter may reduce demand for heating oil in the northeastern United States. Moreover, alternative methods of delivery of refined petroleum products or crude oil may develop as a result of insufficient availability of tug and tank barge services, the cost of compliance with environmental regulations or increased liabilities connected with the transportation of refined petroleum products and crude oil.

CONSTRUCTION OF ADDITIONAL REFINED PETROLEUM PRODUCT PIPELINES WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES.

     Long-haul transportation of refined petroleum products and crude oil is generally less costly by pipeline than by tank barge. Existing pipeline systems are either insufficient to meet demand in or do not reach all of the markets served by our tank barges. While we believe that high capital costs, tariff regulation and environmental considerations discourage any building in the near future of new pipelines or pipeline systems capable of carrying significant amounts of refined petroleum products or crude oil, new pipeline segments may be built or existing pipelines converted to carry such products. Such activity could have an adverse effect on our ability to compete in particular markets.

WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Increasingly stringent federal, state and local laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect our operations. Many aspects of the marine industry are subject to extensive governmental regulation by the United States Coast Guard, the National Transportation Safety Board and the United States Customs Service and to regulation by private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The Customs Service is authorized to inspect vessels at will. Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. These laws and regulations may expose us to liability for the conduct of or conditions caused by others, including charterers. Moreover, these laws and regulations could change in ways that substantially increase our costs. We cannot be certain that existing laws, regulations or standards, as currently interpreted or reinterpreted in the future, or future laws, regulations and standards will not harm our business, results of operations and financial condition. For more information, see "Business -- Environmental and Other Governmental Regulation."

     We are also subject to the Merchant Marine Act, 1936, which provides that, upon proclamation by the President of a national emergency or a threat to the security of the national defense, the Secretary of Transportation may requisition or purchase any vessel or other watercraft owned by United States citizens (which includes United States corporations), including vessels under construction in the United States. If one of our offshore supply vessels, tugs or tank barges were purchased or requisitioned by the federal government under this law, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or,
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

in the case of a requisition, the fair market value of charter hire. However, if one of our tugs is requisitioned or purchased and its associated tank barge is left idle, we would not be entitled to receive any compensation for the lost revenues resulting from the idled barge. We would also not be entitled to be compensated for any consequential damages we suffer as a result of the requisition or purchase of any of our offshore supply vessels, tugs or tank barges. We cannot be certain that the purchase or the requisition for an extended period of time of one or more of our offshore supply vessels, tugs or tank barges would not harm our business, results of operations and financial condition.

     Finally, we are subject to the Merchant Marine Act of 1920, commonly referred to as the Jones Act. The Jones Act requires that vessels used to carry cargo between U.S. ports be owned and operated by U.S. citizens. To ensure that we are determined to be a U.S. citizen as defined under these laws, our certificate of incorporation contains certain restrictions on the ownership of our capital stock by foreigners and establishes certain mechanisms to maintain compliance with these laws. If we are determined at any time not to be in compliance with these citizenship requirements, our vessels would become ineligible to engage in the coastwise trade in U.S. domestic waters, and our business and operating results would be adversely affected.

OUR BUSINESS INVOLVES MANY OPERATING RISKS THAT MAY DISRUPT OUR BUSINESS OR OTHERWISE RESULT IN SUBSTANTIAL LOSSES, AND INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Tugs, tank barges and offshore supply vessels are subject to operating risks such as catastrophic marine disaster, adverse weather and sea conditions, mechanical failure, collisions, oil and hazardous substance spills, navigation errors and acts of God, war and terrorism. The occurrence of any of these events may result in damage to or loss of our vessels and their tow or cargo or other property and injury to passengers and personnel. If any of these events were to occur, we could be exposed to liability for resulting damages. Affected vessels may also be removed from service and thus be unavailable for income-generating activity. We maintain insurance coverage at levels and against risks we believe are customary in the industry, but we may be unable to renew such coverage in the future at commercially reasonable rates. Moreover, existing or future coverage may not be adequate to cover claims that may arise.

THE LOSS OF OUR CONTRACT OF AFFREIGHTMENT WITH AMERADA HESS CORPORATION OR THE EARLY TERMINATION OF ANY CONTRACTS ON OUR OFFSHORE SUPPLY VESSELS COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     The revenues we derive from our long-term contract of affreightment with Amerada Hess constitute a significant portion of our total revenues. Under the terms of the contract of affreightment, we are required to meet certain performance criteria and, if we fail to meet such criteria, Amerada Hess would be entitled to terminate the contract. We can provide no assurance that we will be able to fulfill our performance obligations under the contract of affreightment, and a decision by Amerada Hess to terminate the contract of affreightment could adversely affect our financial condition and results of operations. Our contract of affreightment provides for minimum annual cargo volume to be transported and allows Amerada Hess to reduce its minimum commitment, subject to a significant adjustment penalty. Certain of the contracts for our offshore supply vessels contain early termination options in favor of the customer, some with substantial early termination penalties designed to discourage the customers from exercising such options. We cannot assure that our customers would not choose to exercise their termination rights in spite of such penalties. Any such early termination could adversely affect our financial condition and results of operations.

FUTURE RESULTS OF OPERATIONS DEPEND ON THE LONG-TERM FINANCIAL STABILITY OF OUR CUSTOMERS.

     Many of our offshore supply vessels are subject to long-term full utilization contracts. We enter into such long-term contracts with our customers based on a credit assessment at the time of execution. Our financial condition in any period may therefore depend on the long-term stability and creditworthiness of our customers. We can provide no assurance that our customers will fulfill their obligations under our long-term contracts and the insolvency or other failure of a customer to fulfill its obligations under a long-term contract could adversely affect our financial condition and results of operations.

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

WE HAVE HIGH LEVELS OF FIXED COSTS THAT WILL BE INCURRED REGARDLESS OF OUR LEVEL OF BUSINESS ACTIVITY.

     Our business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions or other causes can have a significant negative effect on our operating results.

WE DEPEND ON ATTRACTING AND RETAINING QUALIFIED, SKILLED EMPLOYEES TO OPERATE OUR BUSINESS AND PROTECT OUR BUSINESS KNOW-HOW.

     Our results of operations depend in part upon our business know-how. We believe that protection of our know-how depends in large part on our ability to attract and retain highly skilled and qualified personnel. Any inability we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and to protect our know-how.

     We require skilled employees who can perform physically demanding work. As a result of the volatility of the oil and gas industry and the demanding nature of the work, potential employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. With a reduced pool of workers, it is possible that we will have to raise wage rates to attract workers from other fields and to retain our current employees. If we are not able to increase our service rates to our customers to compensate for wage-rate increases, our operating results may be adversely affected.

OUR EMPLOYEES ARE COVERED BY FEDERAL LAWS THAT MAY SUBJECT US TO JOB-RELATED CLAIMS IN ADDITION TO THOSE PROVIDED BY STATE LAWS.

     Some of our employees are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws typically operate to make liability limits established by state workers' compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers' compensation statutes, we may have greater exposure for any claims made by these employees.

OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

     We depend to a large extent on the business know-how, efforts and continued employment of our executive officers and key management personnel. The loss of services of one or more of our executive officers or key management personnel could have a negative impact on our operations.

RISKS RELATING TO THE EXCHANGE OFFER AND THE SERIES B NOTES

IF YOU DO NOT PROPERLY TENDER YOUR SERIES A NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED SECURITIES SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFER.

     We will only issue Series B notes in exchange for Series A notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Series A notes and you should carefully follow the instructions on how to tender your Series A notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Series A notes.

     If you do not exchange your Series A notes for Series B notes pursuant to the exchange offer, the Series A notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Series A notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register Series A notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the Series A notes requires us to do so. Further, if you continue to hold any Series A notes after the exchange offer is consummated, you may have difficulty selling them because there will be fewer Series A notes outstanding.

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

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE SERIES B NOTES, YOU MAY BE UNABLE TO SELL THE SERIES B NOTES OR TO SELL THE SERIES B NOTES AT A PRICE SATISFACTORY TO YOU.

     The Series B notes will be new securities for which there currently is no established trading market. Although we are registering the Series B notes under the Securities Act of 1933, we do not intend to apply for listing of the Series B notes on any securities exchange or for quotation of the Series B notes in any automated dealer quotation system. In addition, although the initial purchasers of the Series A notes have informed us that they intend to make a market in the Series B notes after the exchange offer, the initial purchasers may stop making a market at any time. Finally, if a large number of holders of Series A notes do not tender Series A notes or tender Series A notes improperly, the limited amount of Series B notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these Series B notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE SERIES B NOTES WILL BE EFFECTIVELY JUNIOR TO OUR FUTURE INDEBTEDNESS TO THE EXTENT OF THE VALUE OF ANY ASSETS COLLATERALIZING SUCH INDEBTEDNESS.

     The Series B notes will effectively rank behind any secured indebtedness we may incur, to the extent of the fair value of the assets which collateralize such indebtedness, including our proposed new senior secured revolving credit facility described under the heading "Description of Certain Indebtedness" in this prospectus. Upon any distribution to our creditors or the creditors of our subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our subsidiaries or our respective property, the holders of our secured debt will be entitled to be paid in cash, to the extent of the fair value of the assets collateralizing such debt, before any payment may be made with respect to the notes.

     If we, our subsidiaries or our respective properties undergo a bankruptcy, liquidation or reorganization or similar proceeding, holders of the notes will participate with our trade creditors and all other holders of our senior unsecured indebtedness in the assets remaining. In any of these events, we may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of secured debt.

WE AND OUR SUBSIDIARIES ARE NOT FULLY PROHIBITED FROM INCURRING SUBSTANTIALLY MORE DEBT, AND SUCH DEBT WILL BE EFFECTIVELY SENIOR TO THE SERIES B NOTES TO THE EXTENT IT IS COLLATERALIZED BY OUR ASSETS.

     The terms of the indenture governing the Series B notes do not fully prohibit us or our subsidiaries from incurring substantial additional secured or unsecured indebtedness in the future. We used a substantial portion of the proceeds we received from the private placement of the Series A notes to repay all our outstanding indebtedness under then existing credit facilities. We have received and are evaluating a commitment letter for a senior secured revolving credit facility that initially will provide for available borrowings of up to $25 million. All or substantially all of our future borrowings under this facility will be effectively senior to the Series B notes to the extent of the fair value of the assets collateralizing any such borrowings. If we add new debt to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

WE ARE A HOLDING COMPANY AND WILL RELY ON OUR SUBSIDIARIES FOR FUNDS NECESSARY TO MEET OUR FINANCIAL OBLIGATIONS, INCLUDING THE SERIES B NOTES.

     We conduct all of our activities through our subsidiaries. We will depend on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. We cannot assure you that the earnings from, or other available assets of, these operating subsidiaries will be sufficient to enable us to pay principal or interest on the Series B notes when due.

ALTHOUGH THE OCCURRENCE OF SPECIFIC CHANGE OF CONTROL EVENTS AFFECTING US WILL PERMIT YOU TO REQUIRE US TO REPURCHASE YOUR SERIES B NOTES, WE MAY NOT BE ABLE TO REPURCHASE YOUR SERIES B NOTES.

     Upon the occurrence of specific change of control events affecting us, you will have the right to require us to repurchase your Series B notes at 101% of their principal amount, plus accrued and unpaid interest and
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

liquidated damages, if any. Our ability to repurchase your Series B notes upon such a change of control event would be limited by our access to funds at the time of the repurchase and the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under any credit facilities we may have at the time of such event. The source of funds for these repayments would be our available cash or cash generated from other sources. We cannot assure you that we will have sufficient funds available upon a change of control to make any required repurchases of tendered Series B notes.

A COURT MAY AVOID OR SUBORDINATE A GUARANTEE OF THE SERIES B NOTES BY OUR SUBSIDIARIES TO THE EXTENT THE GUARANTEE IS DETERMINED TO BE A FRAUDULENT CONVEYANCE.

     Our obligations under the Series B notes will be guaranteed on a general unsecured basis by our subsidiaries. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid any guarantee issued by one or all of our subsidiaries. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary would be superior to the obligations under its guarantee of the Series B notes. Generally, if a court determines that

     - any of our subsidiaries guaranteed our obligations with the intent of hindering, delaying or otherwise defrauding a creditor or did not receive fair consideration or a reasonably equivalent value for issuing the guarantee and

     - the subsidiary was insolvent or engaged or about to engage in activity that could render it insolvent

The court may avoid or subordinate the guarantee in favor of the subsidiary's other obligations. A subsidiary may be considered insolvent if the sum of its debts is greater than its assets, at a fair valuation, or the present fair salable value of its assets is less than the amount required to pay the probable liability on its aggregate existing debts and liabilities as they become absolute and matured. We can give no assurance regarding the standards a court would use to determine whether a subsidiary was solvent at the relevant time or whether a guarantee would be otherwise avoided or subordinated. If a subsidiary guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, a holder of notes would not have any claim against the subsidiary, but would be a creditor solely of the company.

YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN ORDINARY INCOME FOR FEDERAL INCOME TAX PURPOSES.

     The Series A notes were issued subject to original issue discount and the Series B notes will continue to be subject to original issue discount. You will be required to include original issue discount in ordinary income for federal income tax purposes as it accrues before you receive cash payments representing such income, regardless of your method of accounting. If a bankruptcy case is commenced by or against us after the issuance of the Series B notes, the claim of a holder of the Series B notes may be limited to an amount equal to the sum of:

     - the initial offering price allocable to the Series B notes; plus

     - stated interest and original issue discount that has accrued on the Series B notes as of the date of any bankruptcy filing; less

     - any payments made on the Series B notes before the bankruptcy filing.

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

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the issuance of the Series A notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

     - file within 60 days after the original issuance of the Series A notes a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange each Series A note for a Series B note having terms substantially identical to the Series A notes except that the Series B notes will not be subject to transfer restrictions;

     - use our best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 within 150 days after the original issuance of the Series A notes;

     - offer the Series B notes in exchange for surrender of the Series A notes, promptly following the effectiveness of the registration statement; and

     - keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the Series A notes.

     We have fulfilled the agreements described in the first two of the preceding bullet points and are offering eligible holders of the Series A notes the opportunity to exchange their Series A notes for Series B notes registered under the Securities Act of 1933. Holders are eligible if they are not prohibited by any law or policy of the Securities and Exchange Commission from participating in this exchange offer. The Series B notes will be substantially identical to the Series A notes, except that the Series B notes will not contain terms with respect to transfer restrictions, registration rights or liquidated damages.

     We have agreed in certain circumstances to use our best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement for the resale of outstanding notes. We also agreed to use our best efforts to keep the shelf registration statement effective for up to two years after its effective date. We are required to do so if:

     - applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer or

     - certain holders are prohibited by law or Commission policy from participating in the exchange offer or may not resell the Series B notes acquired by them in the exchange offer to the public without delivering a prospectus and this prospectus is not available for such resales.

     We have also agreed, with certain exceptions, to pay liquidated damages to holders of Series A notes upon the occurrence of any of the following events:

     - if the exchange offer is not consummated on or before the 180th day after the original issuance of the Series A notes;

     - if we fail to file a shelf registration statement with the Commission on or prior to the 60th day after the date on which the obligation to file a shelf registration statement arises;

     - if a required shelf registration statement is not declared effective on or before the 150th day after we have filed the shelf registration statement; or

     - if this registration statement or the shelf registration statement after it is declared effective, subsequently ceases to be effective or usable, with certain exceptions.

Each of the events described above is a "registration default" and we must pay liquidated damages from the occurrence of a registration default until all then existing registration defaults have been cured.

     Liquidated damages are assessed at $.10 per week per $1,000 principal amount of Series A notes for the first 90-day period immediately following the occurrence of a registration default and increase by an additional $.10 per week per $1,000 principal amount of Series A notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 principal amount of Series A notes. We are required to pay such liquidated damages on regular interest payment dates. Such liquidated damages are in addition to any other interest payable from time to time with respect to the Series A notes and the Series B notes.

     Upon the effectiveness of this registration statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement or the effectiveness of a succeeding registration statement, as the case may be, the accrual of liquidated damages will cease.

     To exchange your Series A notes for transferable Series B notes in the exchange offer, you will be required to make the following representations:

     - you will acquire any Series B notes in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the Series B notes;

     - you are not engaged in and do not intend to engage in the distribution of the Series B notes;

     - if you are a broker-dealer that will receive Series B notes for your own account in exchange for Series A notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such Series B notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933.

     In addition, if your outstanding notes will be included in a shelf registration statement, we may require you to provide information to be used in connection with the shelf registration statement to benefit from the provisions regarding liquidated damages described in the preceding paragraphs. A holder who sells Series A notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

     The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

RESALE OF SERIES B NOTES

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that Series B notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you acquire such Series B notes in the ordinary course of your business; and

     - you do not intend to participate in a distribution of the Series B notes.

     Because, however, we have not obtained a no-action letter in connection with the exchange offer for the Series B notes, we cannot assure you that the Commission would make a similar determination with respect to this exchange offer.

     If you tender your Series A notes in the exchange offer with the intention of participating in any manner in a distribution of the Series B notes, you

     - cannot rely on such interpretations by the Commission staff; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any distribution of Series B notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of Series B notes only as specifically described in this prospectus. Only broker-dealers that acquired the Series A notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Series B notes for its own account in exchange for Series A notes, where such Series A notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the Series B notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of Series B notes.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Series A notes properly tendered and not withdrawn before 5:00 p.m. New York City time on the expiration date. We will issue Series B notes in principal amount equal to the principal amount of Series A notes surrendered under the exchange offer. Series A notes may be tendered only for Series B notes and only in integral multiples of $1,000. The exchange offer is not otherwise conditioned upon any minimum aggregate principal amount of Series A notes being tendered for exchange.

     As of the date of this prospectus, $175,000,000 in aggregate principal amount of the Series A notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Series A notes. There will be no fixed record date for determining registered holders of Series A notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Series A notes that you do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Series A notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and certain provisions of the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered Series A notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Series B notes from us.

     If you tender Series A notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Series A notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will return any Series A notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m. New York City time on , 2001, unless, in our sole discretion, we extend it.

EXTENSIONS, DELAYS IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Series A notes by giving oral or written notice of such extension to their holders. During any such extensions, all Series A notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

     If we extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of Series A notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right

     - to delay accepting for exchange any Series A notes,

     - to extend the exchange offer or

     - to terminate the exchange offer

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of Series A notes. If we amend the exchange offer in a manner that we determine material, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the Series A notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange or to exchange any Series B notes for any Series A notes if the exchange offer, or participation in the exchange offer by a holder of Series A notes, would violate applicable law or any applicable interpretations of the staff of the Securities and Exchange Commission. In addition, we may terminate the exchange offer as provided in this prospectus before accepting Series A notes for exchange in the event of such a potential violation.

     We will not be obligated to accept for exchange the Series A notes of any holder that has not made to us the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the Series B notes under the Securities Act of 1933.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Series A notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Series A notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any Series A notes tendered, and will not issue Series B notes in exchange for any such Series A notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

  HOW TO TENDER GENERALLY

     Only a holder of Series A notes may tender such Series A notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

     - mail or deliver such letter of transmittal or facsimile to the exchange agent before 5:00 p.m. New York City time on the expiration date; or

     - comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

In addition, either:

     - the exchange agent must receive Series A notes along with the letter of transmittal;

     - the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, a timely confirmation of book-entry transfer of such Series A notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents before 5:00 p.m. New York City time on the expiration date.

     The tender by a holder that is not withdrawn before 5:00 p.m. New York City time on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR SERIES A NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own Series A notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

     - make appropriate arrangements to register ownership of the Series A notes in your name; or

     - obtain a properly completed bond power from the registered holder of Series A notes.

     The transfer of registered ownership, if permitted under the indenture, may take considerable time and may not be completed before the expiration date.

  SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the Series A notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal;

     - for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States or an eligible guarantor institution.

  WHEN YOU NEED ENDORSEMENTS OR BOND POWERS

     If the letter of transmittal is signed by a person other than the registered holder of a Series A note, the Series A note must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Series A notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any Series A notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Series A notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An "agent's message" is a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its automated tender offer program tendering Series A notes that are the subject of such book-entry confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against such participant.

  WHEN WE WILL ISSUE SERIES B NOTES

     In all cases, we will issue Series B notes in exchange for Series A notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - Series A notes or a timely book-entry confirmation of such Series A notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  RETURN OF SERIES A NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered Series A notes for exchange or if Series A notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Series A notes will be returned without expense to their tendering holder. In the case of Series A notes tendered by book-entry transfer in the exchange agent's account at DTC according to the procedures described above, such non-exchanged Series A notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

  YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - you will acquire any Series B notes that you receive in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the Series B notes;

     - you are not engaged in and do not intend to engage in the distribution of the Series B notes;

     - if you are a broker-dealer that will receive Series B notes for your own account in exchange for Series A notes, you acquired those Series A notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such Series B notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities
       Act.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the Series A notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of Series A notes by causing DTC to transfer such Series A notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Series A notes who are unable to deliver confirmation of the book-entry tender of their Series A notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before 5:00 p.m. New York City time on the expiration date must tender their Series A notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your Series A notes but your Series A notes are not immediately available or you cannot deliver your Series A notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution,

     - before the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

      - setting forth your name and address, the registered number(s) of your Series A notes and the principal amount of outstanding notes tendered,

      - stating that the tender is being made thereby, and

      - guaranteeing that, within three (3) New York Stock Exchange ("NYSE") trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the Series A notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered Series A notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) NYSE trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your Series A notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m. New York City time on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn, and

     - identify the outstanding notes to be withdrawn, including the principal amount of such Series A notes.

     If Series A notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Series A notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Series A notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any Series A notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. Series A notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Series A notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or before the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of Series B notes for Series A notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing Series A notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Series A notes tendered;

     - Series B notes issued for tendered Series A notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of Series B notes for Series A notes under the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your Series A notes for Series B notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the Series A notes. In general, you may offer or sell the Series A notes only if they are registered under the Securities Act of 1933 or if the offer or sale is exempt from the registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Series A notes under the Securities Act of 1933.

ACCOUNTING TREATMENT

     We will record the Series B notes in our accounting records at the same carrying value as the Series A notes. This carrying value is the aggregate principal amount of the Series A notes less any applicable original issue discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered Series A notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Series A notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Series A notes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Series B notes in the exchange offer. In consideration for issuing the Series B notes as contemplated by this prospectus, we will receive Series A notes in a like principal amount. The form and terms of the Series B notes are identical in all respects to the form and terms of the Series A notes, except the Series B notes do not include certain transfer restrictions or grant any registration rights or liquidated damages. Series A notes surrendered in exchange for the Series B notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the Series B notes will not result in any change in our outstanding indebtedness.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2001:

     - on a historical basis and

     - as adjusted to reflect the issuance of the notes and the application of the net proceeds from the private placement of the Series A notes.

     The information in this table is unaudited. This table should be read in conjunction with our historical consolidated financial statements and their notes, the historical combined financial statements of the Spentonbush/Red Star Group and their notes and the unaudited pro forma condensed consolidated financial statements and their notes included in this prospectus.

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 22,026    $ 62,509
                                                              ========    ========
Current portion of long-term debt...........................  $ 10,482    $    967
Long-term debt, less current portion:
  Facility A................................................    51,929          --
  Facility C................................................    23,542          --
  Caterpillar Facility......................................    39,869          --
  10 5/8% Series A Senior Notes due 2008 (including original
     issue discount)........................................        --     175,000
                                                              --------    --------
Total long-term debt........................................   115,340     175,000
                                                              --------    --------
Stockholders' equity(1).....................................    54,625      54,625
                                                              --------    --------
Total capitalization........................................  $180,447    $230,592
                                                              ========    ========

---------------

(1) On August 9, 2001, we were notified by our warrantholders that they intend to sell their outstanding warrants. We have exercised a right of first offer to purchase the outstanding warrants for an aggregate purchase price of $14.5 million. To finance the repurchase of the warrants, we intend to offer to each of our existing stockholders an opportunity to purchase its pro rata share of 5,509,434 shares of our common stock at a price of $2.65 per share. We have received a signed subscription agreement from one of our stockholders pursuant to which that stockholder has been issued 273,585 shares of our common stock for a total purchase price of $725,000. We used these proceeds to pay the non-refundable deposit to the warrantholders as a deposit toward the repurchase of the warrants. The stockholder has also agreed to purchase the balance of the offered shares not subscribed for by our other existing stockholders.

                     HORNBECK-LEEVAC MARINE SERVICES, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                 (IN THOUSANDS, EXCEPT RATIOS AND VESSEL DATA)

     Our selected historical consolidated financial information as of and for the periods ended December 31, 1997, 1998, 1999 and 2000, was derived from our audited historical consolidated financial statements. Our selected historical financial information as of and for the six-month periods ended June 30, 2000 and 2001 was derived from our unaudited historical consolidated financial statements. The data should be read in conjunction with and is qualified in its entirety by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Capitalization" and our historical consolidated financial statements and their notes included elsewhere in this prospectus.

                                                                                        SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,               JUNE 30,
                                               --------------------------------------   -----------------
                                                 1997      1998      1999      2000      2000      2001
                                               --------   -------   -------   -------   -------   -------
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue......................................  $  6,703   $12,952   $25,723   $36,102   $16,319   $25,694
Operating expenses...........................     5,906    10,701    17,275    20,410     9,926    11,517
General and administrative expenses..........       762     1,699     2,467     3,355     1,451     3,740
Operating income.............................        35       552     5,981    12,337     4,942    10,437
Interest expense.............................       324     1,155     5,092     7,911     4,217     2,565
Other income (expense)(1)....................        29       544       (20)     (138)        3        --
Income (loss) before income taxes............      (260)      (59)      869     4,288       728     7,872
Income tax (expense) benefit.................        80       156      (341)   (1,550)     (264)   (2,992)
Net income (loss)............................      (180)       97       528(2)   2,738      464     4,880
OTHER FINANCIAL DATA AND RATIOS (UNAUDITED):
EBITDA(3)....................................  $    540   $ 2,434   $ 9,685   $17,363   $ 7,410   $13,412
Cash interest................................       324       418     4,495     7,145     3,593     4,415
Capital expenditures.........................     6,403    33,492    42,293    16,224     3,003    56,895
Depreciation and amortization................       476     1,338     3,724     5,164     2,465     2,975
Ratio of EBITDA to cash interest(4)..........       1.7x      5.8x      2.2x      2.4x      2.1x      3.0x
Ratio of earnings to fixed charges(5)(6).....       N/A       N/A       N/A       1.4x      1.1x      2.7x
OTHER OPERATING DATA (UNAUDITED):
Offshore Supply Vessels:
  Average number.............................       N/A       0.1       4.1       6.8       6.6       7.4
  Average utilization rate(7)................       N/A       100%     93.1%     93.4%     88.0%     98.8%
  Average dayrate(8).........................       N/A   $ 8,936   $ 6,724     8,435     7,741    11,044
Tugs and Tank Barges:
  Average number of tank barges..............       7.1       7.0       7.1       7.0       7.0       8.5
  Average fleet capacity (barrels)...........   406,462   358,108   434,861   451,655   451,655   564,834
  Average barge size (barrels)...............    56,770    51,158    61,464    64,522    64,522    65,547
  Average utilization rate(7)................       N/A      75.3%     73.9%     71.4%     68.6%     84.0%
  Average dayrate(9).........................       N/A   $ 6,502   $ 8,482   $ 8,982   $ 9,311   $ 8,656
BALANCE SHEET DATA:
Cash and cash equivalents....................  $  4,621   $ 3,183   $ 6,144   $32,988   $ 3,209   $22,026
Working capital..............................     4,206     2,129     1,857    29,524     2,412    18,559
Property, plant and equipment, net...........    14,742    45,819    85,700    98,935    86,618   153,356
Total assets.................................    25,461    58,216   103,486   147,148   104,278   193,970
Total debt...................................     9,500    34,621    83,954    89,391    85,726   125,822
Stockholders' equity(10).....................    12,350    13,060    13,480    49,745    13,944    54,625

---------------

 (1) Includes interest income and other operating expenses.

 (2) Excludes a net write off of $108 related to a cumulative effect of change in accounting principle for start-up costs.

 (3) EBITDA is earnings before interest expense, provision for income taxes, depreciation and amortization. EBITDA is presented as it is commonly used by certain investors to analyze and compare operating performance and to determine a company's ability to service or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flow or other income or cash flow data or as a measure of a company's profitability or liquidity and is not a measure calculated in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable with similarly titled measures reported by other companies.

 (4) Calculated as EBITDA divided by cash interest. For purposes of calculating the ratio of EBITDA to cash interest, EBITDA consists of the components discussed in footnote (3) above.

 (5) Calculated as earnings divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings consists of operating income, and fixed charges consists of interest expense, including capitalized interest, a portion of rent considered to represent interest cost and amortization of debt discount and issuance costs.

 (6) Earnings were insufficient to cover fixed charges by $260, $828, $756, respectively.

 (7) Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

 (8) Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

 (9) Average dayrates represent average revenue per day, including time charters, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue.

(10) On August 9, 2001, we were notified by our warrantholders that they intend to sell their outstanding warrants. We have exercised a right of first offer to purchase the outstanding warrants for an aggregate purchase price of $14.5 million. To finance the repurchase of the warrants, we intend to offer to each of our existing stockholders an opportunity to purchase its pro rata share of 5,509,434 shares of our common stock at a price of $2.65 per share. We have received a signed subscription agreement from one of our stockholders pursuant to which that stockholder has been issued 273,585 shares of our common stock for a total purchase price of $725,000. We used these proceeds to pay the non-refundable deposit to the warrantholders as a deposit toward the repurchase of the warrants. The stockholder has also agreed to purchase the balance of the offered shares not subscribed for by our other existing stockholders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis should be read in conjunction with our historical consolidated financial statements and their notes included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus.

GENERAL

     We are a leading provider of marine transportation services in the markets we serve through the operation of newly constructed deepwater offshore supply vessels in the Gulf of Mexico and ocean-going tugs and tank barges in the northeastern United States, primarily New York Harbor, and in Puerto Rico. Since 1997, we have significantly increased the size of our fleet from six to 42 vessels through new construction of offshore supply vessels and acquisitions of tugs and tank barges. Currently, we own and operate a fleet of eight deepwater offshore supply vessels and have another five deepwater vessels under construction. Following delivery of these vessels, we believe that we will be the second largest operator of deepwater offshore supply vessels in the Gulf of Mexico. We also own and operate a fleet of thirteen ocean-going tugs and sixteen ocean-going tank barges. We operate the largest fleet of tank barges for the transportation of petroleum products in Puerto Rico and believe that we are the fourth largest transporter of petroleum products by tank barge in New York Harbor.

     We charter our offshore supply vessels on a dayrate basis under either fixed time charters or in the spot market. Generally, we absorb crew, insurance and repair and maintenance costs in connection with operation of our offshore supply vessels and our customers absorb other direct operating costs. In a bareboat charter, the customer pays all direct operating costs. All of our offshore supply vessels are currently operating under fixed time charters, including six (one of which, the HOS Blue Ray, is under construction and scheduled to be delivered in October 2001) that are chartered with initial terms ranging from two to five years. Our long-term contracts for our offshore supply vessels are consistent with those used in the industry and are either fixed for a term of months or years or are tied to the duration of a long-term contract for a drilling rig for which the vessel provides services. These contracts generally contain, among others, provisions governing insurance, reciprocal indemnifications, performance requirements and, in certain instances, dayrate escalation terms and renewal options.

     While offshore supply vessels service existing oil and gas production platforms as well as exploration and development activities, incremental vessel demand depends primarily upon the level of drilling activity, which can be influenced by a number of factors, including oil and gas prices and drilling budgets of exploration and production companies. As a result, utilization and dayrates have historically correlated to oil and gas prices and drilling activity, although the greater investment of time and expense associated with deepwater production and the consequent long-term nature of deepwater offshore supply vessel contracts have weakened the significance of the correlation in recent years.

     Generally, we operate an ocean-going tug and tank barge together as a "tow" to transport petroleum products between U.S. ports and along the coast of Puerto Rico. We operate our tugs and tank barges under fixed time charters, spot market charters, contracts of affreightment and consecutive voyage contracts. Under time charters and spot market charters, we earn revenue based on a fixed dayrate, and certain direct voyage costs, including fuel, dockage fees and outside services, are normally absorbed by the customer. Under a contract of affreightment, we earn revenue based on the volume of products we deliver, and we generally absorb all direct costs and operating expenses for the tow. Under consecutive voyage contracts, in addition to earning revenues for volumes delivered, we earn a standby hourly rate between charters.

     The primary drivers of demand for our tug and tank barge services are population growth, the strength of the United States economy and changes in weather patterns that affect consumption of heating oil and gasoline. The tug and tank barge market, in general, is marked by steady demand over time. Based on a recent industry study that we commissioned, we believe that demand for refined petroleum products and crude oil will remain steady or gradually increase for the foreseeable future.

     Our operating costs are primarily a function of fleet size and utilization levels. The most significant direct operating costs are wages paid to vessel crews, maintenance and repairs and marine insurance. Generally, fluctuations in vessel utilization affect only that portion of our direct operating costs that is incurred when our vessels are active. Direct operating costs as a percentage of revenues may therefore vary substantially due to changes in day rates and utilization.

     In addition to the operating costs described above, we incur fixed charges related to the depreciation of our fleet and costs for routine drydock inspections and maintenance and repairs necessary to ensure compliance with applicable regulations and to maintain certifications for our vessels with the U.S. Coast Guard and various classification societies. The aggregate number of drydockings and other repairs undertaken in a given period determines the level of maintenance and repair expenses and marine inspection amortization charges. We capitalize costs incurred for drydock inspection and regulatory compliance and amortize such costs over the period between such drydockings, typically 30 or 60 months.

     Applicable maritime regulations require us to drydock our vessels twice in a five-year period for inspection and routine maintenance and repair. If we undertake a large number of drydockings in a particular fiscal period, comparative results may be affected.

RESULTS OF OPERATIONS

     The tables below set forth, by segment, the average dayrates and utilization rates for our vessels and the average number of vessels owned during the periods indicated. The average dayrates are based on the number of days the vessel, for the offshore supply vessel segment, or tank barge, for the tug and tank barge segment, generated revenue during the period. For the offshore supply vessel segment, revenue includes charter hire and brokerage revenue. For the tug and tank barge segment, revenue includes time charters, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue. Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues. These offshore supply vessels and tug and tank barges generate substantially all of our revenues and operating profit.

                                                                     SIX MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,           JUNE 30,
                                   ------------------------------   ------------------
                                     1998       1999       2000       2000     2001(1)
                                   --------   --------   --------   --------   -------
OFFSHORE SUPPLY VESSELS:
Average number of vessels........       0.1        4.1        6.8        6.6       7.4
Vessel days available............        44      1,517      2,490      1,202     1,330
Average utilization rate.........    100.00%      93.1%      93.4%      88.0%     98.8%
Average dayrate..................  $  8,936   $  6,724   $  8,435   $  7,741   $11,044
TUGS AND TANK BARGES:
Average number of tank barges....       7.0        7.1        7.0        7.0       8.5
Average fleet capacity
  (barrels)......................   358,108    434,861    451,655    451,655   564,834
Average barge size (barrels).....    51,158     61,464     64,522     64,522    65,547
Average utilization rate.........      75.3%      73.9%      71.4%      68.6%     84.0%
Average dayrate..................  $  6,502   $  8,482   $  8,982   $  9,311   $ 8,656

---------------

(1) Includes only one month of operations of the nine tank barges acquired from the Spentonbush/Red Star Group effective May 31, 2001.

  SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

     Revenues. Revenues were $25.7 million in the first six months of 2001 compared to $16.3 million in the first six months of 2000, an increase of $9.4 million or 58.0%. This increase was primarily attributable to our offshore supply vessel segment, which continued to experience strong demand for our vessels, and the acquisition of additional tugs and tank barges on May 31, 2001.

     Revenues from our offshore supply vessel segment totaled $14.5 million in the first six months of 2001 compared to $8.2 million in the first six months of 2000, an increase of $6.3 million or 77.0%. Our revenue in the first six months of 2001 reflected continued strong dayrates and utilization as demand for our vessels continued to improve. Our utilization rate was 98.8% in the first six months of 2001 compared to 88.0% in the first six months of 2000 as a result of higher demand for deepwater drilling and production in the Gulf of Mexico. Our offshore supply vessel average dayrate was $11,044 in the first six months of 2001 compared to $7,741 in the first six months of 2000, an increase of $3,303 or 43.0%. The increase in average dayrates was due to a combination of higher demand and the addition to our fleet of the newly constructed HOS Cornerstone on March 11, 2000 and the HOS Innovator on April 28, 2001, at significantly higher dayrates.

     Revenues from our tug and tank barge segment totaled $11.2 million in the first six months of 2001 as compared to $8.1 million in the first six months of 2000, an increase of $3.1 million or 38.0%. The segment revenue increase is primarily due to increased utilization and the acquisition of nine tank barges on May 31, 2001, which increased fleet capacity in barrels from 451,655 to 1,130,727. Our utilization rate increased to 84.0% in the first six months of 2001 compared to 68.6% in the first six months of 2000. Our average dayrate decreased to $8,656 in the first six months of 2001 compared to $9,311 in the first six months of 2000. The changes in utilization and average dayrate were primarily due to the change in the mix of vessels operating under contracts of affreightment, time charter and bareboat charter. Average daily revenue amounts for time charter contracts are generally lower than average daily revenues under contracts of affreightment because we usually contract vessels for an extended period of time with full utilization and the customer assumes the direct costs associated with freight transportation, including fuel, dock and outside service charges. Bareboat charter average daily revenues are lower than daily revenues under contracts of affreightment because the customer assumes all operating costs for the vessel including crew costs and marine insurance. As a result of the increase in fleet capacity and the addition of tank barges operating under contracts of affreightment, the average dayrate increased to $10,405 for the month of June 2001.

     Operating Expense. Our operating expense, including depreciation and amortization, increased from $9.9 million in the first six months of 2000 to $11.5 million in the first six months of 2001, an increase of $1.6 million or 16.0%. Daily operating expenses per vessel in both the offshore supply vessel segment and the tug and tank barge segment remained fairly constant. The increase in operating expense is the result of increasing both the offshore supply vessel and tank barge fleets during the first half of 2001.

     Operating expense for our offshore supply vessel segment increased $0.9 million in the first six months of 2001 to $5.2 million in the first six months of 2001. This increase was the result of the HOS Cornerstone being in service for the entire first six months of 2001, but only part of the first six months of 2000 and the HOS Innovator being in service for a portion of 2001 but not in service during the first six months of 2000.

     Operating expense for our tug and tank barge segment was $6.4 million in the first six months of 2001 compared to $5.6 million in the comparable period of 2000, an increase of $0.8 million or 14.0%. The operating expense increase was primarily attributed to the addition of nine tank barges and nine tugs on May 31, 2001. These tows are operating under a contract of affreightment under which we are responsible for transporting charges including fuel, dock and outside service costs. At the end of the first six months of 2000, we had five tows operating under contracts of affreightment, one tow operating under a time charter and one barge under a bareboat charter, as compared to eleven tows operating under a contract of affreightment, four tows operating under time charters, and one barge under a bareboat charter at the end of the first six months of 2001. Daily operating costs were $4,131 per day in the first six months of 2001 compared to $4,404 per day in the first six months of 2000, a decrease of $273 per day or 6.0%.

     General and Administrative Expense. Our general and administrative expense was $1.5 million in the first six months of 2000 compared to $3.7 million in the first six months of 2001, an increase of $2.2 million or 147.0%. This increase primarily resulted from an increase in our profitability and costs associated with the acquisition of nine tugs and nine tank barges on May 31, 2001.

     Interest Expense. Interest expense was $2.6 million in the first six months of 2001 compared to $4.2 million in the first six months of 2000, a decrease of $1.6 million or 38.0%. This decrease in interest expense resulted from significant reductions in the LIBOR base rate, principal amortization of a facility beginning in mid-2000 and an increase in interest income resulting from investment of the excess proceeds of our November 2000 private placement of common stock. In addition, capitalization of interest costs relating to new construction increased significantly in the 2001 period with the construction in progress of six offshore supply vessels compared to the construction of one vessel completed in March 2000.

     Income Tax Expense. Our effective tax rate for the first six months of 2001 was 38.0% compared to an effective tax rate of 36.0% for the first six months of 2000. The difference in effective rates is primarily attributable to higher state income taxes assessed against income from operations in 2001 compared to 2000.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenues. Revenues were $36.1 million in the year ended December 31, 2000 compared to $25.7 million in the year ended December 31, 1999, an increase of $10.4 million or 40%. Substantially all of this increase was attributable to our offshore supply vessel segment which added five vessels to its fleet during 1999 and one during 2000.

     Revenues from our offshore supply vessel segment totaled $19.6 million in 2000 compared to $9.5 million in 1999, an increase of $10.1 million or 106%. The increase in our revenues in 2000 reflected the continued growth of our offshore supply vessel fleet through new construction during 1999 and early 2000 as follows:

VESSEL NAME                                                    IN SERVICE DATE
-----------                                                   -----------------
HOS Super H.................................................  January 14, 1999
HOS Brigadoon...............................................  March 11, 1999
HOS Thunderfoot.............................................  May 12, 1999
HOS Dakota..................................................  June 16, 1999
HOS Deepwater...............................................  November 15, 1999
HOS Cornerstone.............................................  March 11, 2000

In addition to the impact of new vessel deliveries, average dayrates in 2000 were $8,435 as compared to $6,724 in 1999, an increase of $1,711 per day or 25%. This increase reflects the continuing increase in demand for offshore supply vessels to support deepwater oil and gas exploration, drilling and production in the Gulf of Mexico, combined with the higher dayrates attributable to two 2409 class vessels entering the fleet in late 1999 and early 2000. Our average utilization rate was approximately 93% in each year.

     Revenues from our tug and tank barge segment totaled $16.5 million in 2000 compared to $16.2 million in 1999, an increase of $0.3 million or 2%. Our utilization rate decreased to 71.4% in 2000 from 73.9% in 1999, primarily due to the removal of vessels from service for scheduled maintenance. Although vessel utilization decreased, our average dayrate increased to $8,982 in 2000 from $8,482 in 1999, an increase of $500 per day worked or 6%.

     Operating Expense. Our operating expense, including depreciation and amortization, increased from $17.3 million in 1999 to $20.4 million in 2000, an increase of $3.1 million or 18%. Daily operating expenses per vessel in both the offshore supply vessel segment and the tug and tank barge segment remained fairly constant. Changes in operating expenses resulted primarily from changes in the number of vessels operating in the fleet and fluctuations in direct costs of sales that are either reimbursed by customers or absorbed as an operating expense for the vessel.

     Operating expense for our offshore supply vessel segment increased $4 million in 2000 to $9.3 million compared to $5.3 million in 1999. This increase resulted from the inclusion in 2000 of vessels added to our fleet at various times in 1999 and early 2000.

     Operating expense for our tug and tank barge segment decreased $0.9 million or 8% in 2000 to $11.1 million compared to $12 million in 1999. The operating expense reduction was the result of changes from contracts of affreightment to time charters for three tows. During 1999, we had seven tows operating under contracts of affreightment as compared to six tows operating under a contract of affreightment and one tow operating under a time charter in 2000. The result was a daily operating cost of $4,340 per day in 2000 compared to $4,648 per day in 1999, a decrease of $308 per day or 7%.

     General and Administrative Expense. Our general and administrative expense was $2.5 million in the year ended December 31, 1999 compared to $3.4 million in the year ended December 31, 2000, an increase of $0.9 million or 36%. This increase primarily resulted from an increase in shore-based personnel and associated compensation costs as offshore supply vessel fleet operations expanded and increased accruals under our profit-based incentive bonus compensation program as our profitability increased.

     Interest Expense. Interest expense was $7.9 million in the year ended December 31, 2000 compared to $5.1 million in the year ended December 31, 1999, an increase of $2.8 million or 55%. Interest expense increased as vessels were delivered in 1998, 1999 and 2000 due to conversion from construction interest, which was capitalized, to interest expense under term financing. The financing of the HOS Deepwater and the HOS Cornerstone under one of our former credit facilities increased our debt balances, leading to increased interest expense.

     Income Tax Expense. Our effective tax rate for the year ended December 31, 2000 was 36% compared to an effective tax rate of 39% for the year ended December 31, 1999. The effective tax rate decreased due to an increase in operating income and the amount of nondeductible expenses remaining constant between the periods.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues were $25.7 million in the year ended December 31, 1999 compared to $13 million in the year ended December 31, 1998, an increase of $12.7 million or 98%. The increase in revenue was the result of the delivery of newly constructed offshore supply vessels in late 1998 and during 1999 and the acquisition of tugs and tank barges with higher capacities in March 1999.

     Revenues from our offshore supply vessel segment totaled $9.5 million in 1999 compared to $0.4 million in 1998, an increase of $9.1 million. The revenue increase in 1999 reflects the growth of our fleet through new construction from one vessel, the HOS Crossfire, which commenced service November 6, 1998, to six vessels at the end of 1999. Moreover, average dayrates decreased to $6,724 in 1999 compared to $8,936 in 1998. Average dayrates fluctuated as vessels entered the fleet in the spot market before term charters were obtained for the vessels in late 1998 and early 1999, then stabilized and began a rising trend in the third quarter due to the increase in demand for offshore supply vessels to support deepwater oil and gas exploration, development and production in the Gulf of Mexico. Our utilization rate was 93.1% in 1999 compared to 100% in 1998.

     Revenues from our tug and tank barge segment totaled $16.2 million in 1999 compared to $12.6 million in 1998, an increase of $3.6 million or 29%. The majority of the increase resulted from the purchase in March 1999 of the Energy 6503 and Energy 7002 with capacities of 65,145 barrels and 72,693 barrels, respectively, which was partially offset by the sale in March 1999 of the LMI 2000 with a capacity of 20,750 barrels, and by the sale in December 1999 of the LMI 2503 with a capacity of 23,451 barrels, which had been cold stacked in February. These transactions increased our marine transportation total fleet capacity from 358,108 barrels to 451,655. Utilization remained relatively stable with a utilization rate of 73.9% in 1999 compared to 75.3% in 1998. Average dayrates increased to $8,482 in 1999 from $6,502 in 1998, an increase of $1,980 per day or 30%, due to increased capacity and time charter contracts at rates higher than historical averages.

     Operating Expense. Our operating expense, including depreciation and amortization, increased from $10.7 million in 1998 to $17.3 million in 1999, an increase of $6.6 million or 62%. Daily operating expenses per vessel in both the offshore supply vessel segment and the tug and tank barge segment remained fairly constant. Changes in operating expenses resulted primarily from changes in the number and size of vessels operating in the fleet during the periods.

     Operating expense for our offshore supply vessel segment increased $5.1 million in 1999 to $5.3 million compared to $0.2 million in 1998. As previously indicated, this increase resulted from the addition of the newly constructed vessels placed in service in late 1998 and during 1999.

     Operating expense for our tug and tank barge segment increased $1.5 million or 14% in 1999 to $12 million compared to $10.5 million in 1998. This increase in operating expense resulted from the sale and purchase, previously described, of certain tank barges and the constructive total loss incurred as the result of the grounding of the M/V New Jersey in March 1998. The vessel was subsequently repurchased from the insurance company for salvage value, repaired and returned to service as the M/V Tradewind Service in March 1999. The barge sale and purchase in March 1999 resulted in increases in depreciation, insurance and crew costs. In addition, planned drydocking amortization cost increased as a result of the cost of regularly scheduled drydock for repair, maintenance and regulatory recertification. The resulting daily average operating cost increased from $4,124 per day in 1998 to $4,648 per day in 1999, a change of $524 per day or 13%.

     General and Administrative Expense. Our general and administrative expense was $1.7 million in the year ended December 31, 1998 compared to $2.5 million in the year ended December 31, 1999, an increase of $0.8 million or 47%. This increase primarily resulted from the addition of a shore-based administrative facility in Puerto Rico to service our Caribbean tug and tank barge operations, the cost of consolidating operations, accounting and management offices into one location and an increase in profit-based incentive bonus compensation accruals as our profitability increased.

     Interest Expense. Interest expense was $5.1 million in the year ended December 31, 1999 compared to $1.2 million in the year ended December 31, 1998, an increase of $3.9 million or 325%. This increase reflects the incurrence of debt to construct offshore supply vessels that were delivered in 1998 and 1999. Interest expense increased as vessels were delivered in late 1998 and throughout 1999 due to the conversion from construction interest, which was capitalized, to interest expense under term financing. During 1998, the proceeds of a debt placement provided interest income which partially offset interest expense. Moreover, the amortization of financing costs and the warrant valuation adjustment that occurred in connection with the June 1998 debt placement were reflected for all of 1999 compared to six months in 1998.

     Income Tax Expense. The effective tax rate for the year ended December 31, 1998 was 264% compared to an effective rate of 39% for the year ended December 31, 1999. The effective rate for 1998 was significantly influenced by our approximate breakeven operations in 1998. The effective rate returned to a normal level in 1999 due to our increase in operating income.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal needs for capital are to fund ongoing operations, capital expenditures for the construction of new vessels and acquisitions and debt service. We have historically financed our capital needs with cash flow from operations, issuances of equity and borrowings under our credit facilities.

     Net cash provided by operating activities was $1.6 million in 1999, $4.2 million in 2000 and $9.5 million in the first six months of 2001. Changes in cash flow from operating activities are principally the result of higher income from operations after considering increases in depreciation and amortization due to increases in our vessel fleet offset by changes in our net working capital.

     Net cash used in investing activities was $42.3 million in 1999, $16.2 million in 2000 and $56.9 million in the first six months of 2001. Net cash used in investing activities was primarily the result of new vessel construction and acquisitions. Included in these cash amounts are drydocking expenditures, predominately related to vessel re-certification, of $1 million in 1999 and $1.7 million in 2000. There were no drydocking expenditures in the first six months of 2001. Under our accounting policy, we generally capitalize drydocking expenditures related to vessel re-certification and amortize the amount over 30 or 60 months.

     Net cash provided by financing activities was $43.7 million in 1999, $38.9 million in 2000 and $36.3 million in the first six months of 2001. Net cash provided by financing activities was primarily the result of issuances of equity and borrowings under our credit facilities.

     On July 24, 2001, the Company issued $175,000 in principal of 10 5/8% Series A senior notes due 2008. Interest on the notes is due February 1 and August 1 of each year until maturity. We realized net proceeds of $165.0 million which was used to repay and extinguish substantially all of our outstanding indebtedness under its existing credit facilities.

     At June 30, 2001, we had outstanding debt of $125.8 million under our former credit facilities. Included in that number was an additional $20 million we borrowed under one of our former credit facilities to fund a portion of the acquisition cost of the tugs and tank barges purchased from the Spentonbush/Red Star Group on May 31, 2001. All of our outstanding debt under our former credit facilities was repaid and fully extinguished with a portion of the proceeds of the private placement of the Series A notes described above. We have received a commitment letter from one of our former lenders for a new senior secured revolving line of credit of $50 million. Pursuant to the proposed terms of this new senior secured revolving credit facility, our borrowings under this facility are limited to $25 million until we have obtained the lenders' concurrence to the use of proceeds of borrowings in excess of $25 million and meet certain ratios. Pursuant to the indenture governing the notes, the level of permitted borrowings under this facility initially will be limited to $25 million plus 15% of the increase in our consolidated net tangible assets.

     For a more detailed discussion of the anticipated terms of the proposed new senior secured revolving credit facility, see "Description of Other Indebtedness."

     In September 2001, we issued 50,000 shares of our common stock to an employee for proceeds in the aggregate amount of $132,500. These proceeds are available for general corporate purposes.

     In August 2001, we issued 273,585 shares of our common stock to one of our existing stockholders for a purchase price of $725,000. These proceeds were used to finance the non-refundable deposit we paid to our warrantholders as a deposit toward the repurchase of their warrants.

     In November 2000, we issued 13,178,555 shares of our common stock for gross proceeds of $35 million. We used the proceeds of the private placement principally to make initial payments required to begin construction of four deepwater offshore supply vessels and to pay the non-debt-financed portion of the acquisition cost of the tugs and tank barges purchased from the Spentonbush/Red Star Group. Remaining funds have been used or remain available for acquisitions and general corporate purposes, including working capital.

     As of June 30, 2001, we had working capital of approximately $18.6 million. As of June 30, 2001, we were committed under vessel construction contracts to complete construction of five offshore supply vessels. As of June 30, 2001, the amount expected to be expended to complete construction of these vessels was approximately $50.0 million, which becomes due at various dates through April 2002.

     During 2000, we made capital expenditures of approximately $16.0 million. For 2001, through June 30, we expended approximately $56.9 million for vessel construction and the Spentonbush/Red Star Group acquisition and we currently anticipate that we will make capital expenditures of approximately $43.1 million during the remainder of 2001, primarily for the construction of offshore supply vessels and the purchase of our Brooklyn facility. We believe that, cash on hand and cash generated from operations will provide sufficient funds for our identified capital projects, debt service and working capital requirements. Our strategy, however, includes expanding our fleet through the construction or acquisition of additional offshore supply vessels, tugs and tank barges as needed to take advantage of the strong demand for such vessels. Depending on the market demand for offshore supply vessels, tugs and tank barges and consolidation opportunities that may arise, we may require additional debt or equity financing. Although we continue to evaluate potential acquisitions and newbuild opportunities, we do not presently have any agreements, understandings or arrangements with respect to any specific acquisition target.

     As of December 31, 2000, we had federal net operating loss carryforwards of approximately $15.7 million available through 2017 to offset future taxable income. In addition, we expect our federal tax net operating losses to increase due to our use of accelerated tax depreciation with respect to new vessels. Our use of these net operating losses may be limited due to U.S. tax laws. Based on the age and composition of our current fleet, however, we expect to pay a lower than normal amount of federal income taxes over the next five years. See Note 8 to our Consolidated Financial Statements included elsewhere in this prospectus.

INFLATION

     To date, general inflationary trends have not had a material effect on our operating revenues or expenses.

                           SPENTONBUSH/RED STAR GROUP

               SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION
                       (IN THOUSANDS, EXCEPT VESSEL DATA)

     The following table presents selected historical combined financial information for the Spentonbush/Red Star Group, which should be read in conjunction with, and is qualified in its entirety by reference to, the combined financial statements of the Spentonbush/Red Star Group and notes to those statements included elsewhere in this prospectus. The information includes the results of operations of one tug and one tank barge owned by the Spentonbush/Red Star Group that we did not purchase. The selected financial information for each of the years in the three-year period ended December 31, 2000 has been derived from the audited combined financial statements of the Spentonbush/Red Star Group. All interim financial information is unaudited and is derived from the Spentonbush/Red Star Group unaudited combined financial statements.

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                1998      1999      2000       2000       2001
                                               -------   -------   -------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenue......................................  $32,813   $30,220   $40,848   $11,376    $12,983
Operating expenses...........................   24,839    21,258    26,159     6,576      8,030
General and administrative expenses..........    4,004     3,936     5,092     1,300      1,099
Operating income.............................    3,970     5,026     9,597     3,500      3,854
Other income (expense).......................    1,398       279         4         1          1
Income before income taxes...................    5,368     5,305     9,601     3,501      3,855
Income tax expense...........................    1,912     1,923     3,405     1,240      1,367
Net income...................................    3,456     3,382     6,196     2,261      2,488
OTHER FINANCIAL DATA (UNAUDITED):
EBITDA(1)....................................  $ 6,160   $ 5,467   $ 9,763   $ 3,541    $ 3,896
Capital expenditures.........................       52        16        --        --         --
Depreciation and amortization................      792       162       162        40         41
OTHER OPERATING DATA (UNAUDITED):
Tugs and Tank Barges:
  Average number of tank barges(2)...........       10        10        10        10         10
  Average fleet capacity (barrels)(2)........  720,505   720,505   720,505   720,505    720,505
  Average barge capacity(2)..................   72,051    72,051    72,051    72,051     72,051
  Average utilization rate(3)................     73.1%     66.0%     77.7%     81.4%      85.4%
  Average dayrate(4).........................  $12,298   $12,545   $14,364   $15,538    $16,892
BALANCE SHEET DATA:
Cash and cash equivalents....................  $     2   $     2   $     2   $     2    $     2
Working capital deficit......................   (7,843)   (6,468)  (10,473)   (8,233)    (8,252)
Property, plant and equipment, net...........      432       286       124       246         83
Total assets.................................    4,043     3,471     3,795     4,470      5,526
Total debt...................................       --        --        --        --         --
Stockholder's deficit........................   (7,334)   (6,149)  (10,283)   (7,947)    (8,097)

---------------

(1) EBITDA is earnings before interest expense, provision for income taxes, depreciation and amortization. EBITDA is presented as it is commonly used by certain investors to analyze and compare operating performance and to determine a company's ability to service or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flow or other income or cash flow data or as a measure of a company's profitability or liquidity and is not a measure calculated in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable with similarly titled measures reported by other companies.

(2) Includes one barge owned by the Spentonbush/Red Star Group that the Company did not purchase.

(3) Utilization rates are average rates based on a 365-day year. Tugs and tank barges are considered utilized when they are generating revenues.

(4) Average dayrates represent average revenue per day, including time charters, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue.

                                    BUSINESS

     We are a leading provider of marine transportation services in the markets we serve through the operation of newly constructed deepwater offshore supply vessels in the Gulf of Mexico and ocean-going tugs and tank barges in the northeastern United States and in Puerto Rico. Since 1997, we have significantly increased the size of our fleet from six to 42 vessels through new construction of offshore supply vessels and acquisitions of tugs and tank barges. Currently, we own and operate a fleet of eight deepwater offshore supply vessels and have another five deepwater vessels under construction. Following delivery of these vessels, we believe that we will be the second largest operator of deepwater offshore supply vessels in the Gulf of Mexico. We also own and operate a fleet of thirteen ocean-going tugs and sixteen ocean-going tank barges. We operate the largest fleet of tank barges for the transportation of petroleum products in Puerto Rico and believe that we are the fourth largest transporter of petroleum products by tank barge in New York Harbor.

COMPETITIVE STRENGTHS

     New Technologically Advanced Fleet of Deepwater Offshore Supply
Vessels. Our offshore supply vessels have significantly more capacity and operate more efficiently than conventional offshore supply vessels. They also require significantly lower capital expenditures for scheduled drydockings and maintenance than older vessels. We believe that our larger, faster and more cost-efficient vessels will remain in high demand as exploration, development and production activity in the deepwater Gulf of Mexico continues to increase.

     We believe that our operation of new technologically advanced offshore supply vessels specifically designed to meet the needs of deepwater exploration, development and production activity gives us a competitive advantage in obtaining long-term contracts for our vessels and in attracting and retaining crews. Since we accepted delivery of our first offshore supply vessel in November 1998, our average utilization rate for our offshore supply vessels has been approximately 95% compared to an industry average of approximately 75% over the same time period, based on vessels available for service, according to One Offshore, formerly Offshore Data Services.

     We believe that we operate the youngest fleet of offshore supply vessels in the Gulf of Mexico. Over 80% of the Gulf of Mexico offshore supply vessel fleet is over 18 years old with many approaching 25 years old, reflecting the absence of any significant construction activity between the early 1980s and mid-1990s. The average age of our offshore supply vessel fleet is less than two years, and we have five additional offshore supply vessels under construction. Moreover, our offshore supply vessels incorporate sophisticated technologies that allow us to operate more effectively and more safely in deepwater markets. These technologies include dynamic positioning, roll reduction systems, controllable pitch thrusters and our unique cargo handling systems permitting high volume transfer rates of liquid mud and dry bulk. Our offshore supply vessels are also capable of operating both on the continental shelf and in the deepwater regions of the Gulf of Mexico, which we believe gives us a competitive advantage over operators of conventional offshore supply vessels.

     Because our vessels are designed specifically to handle the rougher seas in the deepwater Gulf of Mexico, we are able to operate more safely than a conventional offshore supply vessel designed for less challenging environments. We believe that safety has become an increasingly important consideration for oil and gas operators due to the environmental and regulatory sensitivity associated with offshore drilling and production activity. In addition, operators are especially concerned with a vessel's ability to avoid collisions with multi-million dollar drilling rigs or production platforms during adverse weather conditions, but are hesitant to stop operations in such conditions because of the high daily cost of halting a deepwater operation. Our vessels have been designed to mitigate the adverse impacts of bad weather conditions and high seas, providing us with an important competitive advantage.

     Leading Market Presence. We believe that we will be the second largest operator of deepwater offshore supply vessels in the Gulf of Mexico following delivery of our five offshore supply vessels currently under construction. We operate the largest fleet of tank barges for the transportation of petroleum products in Puerto Rico and, as a result of our recent acquisition of tugs and tank barges from the Spentonbush/Red Star Group, affiliates of Amerada Hess, believe that we are also the fourth largest tank barge transporter of clean and dirty petroleum products in New York Harbor. Our offshore supply vessel and ocean-going tug and tank barge fleets also benefit from the restrictions of Section 27 of the Merchant Marine Act of 1920, commonly referred to as the Jones Act, which requires that vessels engaged in coastwise U.S. trade, including along the coast of Puerto Rico, be built in the United States, be U.S.-flagged and be owned and managed by U.S. citizens.

     Numerous Industry-Recognized Certifications. We have pursued on a voluntary basis and have received certifications and classifications for our operations and vessels as part of our commitment to quality and safety. Our vessels are classed by the American Bureau of Shipping, which develops and verifies standards for the design, construction and operational maintenance of vessels and facilities. We also maintain ISO 9000 and ISO 14001 certifications for quality and environmental management, respectively, from the International Standards Organization with respect to the tugs and tank barges acquired from the Spentonbush/Red Star Group. Our other tugs and tank barges participate in the Responsible Carrier Program, developed by the American Waterways Operators to improve marine safety and environmental protection in the tank barge industry. Our offshore supply vessels participate in the U.S. Coast Guard's Streamlined Inspection Program in which we and the Coast Guard cooperate to develop training, inspection and compliance processes, with our personnel conducting periodic examinations of vessel systems and taking corrective actions where necessary. Our tugs and tank barges acquired from the Spentonbush/Red Star Group are also certified under the International Safety Management Code, developed by the International Maritime Organization to provide internationally recognized standards for the safe management and operation of ships and for pollution prevention.

     History of Successful Deepwater Offshore Supply Vessel Construction. We employ senior management with significant naval architecture, marine engineering and shipyard experience. We design our own offshore supply vessels and work closely with our contracted shipyards in their construction. We typically source and supply a large portion of the aggregate cost of a vessel with owner-furnished equipment from vendors other than the shipyard. We delivered our current fleet of eight deepwater offshore supply vessels within 3.5% of our total budgeted construction days and at a lower total cost than our original budget. We believe that our record of delivering new vessels without significant delays gives us a competitive advantage in obtaining contracts for our vessels before their actual delivery.

     Favorable OPA 90 Fleet Status. Approximately 50% of the existing single hulled tank barge capacity serving the northeastern United States is required to be retired or substantially refurbished by December 31, 2005. Eleven of our sixteen tank barges are not required under OPA 90 to be retired or double hulled until 2015. Of the remainder, three are required to be retired or modified by 2004 and two by 2009. Because most of our barges are not required to be double hulled until 2015, we believe we have a competitive advantage over operators with barges that must be retired or modified to add double hulls before that date.

     Long-term Contracts and a Diversified Fleet Provide Stability of Revenue and Cash Flow. We pursue long-term contracts to manage our growth and provide a stable base of revenue and cash flow throughout the energy service industry cycle. We regularly receive more inquiries regarding the charter of our vessels than we have vessels to contract, allowing us to select our charterers carefully. We have recently experienced a significant increase in such inquiries as potential charterers have become aware of the capabilities and performance of our newly constructed offshore supply vessels.

     Six of our nine current offshore supply vessels, including one vessel under construction, the HOS Blue Ray, scheduled for delivery in October 2001, are under contracts with expiration dates ranging from April 2003 through March 2006. These contracts generally provide for full year-round utilization, are based on dayrates with a built-in escalation clause and are exclusively dedicated to the charterer. We have signed a five-year contract for the HOS Blue Ray.

     In connection with our recent acquisition of tugs and tank barges and related business from the Spentonbush/Red Star Group, affiliates of Amerada Hess, we have entered into a long-term contract of affreightment with Amerada Hess to be its exclusive marine logistics provider and coastwise transporter of petroleum products in the northeastern United States. This long term contract with Amerada Hess, when coupled with our operation of tank barges in both the northeastern United States and Puerto Rico, provides revenue diversification to complement our offshore supply vessel fleet. We operate four of our tank barges in Puerto Rico under annually renewable contracts that have been renewed in each of the last three years.

     Experienced Management Team. Our senior management team has an average of 19 years of marine transportation industry experience. We believe that our team has successfully demonstrated its ability to grow our fleet through new construction and strategic acquisitions and to secure profitable contracts for our vessels in favorable and unfavorable market conditions. Our in-house naval architecture team enables us to design and manage our new construction of vessels, adapt our vessels for specialized purposes and oversee and manage the drydocking process. We believe this will result in a lower overall cost of ownership over the life of our vessels.

OUR STRATEGY

     Maintain Focus on Deepwater Gulf of Mexico. We intend to maintain our focus on operating high quality offshore supply vessels capable of working in the deepwater regions of the Gulf of Mexico. Increasingly, oil and gas companies are focusing capital expenditures on the exploration and development of reserves in the deepwater Gulf of Mexico to replace slowing or declining production from shallow water fields. We believe that there is a shortage of offshore supply vessels that can effectively serve the current and planned drilling programs in this market. Our offshore supply vessels are designed to meet the specialized needs of these programs.

     Maintain Competitive Advantage By Using Sophisticated Technologies. We designed our offshore supply vessels to meet the higher capacity and performance needs of our clients' drilling and production programs. This has been accomplished through the incorporation of sophisticated propulsion and cargo handling systems and larger capacities. For example, the HOS Innovator is the first U.S.-flagged offshore supply vessel operating in the Gulf of Mexico to receive Dynamic Positioning Class II Certification from the American Bureau of Shipping. Dynamic positioning technology allows a vessel to maintain its position without the use of anchors. We believe that the advanced features of our offshore supply vessels give us a competitive advantage in obtaining contracts.

     Continue Building New Vessels as Market Demand Dictates. Since we were formed in 1997, we have designed and delivered eight deepwater offshore supply vessels. Of these vessels, all were delivered without significant delays or cost overruns and are currently operating under time charters. We have five other vessels under construction with anticipated delivery dates from October 2001 to April 2002. The first of these vessels to be delivered is already contracted for a five-year charter to begin upon delivery, and we have significant client interest in chartering the remaining vessels to be delivered. We will continue to monitor demand for vessels in determining the level and timing of additional vessels under our newbuild program.

     Complementary Acquisitions. To date we have completed three acquisitions involving ocean-going tugs and tank barges. We will continue to evaluate strategic acquisitions to expand our offshore supply vessel and tug and tank barge fleets to increase market share and enhance long-term client relationships.

     Optimize Tug and Tank Barge Operations. We have consolidated the operational management of our fleet in our new Brooklyn facility and intend to optimize use of our tug and tank barge fleet by increasing services offered to parties other than Amerada Hess. Before our acquisition of tugs and tank barges from the Spentonbush/Red Star Group, these vessels were largely dedicated to the use of Amerada Hess and its affiliates in New York Harbor. Centralized operational management will allow us to move vessels from one region of operations to another to take advantage of the changing mix of opportunities.

     Pursue Long-term Contracts. The average initial term for our current offshore supply vessel contracts is approximately three years. Our contract of affreightment with Amerada Hess for the services of tugs and tank barges in the northeastern United States has an initial term of June 1, 2001 through March 31, 2006. All of our other tug and tank barge contracts may be, and typically are, renewed annually. We intend to maintain a significant percentage of our assets working under long-term contracts, which results in high utilization rates and provides a stable cash flow base to manage our debt obligations.

     Leverage Existing Customer Relationships to Meet Diversified Marine Transportation Demand. We intend to leverage our existing customer relationships by expanding our services to certain customers with diversified marine transportation needs. Many integrated oil companies require offshore supply vessels to support their exploration and production activities and ocean-going tug and tank barges to support their refining, trading and retail distribution activities.

OVERVIEW OF OUR INDUSTRY

     Offshore Supply Vessel Industry. Oil prices increased significantly during 1999 and 2000 and, despite recent volatility, have remained high during 2001 compared to historical prices. During the same period natural gas prices have also generally increased. The increases in the prices of oil and gas combined with a tightening of inventory levels have increased the demand for working drilling rigs and related services. Although the industry has not yet rebounded in full from the sharp decline experienced in 1998, U.S.-based offshore supply vessel activity stabilized during the first half of 1999, and domestic vessel demand recovered gradually throughout the remainder of 1999, 2000 and into 2001. The active Gulf of Mexico offshore supply vessel fleet is currently operating at nearly 84% utilization, largely because of continuing strong offshore rig utilization as exploration, development and production companies drill to meet increased demand for oil and gas and to replace reserves lost through depletion. The working rig count in the Gulf of Mexico has increased from 118 at the end of 1999 to 154 at the end of August 2001. The offshore supply vessel fleet in the Gulf of Mexico numbered 352 at the end of 2001, of which we believe approximately 33 were unavailable for immediate service because they are cold stacked. Approximately one-quarter of the over 300 active vessels have been built or "stretched" since 1996, and are designed to operate in the deepwater regions of the Gulf of Mexico.

     The Gulf of Mexico is a bifurcated market of continental shelf and deepwater regions. New technologies have lowered deepwater finding and development costs. Deepwater exploration and development activity, once begun, is less sensitive to the normal volatility associated with oil and gas prices due to the anticipated longer duration and higher costs required to develop deepwater projects. The number of deepwater fields under evaluation and development has grown dramatically in recent years. The deepwater Gulf of Mexico provided over 25% of domestic oil and gas production in 2000, up from roughly 5% in 1990. Of the 72 deepwater Gulf of Mexico fields discovered to date, 42 fields began production by the end of 2000, and another ten are expected to begin or have begun production in 2001. We believe that the development of these fields, and other potential discoveries, will result in a need for additional offshore supply vessels beyond the number of currently available vessels and vessels being constructed under announced construction plans.

     We anticipate that demand for deepwater offshore supply vessels in the Gulf of Mexico will increase significantly in the near future based on continued high rig utilization rates and the beginning of production activity at new deepwater facilities. Because larger capacities and longer ranges are required to work in deepwater regions, we believe that demand is most likely to be met through new construction.

     Tug and Tank Barge Industry. According to an industry survey that we commissioned, approximately 1.2 million barrels of clean and dirty petroleum products are transported each day by tank barges operating in the coastwise trade in the northeastern United States. The market is made up of a vast network of refineries, terminals, tankers and pipelines delivering products to the harbors, most of which is then transported to smaller distribution terminals by tank barges. The largest single market in the region is New York Harbor. Imported petroleum products are primarily delivered to New York Harbor as it has the capacity to receive products in cargo lots of 50,000 tons or more per tanker. By contrast, draft limitations in most New England ports and drawbridge limitations in Boston and Portland, Maine limit the average cargo carrying capacity of direct imports into many of the largest New England ports to about 30,000 tons per tanker. This means that ships importing directly into New England must frequently discharge in multiple ports or terminals or transfer cargoes to tank barges, involving more time and cost. As existing tankers are retired, they are typically replaced by larger tankers. As larger petroleum tankers are being built, we believe that direct delivery into New York Harbor with onward barging to New England, the Hudson River and Long Island will increase.

     While the tank barge market in general is marked by steady demand over time, we anticipate that demand for barging services will be strengthened as larger oil tankers are being built to replace oil tankers removed from service due to mandates under OPA 90. These larger-sized tankers are being built to facilitate the importation of crude oil and petroleum products into the United States, which is expected to grow at compounded annual growth rates of 1.7% and 4.9%, respectively, through 2020, according to the Energy Information Agency. These larger tankers will require lightering services provided by tugs and tank barges. In addition, OPA 90 has imposed significant limits on the service lives and capacity of most existing tank barges. Approximately 50% of the existing combined U.S. flagged tanker and tank barge fleet in the northeastern United States must be retired or substantially refurbished by December 31, 2005. Based on the remaining lives of the majority of our tank barge fleet under OPA 90, we believe we are well positioned to obtain additional customers in the northeastern United States as currently available capacity is legally required to be removed from service or substantially refurbished.

OUR OFFSHORE SUPPLY VESSEL BUSINESS

     We serve the oil and gas industry in the deepwater region of the Gulf of Mexico through the operation and management of a fleet of eight newly constructed deepwater offshore supply vessels by our subsidiary, Hornbeck Offshore Services, Inc. We also have five additional deepwater offshore supply vessels under construction. We believe that the increased size of our vessel fleet will enable us to take further advantage of the strong demand for offshore supply vessels in the deepwater regions of the Gulf of Mexico, which has resulted in high utilization levels and increased vessel dayrates.

     To design, maintain and expand the quality of our offshore supply vessel fleet, we have gathered a core team of naval architects and other marine professionals. Where appropriate, we work closely with potential charterers to design vessels specifically to meet their anticipated needs in operating a deepwater project that could have a duration of more than twenty years and require expenditures exceeding $1 billion. In such circumstances, we generally contract these specially designed vessels for three to five years, with renewal options, before construction is completed. Moreover, because we have already established a reputation for ontime delivery and reliability, charterers have contacted us to construct vessels to meet their needs. Although we will design vessels to meet the specific needs of a charterer, we ensure in our design that customization does not preclude efficient operation of these vessels for other customers, for other purposes or in other situations.

     Our offshore supply vessels serve drilling and production facilities and support offshore construction and maintenance work. Supply boats differ from other types of marine vessels in their cargo carrying flexibility and capacity. In addition to transporting deck cargo, such as pipe or drummed material and equipment, supply boats transport liquid mud, potable and drilling water, diesel fuel and dry bulk cement. Accordingly, larger supply boats, which have greater liquid mud and dry bulk cement capacities, as well as larger areas of open deck space, than smaller supply boats, are generally in higher demand for deepwater service than vessels without those capabilities.

     We designed our fleet of offshore supply vessels specifically to meet the demands of the Gulf of Mexico's deepwater areas. Our vessels have two to three times the dry bulk capacity and deck space, three to ten times the liquid mud capacity and two to four times the deck tonnage as conventional 180' offshore supply vessels, which are used primarily in shallow water regions on the continental shelf. Our advanced cargo handling systems allow for dry bulk and liquid cargoes to be loaded and unloaded three times faster, while the solid state controls of our engines result in a 20% greater fuel efficiency than vessels powered by conventional engines. Our advanced dynamic positioning systems allow our vessels to maintain position within a minimal variance. Our unique hull design and integrated rudder and thruster system provide a more manageable vessel. Our vessels have been designed with state-of-the-art lifesaving, fire alarm, monitoring, emergency power and fire suppression systems. Our vessels also have double-bottomed and double-sided hulls that minimize the environmental impact of hull penetrations, solid state control that minimizes visible soot and polluting gases and zero discharge sewage and waste systems that minimize the impact on regulated marine environments.

     While offshore supply vessels service existing oil and gas production platforms as well as exploration and development activities, incremental vessel demand depends primarily upon the level of drilling activity, which can be influenced by a number of factors, including oil and gas prices and drilling budgets of exploration and production companies. As a result, utilization and dayrates have historically correlated to oil and gas prices and drilling activity, although the higher initial costs of deepwater production and the typically long-term nature of deepwater offshore supply vessel contracts have weakened the significance of that correlation in recent years. Our operations are presently limited to the Gulf of Mexico, which is one of the largest natural gas production areas in the United States. Natural gas currently accounts for approximately 60% of all hydrocarbon production in the Gulf of Mexico, and as a result, activity in this region is highly dependent upon natural gas prices.

     Based on the current level of oil and gas prices, the growth in deepwater discoveries and announced development plans, the current and anticipated need for additional drilling rigs to service such growth and the number of vessels needed to service each rig, we anticipate that deepwater offshore supply vessel demand will increase significantly by 2004. We expect a continued shortage of adequate vessels serving the deepwater Gulf of Mexico despite plans announced by several of our competitors to build new offshore supply vessels greater than 200' in length, which are specially designed for the deepwater market. Although vessels operating in overseas locations that continue to be in compliance with the Jones Act requirements may be remobilized from overseas locations if dayrates increase significantly, we believe it is unlikely that any such remobilization would have a significant impact in the near future.

     Our offshore supply vessels are also designed to support certain specialty services, including well stimulation, remotely operated vehicles used in oilfield construction, underwater inspections, marine seismic operations and certain non-energy applications such as fiber optics cable installation. We have designed our offshore supply vessels to include such characteristics as maneuverability, fuel efficiency and firefighting capacity, which strengthens demand for their use in specialty situations. One of our vessels, the HOS Innovator, is currently providing remotely operated vehicle and diving support under a three-year contract. We have also signed a five-year contract with a large oilfield service company for our ninth offshore supply vessel, the HOS Blue Ray, which is scheduled to be delivered in October 2001, to support well stimulation services.

     We have focused on providing high quality, responsive service while maintaining a low cost structure. We believe the quality of our fleet and the strength of our management team will allow us to develop and maintain long-term customer relationships. Although we currently operate exclusively in the Gulf of Mexico, our vessels are capable of operating in deepwater regions around the world and all of our vessels are either fully SOLAS (Safety of Life at Sea) certified or SOLAS ready. SOLAS is the international convention that regulates the technical characteristics of vessels for purposes of ensuring international standards of safety for vessels engaged in commerce between international ports.

     The following table provides information, as of August 31, 2001, regarding the offshore supply vessels owned by the Company as well as those under construction.

                            OFFSHORE SUPPLY VESSELS

                                                                                    BRAKE
                            CLASS        CURRENT SERVICE                           HORSE-
NAME                    LENGTH (FEET)      FUNCTION(1)         DATE IN SERVICE      POWER
----                    -------------   ------------------   -------------------   -------
HOS Crossfire.........       200        Supply               November 1998          4,000
HOS Super H...........       200        Supply               January 1999           4,000
HOS Brigadoon.........       200        Supply               March 1999             4,000
HOS Thunderfoot.......       200        ROV Support/Supply   May 1999               4,000
HOS Dakota............       200        Supply               June 1999              4,000
HOS Deepwater.........       240        Supply               November 1999          4,500
HOS Cornerstone.......       240        Supply               March 2000             4,500
HOS Innovator.........       240        ROV Support          April 2001             4,500
HOS Blue Ray..........       265        Well Stimulation     October 2001 (Est.)    6,700
Newbuild 2............       240        TBD                  January 2002 (Est.)    4,500
Newbuild 3............       265        TBD                  March 2002 (Est.)      6,700
Newbuild 4............       265        TBD                  April 2002 (Est.)      6,700
Newbuild 5............       265        TBD                  April 2002 (Est.)      6,700

---------------

(1) ROV: remotely operated vehicle

    TBD: to be determined

     The following table provides a comparison of certain specifications and capabilities of our deepwater offshore supply vessels in comparison to conventional 180' offshore supply vessels used primarily on the continental shelf of the Gulf of Mexico.

                                    CONVENTIONAL
                                        180'       HORNBECK 200'   HORNBECK 240'   HORNBECK 265'
                                       OSV(1)          CLASS           CLASS           CLASS
                                    ------------   -------------   -------------   -------------
SIZE
  Class length overall (ft.)......        180               200             240             265
  Breadth (ft.)...................         40                54              54              60
  Depth (ft.).....................         14                18              18              22
  Maximum draft (ft.).............         12                13              13              16
  Deadweight (long tons)..........        950             1,750           2,250           3,560
  Clear deck area (sq. ft.).......      3,450             6,580           8,836           9,212
CAPACITY
  Fuel capacity (gallons).........     79,400            90,000         151,800         151,800
  Fuel pumping rate (gallons per
     minute)......................        275               500             500             500
  Drill water capacity (cu.
     ft.).........................    141,000           240,000         240,000         332,500
  Dry bulk capacity (cu. ft.).....      4,000             7,000           8,400          10,800
  Liquid mud capacity (barrels)...      1,200             3,640           6,475          11,500
  Liquid mud pumping rate (gals
     per minute)..................        250               550             600             600
  Potable water capacity
     (gallons)....................     11,500            52,200          52,200          52,200
MACHINERY
  Main engines (horsepower).......      2,250             4,000           4,500           6,700
  Auxiliaries (number)............          2                 3               3               3
  Total rating (kw)...............        270               750             750           1,000
  Bow thruster (horsepower).......        325               800           1,600           2,400
     Type.........................                 Controllable    Controllable    Controllable
                                    Fixed Pitch           Pitch           Pitch           Pitch
  Stern thruster (horsepower).....        N/A               N/A             800           1,600
     Type.........................                                 Controllable    Controllable
                                          N/A               N/A           Pitch           Pitch
  Fire fighting (gallons per
     minute)......................      1,000             1,250           2,700           2,700
  Dynamic positioning(2)..........        N/A               DP1           DP1/2           DP2/3
CREW REQUIREMENTS
  Number of personnel(3)..........          5                 5               5               7

---------------

(1) Statistics are for a typical 180' class vessel. Actual specifications and capabilities may vary from vessel to vessel.

(2) Dynamic positioning permits a vessel to maintain position without the use of anchors. The numbers "1," "2" and "3" refer to increasing levels of sophistication and system redundancy features.

(3) Regulatory manning requirements; depending on the services provided, operators may man vessels with more crew than required by regulations.

OUR TUG AND TANK BARGE BUSINESS

     Through our subsidiary, LEEVAC Marine, Inc., we own and operate a fleet of thirteen ocean-going tugs and sixteen ocean-going tank barges, one of which has been bareboat chartered to a third party. Generally, a tug and tank barge work together as a "tow" to transport refined or bunker grade petroleum products along the coast of Puerto Rico and in the Caribbean and the upper east coast of the United States. A tank barge carries petroleum products that are typically characterized as either "clean" or "dirty." Clean products are primarily gasoline, home heating oil, diesel fuel and jet fuel. Dirty products are mainly residual fuel oil and asphalts.

     Our tugs and tank barges serve the northeastern U.S. coast, primarily New York Harbor, by transporting both clean and dirty petroleum products to and from refineries and distribution terminals. Our tugs and tank barges also transport both clean and dirty petroleum products from refineries and distribution terminals to the Puerto Rico Electric Power Authority and to utilities located on other Caribbean islands. In addition, we provide ship lightering, bunkering and docking services in these markets.

     On May 31, 2001, we acquired nine ocean-going tugs and nine ocean-going tank barges from the Spentonbush/Red Star Group, composed of certain affiliates of Amerada Hess, as well as the business related to these tugs and barges, greatly expanding our capacity in the northeastern United States and increasing our market share of the coastwise trade on the U.S. upper east coast. As part of the acquisition, Amerada Hess entered into a long-term contract of affreightment with us pursuant to which Amerada Hess has committed to use us as its exclusive marine logistics provider and transporter of liquid petroleum products in the northeastern United States. Under this contract, Amerada Hess has committed to ship a minimum of 45 million barrels annually for an initial period from June 1, 2001 through March 31, 2006 with options to renew for subsequent periods. Also under the contract, we have the opportunity, on a reasonable commercial efforts basis, to coordinate the marine logistics for Amerada Hess in the southeastern United States, subject to Amerada Hess's right to cancel within 30 days after December 31 of each year of the contract.

     The contract of affreightment will provide us with a significant source of revenues over the life of the contract. Our contract of affreightment allows Amerada Hess to reduce its minimum annual cargo volume commitment subject to a significant adjustment penalty. If Amerada Hess does not transport volumes as contemplated under the contract, we believe that we would be able to replace such volumes through other customers. We believe that there is currently little or no excess capacity in the northeastern United States coastwise trade tank barge market during the peak heating season and it is not likely that there will be excess capacity in the foreseeable future. Thus, a change by Amerada Hess to another marine transporter would cause the displacement of such transporter's other customers. Given the lack of excess capacity in this market, we believe that such displaced customers would turn to us because we would be the only marine transporter with available capacity.

     The following tables provide information, as of July 31, 2001, regarding the tugs and tank barges we own, including those acquired from the Spentonbush/Red Star Group.

                            OCEAN-GOING TANK BARGES

                                             BARREL                                   OPA 90
NAME                                        CAPACITY   LENGTH (FEET)   YEAR BUILT    DATE(1)
----                                        --------   -------------   ----------   ----------
Energy 11101..............................  111,844         420           1979         2009
Energy 11102..............................  111,844         420           1979         2009
Energy 9801...............................   97,432         390           1967         2004
Energy 9501...............................   94,442         346           1972         2004
Energy 8701...............................   86,454         360           1976         2004
Energy 7002...............................   72,693         351           1971         2015
Energy 7001...............................   72,016         300           1977         2015
Energy 6504...............................   66,333         305           1958         2015
Energy 6505...............................   65,710         328           1978         2015
Energy 6503...............................   65,145         327           1988         2015
Energy 6502...............................   64,317         300           1980         2015
Energy 6501...............................   63,875         300           1974         2015
Energy 5501...............................   57,848         341           1969         2015
Energy 5502...............................   55,761         309           1969         2015
Energy 2201...............................   22,556         242           1973         2015
Energy 2202...............................   22,457         242           1974         2015

---------------

(1) For a discussion of OPA 90 see "-- Environmental and Other Governmental Regulations" below.

                                OCEAN-GOING TUGS

                                                                                       BRAKE
NAME                                    GROSS TONNAGE   LENGTH (FEET)   YEAR BUILT   HORSEPOWER
----                                    -------------   -------------   ----------   ----------
Ponce Service.........................       190             107           1970        4,200
Caribe Service........................       194             111           1970        4,200
Atlantic Service......................       198             105           1978        4,000
Brooklyn Service......................       198             105           1975        4,000
Gulf Service..........................       198             126           1979        4,000
Tradewind Service.....................       183             105           1975        3,000
Yabucoa Service.......................       183             105           1975        3,000
Spartan Service.......................       126             102           1978        3,000
Sea Service...........................       173             109           1975        2,820
Port Service..........................       198              95           1957        2,300
North Service.........................       187             100           1978        2,200
Bay Ridge Service.....................       194             100           1981        2,000
Stapleton Service.....................       146              78           1966        1,530

CUSTOMERS AND CHARTER TERMS

     Major integrated oil companies and large independent oil and gas exploration, development and production companies constitute the majority of our customers for our offshore supply vessel services, while refining, marketing and trading companies constitute the majority of our customers for our tug and tank barge services. The number and identity of our customers vary from year to year, as does the percentage of revenues attributable to a specific customer. The percentage of revenues attributable to a customer in any particular year depends on the level of oil and gas exploration, development and production activities undertaken or refined petroleum products or crude oil transported by a particular customer, the availability and suitability of our vessels for the customer's projects or products and other factors, many of which are beyond our control.

     Currently, six of our nine offshore supply vessels, including the HOS Blue Ray scheduled for delivery in October 2001, are under long-term charter contracts, with initial terms ranging from two to five years. Certain of the contracts for our offshore supply vessels contain early termination options in favor of the customer, some with substantial early termination penalties designed to discourage the customers from exercising such options. Similarly, thirteen of our sixteen tank barges provide services under long-term contracts of one year or longer. Our offshore supply vessels have performed services for 34 different customers, and our tugs and tank barges have performed services for 84 different customers. Because of the variety and number of customers historically using the services of our fleet, we believe that the loss of any one customer would not have a material adverse effect on our business.

     We enter into a variety of contract arrangements with our customers, including spot and time charters, contracts of affreightment and consecutive voyage contracts. Under spot market and time charters, we earn revenue based on a fixed dayrate, and the customer normally absorbs certain direct voyage costs, including fuel, dockage fees and outside services. We absorb these costs under a contract of affreightment. Our contracts are obtained through competitive bidding or, with established customers, through negotiation.

COMPETITION

     We operate in a highly competitive industry. Competition in the offshore supply vessel and ocean-going tug and tank barge segments of the marine transportation industry primarily involves factors such as:

     - availability and capability of the vessels,

     - ability to meet the customer's schedule,

     - price,

     - safety record,

     - reputation and

     - experience.

     Under the terms of the Merchant Marine Act of 1920, also known as the Jones Act, competition in the coastwise trade in the United States and Puerto Rico is restricted to vessels built in the United States that are U.S. flagged and owned and managed by U.S. citizens.

     We believe we operate the second largest fleet of offshore supply vessels designed for service in the deepwater Gulf of Mexico. We operate the largest tank barge fleet in Puerto Rico and we believe that we are the fourth largest transporter by tank barge of petroleum products in New York Harbor.

     We do not anticipate significant competition in the near term from pipelines as an alternative method of petroleum product delivery in the northeastern United States or Puerto Rico. No pipelines are currently under construction that could provide significant competition to tank barges in the northeastern United States or Puerto Rico.

     Although some of our principal competitors are larger and have greater financial resources and international experience, we believe that our operating capabilities and reputation enable us to compete effectively with other fleets in the market areas in which we operate. In particular, we believe that the relatively young age and advanced features of our offshore supply vessels provide us with a competitive advantage in both the shelf and deepwater segments of the Gulf of Mexico. The ages of our offshore supply vessels range from two months to 30 months, while approximately 80% of the offshore supply vessels operating in the Gulf of Mexico continental shelf areas are over 18 years old, with many approaching 25 years old. We believe that many of these older vessels will be retired in the next few years. In addition to the young age of our fleet, the advanced capabilities of our fleet position us to take advantage of the expanding deepwater segment of the Gulf of Mexico. Operators in the deepwater segment of the Gulf of Mexico typically require larger offshore supply vessels with greater capacities than conventional 180' class offshore supply vessels. All of our existing supply vessels provide faster horsepower and greater capacities for drill water, dry bulk, drilling mud and mud pumping than conventional vessels. Upon completion of our five vessels currently under construction, we believe that we will be in an even better position to provide continuing service in the growing deepwater segment of the Gulf of Mexico. We also believe we hold a competitive advantage with respect to our tank barges: most of our barges will not be required to be removed from service under OPA 90 until January 1, 2015, while many of the tank barges in the fleets of our competitors currently operating in the northeastern U.S. must be retired or modified by 2005. We also believe we have a competitive advantage with respect to our tank barge operations in Puerto Rico because labor restrictions and tax laws in Puerto Rico and mobilization/demobilization costs make it impractical for competitors to provide occasional transportation services without entering the market on a long-term basis.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATION

     Our operations are significantly affected by a variety of federal, state and local laws and regulations governing worker health and safety and the manning, construction and operation of vessels. Certain governmental agencies, including the U.S. Coast Guard, the National Transportation Safety Board, the U.S. Customs Service and the Maritime Administration of the U.S. Department of Transportation, have jurisdiction over our operations. In addition, private industry organizations such as the American Bureau of Shipping oversee aspects of our business. The Coast Guard and the National Transportation Safety Board establish safety criteria and are authorized to investigate vessel accidents and recommend improved safety standards.

     The U.S. Coast Guard regulates and enforces various aspects of marine offshore vessel operations. Among these are classification, certification, routes, dry-docking intervals, manning requirements, tonnage requirements and restrictions, hull and shafting requirements and vessel documentation. Coast Guard regulations require that each of our vessels be dry-docked for inspection at least twice within a five-year period.

     Under Section 27 of the Merchant Marine Act of 1920, also known as the Jones Act, the privilege of transporting merchandise or passengers for hire in the coastwise trade in U.S. domestic waters extends only to vessels that are owned and managed by U.S. citizens and are built in and registered under the laws of the United States. A corporation is not considered a U.S. citizen unless, among other things:

     - the corporation is organized under the laws of the United States or of a state, territory or possession of the United States,

     - at least 75% of the ownership of voting interest with respect to its capital stock is held by U.S. citizens,

     - the corporation's chief executive officer, president and chairman of the board are U.S. citizens and

     - no more than a minority of the number of directors necessary to constitute a quorum for the transaction of business are foreigners.

If we fail to comply with these requirements, our vessels lose their eligibility to engage in coastwise trade within U.S. domestic waters. To facilitate compliance, our certificate of incorporation:

     - limits ownership by foreigners of any class of our capital stock (including our common stock) to 22.5%, so that foreign ownership will not exceed the 25% permitted;

     - permits withholding of dividends and suspension of voting rights with respect to any shares held by foreigners that exceed 22.5%;

     - permits a stock certification system with two types of certificates to aid tracking of ownership and

     - permits our board of directors to make such determinations to ascertain ownership and implement such measures as reasonably may be necessary.

     Our operations are also subject to a variety of federal, state, local and international laws and regulations regarding the discharge of materials into the environment or otherwise relating to environmental protection. The requirements of these laws and regulations have become more complex and stringent in recent years and may, in certain circumstances, impose strict liability, rendering a company liable for environmental damages and remediation costs without regard to negligence or fault on the part of such party. Aside from possible liability for damages and costs associated with releases of hazardous materials including oil into the environment, such laws and regulations may expose us to liability for the conditions caused by others or even acts of ours that were in compliance with all applicable laws and regulations at the time such acts were performed. Failure to comply with applicable laws and regulations may result in the imposition of administrative, civil and criminal penalties, revocation of permits, and issuance of corrective action orders. Moreover, it is possible that changes in the environmental laws, regulations or enforcement policies or claims for damages to persons, property, natural resources or the environment could result in substantial costs and liabilities to us. We believe that we are in substantial compliance with currently applicable environmental laws and regulations.

     OPA 90 and regulations promulgated pursuant thereto impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills. A "responsible party" includes the owner or operator of an onshore facility, pipeline or vessel or the lessee or permittee of the area in which an offshore facility is located. OPA 90 assigns liability to each responsible party for oil removal costs and a variety of public and private damages. Under OPA 90, "tank vessels" of over 3,000 gross tons that carry oil or other hazardous materials in bulk as cargo, a term which includes our tank barges, are subject to liability limits of the greater of $1,200 per gross ton or $10,000,000. For any vessels, other than "tank vessels," that are subject to OPA 90, the liability limits are the greater of $500,000 or $600 per gross ton. A party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, the liability limits likewise do not apply.

     OPA 90 also imposes ongoing requirements on a responsible party, including preparedness and prevention of oil spills, preparation of an oil spill response plan and proof of financial responsibility (to cover at least some costs in a potential spill) for vessels in excess of 300 gross tons. We have engaged the National Response Corporation to serve as our independent contractor for purposes of providing stand-by oil spill response services in all geographical areas of our fleet operations. In addition, our Oil Spill Response Plan has been approved by the U.S. Coast Guard. Finally, we have provided satisfactory evidence of financial responsibility to the U.S. Coast Guard for all of our vessels over 300 tons.

     OPA 90 requires that all newly-built tank vessels used in the transport of petroleum products be built with double-hulls and provides for a phase-out period for existing single-hull vessels. Modifying existing vessels to provide for double-hulls will be required of all tank barges and tankers in the industry by the year 2015. We are in a favorable position concerning this provision because a significant number of vessels in our fleet of tank barges weigh less than 5,000 gross tons. Vessels of such tonnage may continue to operate without double-hulls through the year 2015. Under existing legal requirements, therefore, we will not be required to modify or replace most of our tank barges before 2015. Although we are not aware of anything that would lead us to believe this will change, a change in the law affecting the requirement for double-hulls or other aspects of our operations may occur that would require us to modify or replace our existing tank barge fleet earlier than currently anticipated.

     The Clean Water Act imposes strict controls on the discharge of pollutants into the navigable waters of the United States. The Clean Water Act also provides for civil, criminal and administrative penalties for any unauthorized discharge of oil or other hazardous substances in reportable quantities and imposes substantial liability for the costs of removal and remediation of an unauthorized discharge. Many states have laws that are analogous to the Clean Water Act and also require remediation of accidental releases of petroleum in reportable quantities. Our vessels routinely transport diesel fuel to offshore rigs and platforms and also carry diesel fuel for their own use. Our supply boats transport bulk chemical materials used in drilling activities and liquid mud, which contains oil and oil by-products. We maintain vessel response plans as required by the Clean Water Act to address potential oil spills.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as "CERCLA" or "Superfund," and similar laws impose liability for releases of hazardous substances into the environment. CERCLA currently exempts crude oil from the definition of hazardous substances for purposes of the statute, but our operations may involve the use or handling of other materials that may be classified as hazardous substances. CERCLA assigns strict liability to each responsible party for all response and remediation costs, as well as natural resource damages and thus we could be held liable for releases of hazardous substances that resulted from operations by third parties not under our control or for releases associated with practices performed by us or others that were standard in the industry at the time.

     The Resource Conservation and Recovery Act regulates the generation, transportation, storage, treatment and disposal of onshore hazardous and non-hazardous wastes and requires states to develop programs to ensure the safe disposal of wastes. We generate non-hazardous wastes and small quantities of hazardous wastes in connection with routine operations. We believe that all of the wastes that we generate are handled in compliance with the Resource Conservation and Recovery Act and analogous state statutes.

     In or around early September 2000, LEEVAC Marine, a subsidiary of ours, was one of approximately 130 companies that received a letter from the U.S. Environmental Protection Agency, also known as the "EPA," directing LEEVAC Marine to respond to a request for information on hazardous substances that may have been sent by it to the Palmer Barge Line Site in Port Arthur, Texas. The Palmer Barge Line Site was listed as a federal Superfund site in July 2000. According to records furnished by EPA, LEEVAC Marine had two tank cleaning jobs performed at this site in September-October 1988 at a cost of approximately $12,000. We believe that the cleaning services performed by Palmer Barge Line involved the removal of non-hazardous waste and that LEEVAC Marine's exposure is minimal. No other wastes are currently alleged by EPA to have been sent to this site by LEEVAC Marine. Investigatory activities by EPA with respect to this Superfund site are only in the beginning stages. On September 10, 2001, the Environmental Protection Agency provided a special notice inviting all potentially responsible parties to participate in a remedial investigation and feasibility study to be conducted and funded by those parties. The potentially responsible parties have sixty days to respond. No decision has yet been reached on the nature of the response. At this time, we are unable to determine what our ultimate potential liability, if any, may be with respect to this matter. In addition, LEEVAC Marine was notified in March 1996 regarding the possibility of remediating on a voluntary basis certain waste pits at the SBA Shipyards site in Jennings, Louisiana. This site is not identified as a Superfund site. Subsequent to this initial notice, in December 2000, LEEVAC Marine was one of approximately 14 companies that formed a limited liability company referred to as "SSCI Remediation, LLC" to address this matter. LEEVAC Marine accrued a $97,500 liability at the time of the formation of the company to cover this expense. LEEVAC Marine's current percentage of liability for cleanup efforts at this site is estimated at approximately 1.7%, and, to date, it has contributed approximately $34,000 towards this cleanup effort. This amount represents LEEVAC Marine's share of a $2 million voluntary clean-up plan submitted to the limited liability company's member group by an independent contractor whose contract is to clean up the site in a manner that will meet both state and federal standards. Remedial activities have begun at the SBA Shipyards site. Pursuant to the agreement in June 1997 that governs the Company's formation, Cari Investment Company agreed to indemnify the Company for certain matters, which would include those discussed in this paragraph. The indemnity would be applicable to all liabilities, obligations, damages and expenses related to the Superfund matter and to all liabilities, obligations, damages and expenses in excess of $100,000 related to the SBA Shipyards matter. Christian G. Vaccari, our Chairman and Chief Executive Officer, is a minority shareholder and President of Cari Investment Company.

     The Outer Continental Shelf Lands Act gives the federal government broad discretion to regulate the release of offshore resources of oil and gas. Because our operations rely primarily on offshore oil and gas exploration, development and production, if the government were to exercise its authority under the Outer Continental Shelf Lands Act to restrict the availability of offshore oil and gas leases, such an action would have a material adverse effect on our financial condition and the results of operations.

     In addition to laws and regulations affecting us directly, our operations are also influenced by laws, regulations and policies which affect our customers' drilling programs and the oil and gas industry as a whole.

     We currently have in place pollution insurance coverage for oil spills in navigable waters of the United States. Our eight offshore supply vessels have $5 million in primary insurance coverage for such offshore oil spills, with an additional $100 million in excess umbrella coverage. In addition, fifteen of our sixteen tank barges have $10 million in primary insurance coverage for such offshore oil spills, with an excess umbrella coverage of $1 billion. Our sixteenth tank barge is leased under a bareboat charter, and the operator of that tank barge is responsible for insuring the tank barge for offshore oil spills. Finally, our thirteen tugs have $5 million in primary insurance coverage for these offshore oil spills, with an excess umbrella coverage of $1 billion.

     Our tugs and tank barges acquired from the Spentonbush/Red Star Group have obtained ISO 14001 certifications for environmental management from the International Standards Organization and are also certified under the International Safety Management Code, developed by the International Maritime Organization to provide internationally recognized standards for, among other things, pollution prevention. Our other tugs and tank barges participate in the Responsible Carrier Program developed by the American Waterways Operators to improve marine safety and environmental protection in the tank barge industry. Our offshore supply vessels participate in the U.S. Coast Guard's Streamlined Inspection Program to maintain the overall quality of our vessels and their operating systems. We believe that our voluntary attainment and maintenance of these certifications and participation in these programs provides evidence of our commitment to operate in a manner that minimizes our impact on the environment.

     In connection with the terrorist attacks in New York on September 11, 2001, certain of our tugs operating in New York Harbor were requisitioned by the U.S. Coast Guard for four days pursuant to federal law authorizing the requisition of U.S. owned vessels in a national emergency. We have been advised by the Federal Emergency Management Association that we will be compensated for its use of our tugs and we do not believe that the loss of revenues associated with such requisition by the Coast Guard will have a material adverse impact on our financial condition or results of operations.

OPERATING HAZARDS AND INSURANCE

     The operation of our vessels is subject to various risks, such as catastrophic marine disaster, adverse weather conditions, mechanical failure, collision and navigation errors, all of which represent a threat to personnel safety and to our vessels and cargo. We maintain insurance coverage that we consider customary in the industry against certain of these risks, including, as discussed above, $1 billion in pollution insurance for the tug and tank barge fleet and $100 million of pollution coverage for the offshore supply vessels. We believe that our current level of insurance is adequate for our business and consistent with industry practice, and we have not experienced a loss in excess of our policy limits. We may not be able to obtain insurance coverage in the future to cover all risks inherent in our business, or insurance, if available, may be at rates that we do not consider to be commercially reasonable. In addition, as more single-hulled vessels are retired from active service, insurers may be less willing to insure and customers less willing to hire single-hulled vessels.

EMPLOYEES

     As of August 31, 2001, we had 358 employees in the United States and Puerto Rico, including 299 operating personnel and 59 corporate, administrative and management personnel. None of our employees are represented by a union or employed pursuant to a collective bargaining agreement or similar arrangement. The International Organization of Masters, Mates and Pilots, ILA, AFL-CIO, recently initiated action to organize a union covering our 19 employees in Puerto Rico. We have not experienced any strikes or work stoppages. Our management believes that we have good relations with our employees.

PROPERTIES

     Our headquarters are located in Mandeville, Louisiana in a leased facility consisting of approximately 6,500 square feet. This facility houses our principal executive and administrative offices. The lease on this facility is month to month. For local support, we have an office in Puerto Rico consisting of approximately 1,900 square feet. We have also signed an agreement to purchase office space and warehouse space in

Brooklyn, New York, consisting of approximately 66,760 square feet, which we presently occupy under a lease. We also lease dock space, consisting of approximately 36,000 square feet, in Brooklyn, New York. We operate our tug and tank barge fleet from these New York facilities. The lease on the dock space expires in 2006. We believe that our facilities, including waterfront locations used for vessel dockage and certain vessel repair work, provide an adequate base of operations for the foreseeable future. Information regarding our fleet is set forth above in "Business -- Our Offshore Supply Vessel Business" and "-- Our Tug and Tank Barge Business."

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings, although we may from time to time be subject to various legal proceedings and claims that arise in the ordinary course of business.

SEASONALITY OF BUSINESS

     Demand for our offshore supply vessel services is directly affected by the levels of offshore drilling activity. Budgets of many of our customers are based upon a calendar year, and demand for our services has historically been stronger in the third and fourth calendar quarters when allocated budgets are expended by our customers and weather conditions are more favorable for offshore activities. Many other factors, such as the expiration of drilling leases and the supply of and demand for oil and gas, may affect this general trend in any particular year. These factors have less impact on our offshore supply vessel business due to the long-term full utilization nature of most of our contracts.

     Tank barge services are significantly affected by demand for refined petroleum products and crude oil. Such demand is seasonal and often dependent on weather conditions. Unseasonably mild winters result in significantly lower demand for heating oil in the northeastern United States, which is a significant market for our tank barge services. Conversely, the summer driving season can increase demand for automobile fuel and, accordingly, the demand for our services.

                            DIRECTORS AND MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:

NAME                               AGE                       POSITION
----                               ---                       --------
Christian G. Vaccari.............  41    Chairman of the Board and Chief Executive Officer
Todd M. Hornbeck.................  33    President, Chief Operating Officer, Secretary and
                                         Director
James O. Harp, Jr. ..............  40    Vice President and Chief Financial Officer
Carl G. Annessa..................  44    Vice President of Operations
Paul M. Ordogne..................  49    Treasurer and Controller
Richard W. Cryar.................  53    Director
Larry D. Hornbeck................  63    Director
Bruce W. Hunt....................  43    Director
Andrew L. Waite..................  40    Director
Jesse E. Neyman..................  57    Director

     Christian G. Vaccari has served as our Chairman of the Board and Chief Executive Officer since our formation in June 1997. Since 1989, Mr. Vaccari has served as President, Chief Executive Officer and Chairman of the Board of Cari Investment Company, the former parent of LEEVAC Marine, Inc. From 1988 to 1994, he served as Director of Corporate Development and Marketing for JAMO, Inc., a leading building materials company in the southeastern United States. From 1984 to 1988, Mr. Vaccari was an investment advisor with Thomson McKinnon, Inc., an investment banking firm. Since July 1997, Mr. Vaccari has served as a director of Riverbarge Excursion Lines, Inc. and since October 1999, he has served as a general partner in the equity fund, Audubon Capital Fund I, L.P.

     Todd M. Hornbeck has served as our President, Chief Operating Officer and Secretary and as a director since our formation in June 1997. Mr. Hornbeck worked for the former Hornbeck Offshore Services, Inc. from 1986 to 1996, serving in various positions relating to business strategy and development. Following the merger of Hornbeck Offshore Services, Inc. with Tidewater, Inc. in March 1996, he accepted a position as Marketing Director -- Gulf of Mexico with Tidewater, where his responsibilities included managing relationships and overall business development in the Gulf of Mexico region. Mr. Hornbeck remained with Tidewater until our formation.

     James O. Harp, Jr. has served as our Vice President and Chief Financial Officer since January 2001. Before joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001 and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. From July 1982 to June 1997 he served in a variety of capacities, most recently as Tax Principal, with Arthur Andersen LLP. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a seismic brokerage company.

     Carl G. Annessa has served as our Vice President of Operations since September 1997. Mr. Annessa's responsibilities include not only operational oversight but, based on his education as a naval architect, design and implementation of our vessel construction program. Before joining us, he was employed for seventeen years by Tidewater, Inc., in various technical and operational management positions, including management of large fleets of offshore supply vessels in the Arabian Gulf, Caribbean and West African markets. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater.

     Paul M. Ordogne has served as our Treasurer and Controller since our formation in June 1997. From 1980 to June 1997, he worked for Cari Investment Company, serving in various financial and accounting positions, including those of controller and assistant treasurer. Mr. Ordogne is a certified public accountant.

     Richard W. Cryar has served as one of our directors since our formation in June 1997. Since 1994, he has served as Managing Member of Cari Capital Company, L.L.C., a merchant banking firm. Since October 1999, Mr. Cryar has served as a general partner in the equity fund, Audubon Capital Fund I, L.P.

     Larry D. Hornbeck joined our Board of Directors effective August 22, 2001. Mr. Hornbeck was the founder of the original Hornbeck Offshore Services, Inc., a publicly-held offshore service vessel company. From its inception in 1981 until its merger with Tidewater, Inc. (NYSE:TDW), Mr. Hornbeck served as the Chairman of the Board, President and Chief Executive Officer of Hornbeck Offshore Services. Following the merger, Mr. Hornbeck served as a director of Tidewater from March 1996 until October 2000.

     Bruce W. Hunt has served as one of our directors since August 1997. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997. Mr. Hunt served as a director of the former Hornbeck Offshore Services, Inc., a public company, from November 1992 to March 1996.

     Andrew L. Waite has served as one of our directors since November 2000. He was appointed to our board as the designee of SCF IV, L.P. Mr. Waite is a Managing Director of L.E. Simmons & Associates, Incorporated and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and management positions with the Royal Dutch/Shell Group, an integrated energy company. He currently serves as a director of Oil States International, Inc. (NYSE:OIS), a diversified oilfield and equipment service company, WorldOil.com Inc., an online oilfield services portal, and Canyon Offshore, Inc., a provider of remotely operated vehicle services.

     Jesse E. Neyman has served as one of our directors since February 2001. He is the current designee of ECTMI Trutta Holdings L.P., an affiliate of Enron North America Corp., and Joint Energy Development Investments II Limited Partnership, the holders of warrants to purchase our common stock. He has worked for Enron Corporation since January 1992. While with Enron, he has served as Director and Vice President in the Producer Finance Group, and is currently serving as a Vice President of Enron Principal Investments.

     Advisory Director. R. Clyde Parker, Jr. serves as a non-voting advisory director to our Board of Directors. Mr. Parker served as one of our directors from our formation in June 1997 until August 2001. He has been a shareholder with the law firm of Winstead Sechrest & Minick P.C. since May 1996. Mr. Parker was previously a partner with the law firm of Keck, Mahin & Cate from February 1992 to May 1996. Mr. Parker was also an attorney with Weil, Gotshal & Manges from June 1986 to February 1992 and with Vinson & Elkins from April 1983 to June 1986. He was a certified public accountant and practiced in public accounting with A.M. Pullen & Company (now McGladrey & Pullen) from June 1971 through July 1980.

     Voting Agreements. Under the terms of a voting agreement among Todd M. Hornbeck, Troy A. Hornbeck, Cari Investment Company and the company, the Hornbecks and Cari Investment Company have agreed to vote their shares in such manner as to maintain equal representation of the Hornbecks and Cari Investment Company on our board and on any committee designated by our board until the earlier of completion of an initial public offering, the tenth anniversary of the agreement or certain other events specified in the agreement. Under a stockholders' and warrantholders' agreement to which we are also a party, the Hornbecks and Cari Investment Company have agreed to vote their shares in such a manner as to permit the holders of the company's warrants, until the earlier of completion of an initial public offering or June 5, 2003, to designate a number of directors (not less than one) so that they maintain representation on our board in the same percentage as their ownership of our common stock. If a public offering has not occurred by June 5, 2003, then from such date until completion of an initial public offering, or at any time an event of default under the agreement has occurred and has not been cured or waived, the warrantholders will be entitled to designate that number of directors allowing them to maintain representation on our board in the same percentages as their ownership of our common stock if the warrants held by them had been fully exercised. Under the terms of a stockholders' agreement among SCF-IV, L.P., the Hornbecks, Cari Investment Company and the company, the Hornbecks and Cari Investment Company have agreed to vote their shares in favor of SCF-IV, L.P.'s designee to our board, so long as it owns at least 5% of the company's outstanding common stock or, prior to an initial public offering, it owns at least 80% of the common stock it acquired in November 2000. SCF-IV, L.P. also agrees to vote its shares in favor of the Hornbecks' two designees and Cari Investment Company's two designees to our board.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has a compensation committee, which currently consists of Messrs. L. Hornbeck, Hunt, Cryar, Waite and Neyman. The compensation committee:

     - reviews and recommends to the board of directors the compensation and benefits of our executive officers,

     - establishes and reviews general policies relating to our compensation and benefits and

     - administers our stock incentive plan.

     The board has also established an audit committee comprised of the same members that serve on the compensation committee. Subject to shareholder approval, the audit committee selects the independent public accountants to audit our annual financial statements. The audit committee also establishes the scope of, and oversees, the annual audit.

     Our board may establish other committees from time to time to facilitate the management of the business and affairs of our company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board of directors.

TERM AND COMPENSATION OF DIRECTORS

     The members of our board of directors are divided into three classes and are elected for a term of three years, or until a successor is duly elected and qualified. The terms of office of the Class I, Class II and Class III directors expire at the annual meeting of stockholders to be held in 2004, 2002 and 2003, respectively.

     Directors who are also our employees receive no additional compensation for serving as directors or committee members. Non-employee directors receive compensation in the form of stock option grants for their service as directors. All directors are reimbursed for their out-of-pocket expenses incurred in connection with serving on our board.

     As compensation for their service as directors during 2000, each of Messrs. Cryar, Hunt, Parker and former director Mark J. Warner were granted options to purchase 10,000 shares of our common stock. Messrs. Waite and Larry Hornbeck were also each granted options to purchase 10,000 shares of our common stock at an exercise price of $2.65 per share in connection with the commencement of their service as directors. One-fifth of these options was exercisable as of the date of the grant and one-fifth will become exercisable on each of the four following anniversaries of such dates.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the chief executive officer and certain of our other executive officers whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                          ANNUAL COMPENSATION            ------------
                                 -------------------------------------    SECURITIES
                        FISCAL                          OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND POSITION(1)     YEAR     SALARY    BONUS(2)   COMPENSATION(3)    OPTIONS(4)    COMPENSATION(5)
--------------------    ------   --------   --------   ---------------   ------------   ---------------
Christian G. Vaccari
  Chairman of the
  Board and Chief
  Executive Officer...   2000    $168,750   $70,000           --           300,000          $   --
Todd M. Hornbeck
  President, Chief
  Operating Officer
  and Secretary.......   2000    $165,625   $70,000           --           300,000           1,206
Carl G. Annessa
  Vice President of
  Operations..........   2000    $121,771   $39,000           --           100,000           1,286
Paul M. Ordogne
  Treasurer and
  Controller..........   2000    $103,021   $30,804           --            48,000             648

---------------

(1) James O. Harp, Jr., our Vice President and Chief Financial Officer, is not included in the Summary Compensation Table because he joined us on January 15, 2001. For a discussion of the terms of Mr. Harp's compensation under his employment agreement, please see "-- Employment Agreements." In addition, Mr. Harp was granted options, vesting in equal amounts on the first, second and third anniversaries of the grant, to purchase 100,000 shares of our common stock at an exercise price of $2.65 per share. The vesting of Mr. Harp's options scheduled to vest on the first anniversary of the date of the grant will accelerate if we complete an initial public offering of our common stock before the first anniversary.

(2) Bonuses were paid in 2001 as compensation for services provided in 2000.

(3) None of the perquisites and other benefits paid to each named executive officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by each named executive officer.

(4) In connection with the adoption of an incentive compensation program for executive officers, we granted options in 2001 in part as compensation for services provided in 2000.

(5) These amounts represent (i) employer matching contributions made under our 401(k) savings plan in the amount of $630, $796 and $360 for Messrs. Hornbeck, Annessa and Ordogne, respectively, and (ii) premiums of $576, $490 and $288 for Messrs. Hornbeck, Annessa and Ordogne, respectively, associated with life insurance policies.

OPTION GRANTS

     The following table shows all grants of options to acquire shares of our common stock granted during the year ended December 31, 2000 and to date in 2001 to the executive officers named in the Summary

Compensation Table above under the HORNBECK-LEEVAC Marine Services, Inc. Incentive Compensation Plan.

                                                                                 POTENTIAL REALIZABLE VALUE
                       NUMBER OF                                                   AT ASSUMED ANNUAL RATES
                       SECURITIES   % OF TOTAL                                   OF STOCK PRICE APPRECIATION
                       UNDERLYING     OPTIONS     EXERCISE OR                        FOR OPTION TERM(2)
                        OPTIONS     GRANTED IN     BASE PRICE     EXPIRATION     ---------------------------
NAME                    GRANTED     FISCAL YEAR   ($/SHARE)(1)       DATE            5%             10%
----                   ----------   -----------   ------------   -------------   -----------   -------------
Christian G.
  Vaccari............    50,000(3)      21%          $2.04       March 1, 2005    $ 28,000      $   62,500
                        300,000(4)      28%          $2.65       March 9, 2011     501,000       1,266,000
Todd M. Hornbeck.....    50,000(3)      21%          $2.04       March 1, 2005      28,000          62,500
                        300,000(4)      28%          $2.65       March 9, 2011     501,000       1,266,000
Carl G. Annessa......    30,000(3)      13%          $2.04       March 1, 2010      16,800          37,500
                        100,000(4)       9%          $2.65       March 9, 2011     167,000         422,000
Paul M. Ordogne......    20,000(3)       9%          $2.04       March 1, 2010      11,200          25,000
                         48,000(4)       4%          $2.65       March 9, 2011      80,160         202,560

---------------

(1) The options were granted at or above the fair market value of our common stock on the date of grant.

(2) In accordance with the rules of the Securities and Exchange Commission, the gains or "option spreads" that would exist for the respective options granted are shown. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future appreciation.

(3) One-third of these options are exercisable as of the date of grant, and one-third become exercisable on each of the first and second anniversaries of the date of grant.

(4) One-fifth of these options are exercisable as of the date of grant, and one-fifth become exercisable on each of the first, second, third and fourth anniversaries of the date of grant.

FISCAL YEAR END OPTION VALUES

                                           NUMBER OF SECURITIES
                                                UNDERLYING               VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                           AT DECEMBER 31, 2000          AT DECEMBER 31, 2000
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
Christian G. Vaccari..................    40,000         345,000        $18,666        $29,667
Todd M. Hornbeck......................    40,000         345,000         18,666         29,667
Carl G. Annessa.......................    23,333         126,667         16,766         17,534
Paul M. Ordogne.......................    11,667          63,833          8,067         10,133

EXERCISES OF STOCK OPTIONS

     None of the executive officers named in the Summary Compensation Table have exercised any options to purchase our common stock.

EMPLOYMENT AGREEMENTS

     Christian G. Vaccari serves as our Chairman of the Board and Chief Executive Officer, Todd M. Hornbeck serves as our President, Chief Operating Officer and Secretary, James O. Harp, Jr. serves as our Vice President and Chief Financial Officer, Carl G. Annessa serves as our Vice President of Operations and Paul M. Ordogne serves as our Treasurer and Controller, each under an employment agreement with an initial term expiring December 31, 2003. Each agreement may be renewed on an annual basis for up to three additional years (two years in the case of Mr. Ordogne), unless terminated by the employee or us.

     The employment agreements of Messrs. Vaccari, Hornbeck, Harp, Annessa and Ordogne provide for annual base salaries of $200,000, $200,000, $170,000, $160,000 and $116,000, respectively. Our board has agreed to award a bonus or bonuses to each of Messrs. Vaccari, Hornbeck, Harp and Annessa if our company meets certain EBITDA and earnings per share targets with respect to any year during which their respective employment agreement is in effect. Our board may, in its discretion, award a smaller bonus if our company does not meet such targets or an additional bonus if our company exceeds such targets. Mr. Ordogne is eligible for a bonus each year at the discretion of the Board. Under each of their respective employment agreements, the employee's salary will be reviewed from time to time by our compensation committee for possible increases based on the employee's performance.

     If we terminate the employment of Mr. Vaccari or Mr. Hornbeck for any reason other than for cause, he will be entitled to receive his salary until the actual termination date of his agreement or two years after the date of termination, whichever is later. If we terminate the employment of Mr. Harp, Mr. Annessa or Mr. Ordogne for any reason other than for cause, he will be entitled to receive his salary until the actual termination date of his agreement or one year, as to Messrs. Harp and Annessa, and six months, as to Mr. Ordogne, after the date of termination, whichever is later. If we should undergo a change in control while the agreements are in effect and Mr. Vaccari, Mr. Hornbeck, Mr. Harp or Mr. Annessa is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs and, in general, three times the bonus he received for the previous year. If we should undergo a change in control while Mr. Ordogne's agreement is in effect and he is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive one and one-half times his salary for the year in which the termination occurs and, in general, one and one-half times the bonus he received for the previous year.

     Messrs. Vaccari and Hornbeck have each agreed that during the term of their respective agreements and Messrs. Harp, Annessa and Ordogne have each agreed that during the term of their respective agreements and for a period of one year (six months in the case of Mr. Ordogne) after termination, they will not (i) be employed by or associated with or own more than five percent (5%) of the outstanding securities of any entity which competes with us in the locations in which we operate, (ii) solicit any of our employees to terminate their employment or (iii) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend Mr. Annessa's noncompetition period for an additional year by paying his compensation and other benefits for an additional year, and we may elect to extend Mr. Ordogne's noncompetition period for an additional six months by paying his compensation and other benefits for an additional six months.

INCENTIVE COMPENSATION PLAN

     Our board of directors and shareholders adopted an Incentive Compensation Plan in 1997. The purpose of the HORNBECK-LEEVAC Marine Services, Inc. Incentive Compensation Plan is to strengthen our company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock and performance shares. With the approval of our shareholders, we have reserved 3.5 million shares of our common stock for issuance pursuant to awards made under the plan.

     The HORNBECK-LEEVAC Marine Services, Inc. Incentive Compensation Plan is administered by the compensation committee. Subject to the express provisions of the plan, the compensation committee has full authority, among other things:

     - to select the persons to whom stock, options and other awards will be granted,

     - to determine the type, size and terms and conditions of stock options and other awards and

     - to establish the terms for treatment of stock options and other awards upon a termination of employment.

     Under the plan, awards other than stock options and stock appreciation rights given to any of our executive officers whose compensation must be disclosed in our annual proxy statement and who is subject to the limitations imposed by Section 162(m) of the tax code must be based on the attainment of certain performance goals established by the Board or the compensation committee. The performance measures are limited to earnings per share, return on assets, return on equity, return on capital, net profit after taxes, net profits before taxes, operating profits, stock price and sales or expenses. Additionally, the performance goals must include formulas for calculating the amount of compensation payable if the goals are met; both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess that the goals were met and calculate the amount to be paid.

     Consistent with certain provisions of the tax code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to a named executive officer and a maximum amount of compensation payable as an award under the plan (other than stock options and stock appreciation rights) to a named executive officer.

401(K) RETIREMENT PLAN

     We have adopted a 401(k) plan for our employees. Employees are eligible to participate in the plan following three months of employment with us if they are at least 21 years of age. Under the plan, eligible employees are permitted, subject to legal limitations, to contribute up to 20% of compensation. The plan provides that we will match an amount equal to a percentage set by us of up to 6% of an employee's contribution before the end of each calendar year. We are also permitted to make qualified non-elective and discretionary contributions in proportion to each eligible employee's compensation as a ratio of the aggregate compensation of all eligible employees. The amounts held under the plan are invested in investment funds maintained under the plan in accordance with the directions of each participant.

     All employees' contributions are immediately 100% vested. Contributions by us to the plan vest at a rate of 20% each year after the second year of service. Upon attaining age 65, participants are automatically 100% vested, even with respect to our contributions. Subject to certain limitations imposed under the tax code, participants or their designated beneficiaries are entitled to payment of vested benefits upon termination of employment. On attaining age 65, participants are entitled to distribution of the full value of their benefits even if they continue to be employed by us. Such employees also have the option of deferring payment until April 1 following the year they attain the age of 70 1/2. In addition, hardship and other in-service distributions are available under certain circumstances and subject to certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's salary deferral contributions under the plan, the amount of our discretionary and matching contributions made to the plan and the performance of the investment funds maintained under the plan in which participants are invested.

CERTAIN COMPANY TRANSACTIONS

     The following is a discussion of transactions between our company and its executive officers, directors and shareholders owning more than five percent of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties. Because of the existence of these transactions, the parties to these transactions could have interests different from those of other shareholders.

     Christian G. Vaccari, our Chairman of the Board and Chief Executive Officer, is a member of LEEVAC Industries, LLC and Chairman of the Board of LEEVAC Shipyards, Inc. Three of our recently constructed offshore supply vessels were built by LEEVAC Shipyards, one was built by LEEVAC Industries and we have existing contracts with LEEVAC Industries for the construction of three additional offshore supply vessels currently in process. Our current contracts with LEEVAC Industries, as well as our past contracts with LEEVAC Industries and LEEVAC Shipyards, were entered into following a competitive bidding process. In 2000, we made payments under such shipyard contracts aggregating $9.9 million, and at December 31, 2000, after giving effect to subsequent change orders, we had contracts calling for the payment of an additional $32.5 million over the course of construction of the four offshore supply vessels.

     Until November 2000, we bareboat chartered a tank barge from an entity in which we owned a 60% interest. The other 40% of such entity was owned by Gateway Offshore, Inc., which was owned by members of the Vaccari family, including a minority interest owned by Christian G. Vaccari, our Chairman of the Board and Chief Executive Officer. The barebarge charter rate was $700 per day or $255,500 per year. In November 2000, we purchased Gateway Offshore Inc., and thus the remaining 40% interest in the tank barge owning entity from the Vaccari family in exchange for 339,624 shares of our common stock at a per share price of $2.65 or an aggregate of $900,000. The price represented 40% of the value of the tank barge based on an independent appraisal.

     On June 5, 1998, Enron North America Corp. and Joint Energy Development Investments II Limited Partnership entered into an agreement with us and Hornbeck Offshore Services, Inc. and LEEVAC Marine Inc., which we refer to as Facility C and pursuant to which Enron North America and Joint Energy Development Investments agreed to lend these subsidiaries $20 million. In connection with Facility C, our subsidiaries issued to each of Enron North America and Joint Energy Development Investments a promissory note in the amount of $10 million, which each bore interest at 7% annually.

     ENA CLO I Holding Company I L.P., an affiliate of Enron North America has succeeded to the interests, obligations, duties and rights of both Joint Energy Development Investments and Enron North America as lenders under Facility C. For the year ended December 31, 2000, we paid $1.8 million in interest under this Facility C, including interest paid in kind by the issuance of additional notes as permitted under Facility C totaling $0.5 million. These notes were paid in full with proceeds from the private placement of the Series A notes.

     In connection with Facility C, Enron North America and Joint Energy Development Investments were each issued warrants to purchase 5,250,000 shares of our common stock at an initial exercise price of $1.68 per share, and, as a result, each became a beneficial owner of more than 5% of our common stock. The warrants terminate on May 15, 2005. Also, in connection with Facility C, Enron North America was granted additional warrants to purchase 702,380 shares, and Joint Energy Development Investments was granted additional warrants to purchase 702,381 shares of our common stock with a conditional right to exercise the additional warrants. The right to exercise the additional warrants expired upon the payment in full of all obligations in connection with Facility C and have been paid and satisfied in full. The warrants and additional warrants issued to Enron North America have been subsequently transferred to ECTMI Trutta Holdings L.P., an affiliate of Enron North America.

     In June 2001, we entered into an amendment to the warrants held by ECTMI Trutta and Joint Energy Development Investments which became effective upon the closing of the private placement and upon payment to each warrantholder of $150,000 ($300,000 in the aggregate). This amendment permits us to satisfy part or all of the repurchase price of the warrants by issuing subordinated notes to the warrantholders. We may use this method of payment only to the extent payment in cash would cause or result in a violation of the terms of the indenture governing the notes offered in this offering.

     On August 9, 2001, we were notified by ECTMI Trutta and Joint Energy Development Investments that they desire to transfer all of their warrants and we have exercised our right of first offer to purchase all of such warrants for an aggregate purchase price of $14.5 million. In order to finance the repurchase of the warrants, we intend to offer to each existing stockholder the right to purchase its pro rata share of 5,509,434 shares of our common stock at a price of $2.65 per share. We have already received a signed subscription agreement from one of our stockholders, the William Herbert Hunt Trust Estate, and have issued 273,585 shares of our common stock to that stockholder for a total purchase price of $725,000. We have paid this amount to ECTMI Trutta and Joint Energy Development Investments as a deposit toward our repurchase of the warrants. Also under the terms of this subscription agreement, the Trust Estate has agreed to purchase the balance of the offered shares not subscribed for by our other existing stockholders.

     Also on June 5, 1998, our subsidiaries, Hornbeck Offshore Services and LEEVAC Marine entered into a credit agreement with Joint Energy Development Investments and Enron Capital Management, an affiliate of Enron North America Corp. Under this credit agreement, Enron Capital Management and Joint Energy Development Investments agreed to lend up to $15 million to our subsidiaries. We guaranteed the obligations of our subsidiaries in connection with this credit facility. On July 14, 2000, the principal and interest outstanding under this credit facility was paid in full and neither we nor our subsidiaries have any further obligation under this credit facility.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our voting securities as of September 14, 2001 by:

     - each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

     - each of our directors; and

     - each of our named executive officers and all of our executive officers and directors as a group.

     Unless otherwise indicated, each person named below has an address c/o our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

                                     DIRECT OWNERSHIP                BENEFICIAL OWNERSHIP
                                --------------------------       -----------------------------
                                NUMBER OF    PERCENTAGE OF       NUMBER OF      PERCENTAGE OF
                                 SHARES       OUTSTANDING          SHARES       OUTSTANDING(1)
                                ---------    -------------       ----------     --------------
ECTMI Trutta Holdings, L.P....         --          --            10,500,000(3)       30.0
Joint Energy Development
  Investments II Limited
  Partnership.................         --          --
SCF-IV, L.P...................  8,150,944        33.3             8,150,944(4)       33.3
Cari Investment Company.......  4,450,119        18.2             4,764,927(5)       19.3
Christian G. Vaccari..........    186,475           *
Todd M. Hornbeck..............  1,500,000         6.1             3,128,333(6)       12.7
Troy A. Hornbeck..............  1,500,000         6.1
William Herbert Hunt Trust
  Estate......................  3,842,453        15.7             3,883,720(7)       15.8
Bruce W. Hunt.................     18,267           *
Carl G. Annessa...............     65,000           *               125,000(8)          *
James O. Harp, Jr. ...........     28,992           *                28,992             *
Paul M. Ordogne...............     99,300           *               129,733(9)          *
Richard W. Cryar..............     43,143           *                66,143(10)         *
Jesse E. Neyman...............          1(2)        *                     1             *
Larry D. Hornbeck.............    131,434           *               133,434(11)         *
Andrew L. Waite...............      1,000           *                 3,000(12)         *
All shares owned or controlled
  by executive officers and
  directors as a group (10
  persons)....................  2,073,612         8.5            12,263,283(13)      49.2

---------------

  *  Less than 1%.

 (1) Percentages of outstanding common stock beneficially owned for each beneficial owner and for the officers and directors as a group have been calculated by dividing (1) the outstanding shares held by such owner or such group plus additional shares such owner or such group, respectively, is entitled to acquire pursuant to options or warrants exercisable within sixty (60) days by (2) the total outstanding shares of our common stock plus the additional shares only such owner or such group, respectively, is entitled to acquire pursuant to such options or warrants.

 (2) Director qualifying share.

 (3) Enron Corp. is the ultimate parent of the general partner of ECTMI Trutta Holdings, L.P. and Joint Energy Development Investment II Limited Partnership, and as such Enron Corp. may be deemed to have voting and dispositive power over the shares beneficially owned by ECTMI Trutta and Joint Energy Development Investments. Beneficial ownership is limited to warrants to purchase

     5,250,000 shares of common stock that are presently exercisable by ECTMI Trutta, and warrants to purchase 5,250,000 shares of common stock that are presently exercisable by Joint Energy Development Investments. The address of these beneficial owners is c/o Enron North America Corp., 1400 Smith Street, Houston, Texas 77002. ECTMI Trutta and Joint Energy Development Investments have notified us that they desire to transfer their warrants and we have exercised our right of first refusal to purchase the warrants. See "Directors and Management-Certain Company Transactions."

 (4) SCF-IV, L.P. is a limited partnership of which the ultimate general partner is L.E. Simmons & Associates, Incorporated. The Chairman of the Board and President of L.E. Simmons & Associates, Incorporated is Mr. L.E. Simmons. As such Mr. Simmons may be deemed to have voting and dispositive power over the shares owned by SCF-IV, L.P. The address of Mr. Simmons and SCF-IV, L.P. is 6600 Chase Bank Tower, 600 Travis Street, Houston, Texas 77002.

 (5) Cari Investment Company is owned entirely by Christian G. Vaccari and other members of his family. Mr. Vaccari also serves as its chief executive officer and may be deemed to share voting and dispositive power with respect to the 4,450,119 shares of common stock owned by Cari Investment Company. Cari Investment Company's address is 1100 Poydras Street, Suite 2000, New Orleans, LA 70163. Beneficial ownership includes options to purchase 128,333 shares of common stock that are currently exercisable by Mr. Vaccari.

 (6) Troy A. Hornbeck has granted a power of attorney to Todd M. Hornbeck covering the voting interest in his 1,500,000 shares, and therefore Todd Hornbeck has control of all voting decisions with respect to these shares. Beneficial ownership includes options to purchase 128,333 shares of common stock that are currently exercisable by Todd Hornbeck.

 (7) Mr. Bruce W. Hunt is a representative of the William Herbert Hunt Trust Estate and may be deemed to share voting and dispositive power with respect to the 3,568,868 shares of common stock owned by the Trust Estate. Also includes options to purchase 23,000 shares of common stock that are currently exercisable by Mr. Hunt. The Trust Estate's address is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, TX 75201.

 (8) Beneficial ownership includes options to purchase 60,000 shares of common stock that are currently exercisable.

 (9) Beneficial ownership includes options to purchase 30,433 shares of common stock that are currently exercisable.

(10) Beneficial ownership includes options to purchase 23,000 shares of common stock that are currently exercisable.

(11) Beneficial ownership includes options to purchase 2,000 shares of common stock that are currently exercisable.

(12) Mr. Waite serves as Managing Director of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF-IV, L.P. As such, Mr. Waite may be deemed to have voting and dispositive power over the shares owned by SCF-IV, L.P. Mr. Waite disclaims beneficial ownership of the shares owned by SCF-IV, L.P. Beneficial ownership includes options to purchase 2,000 shares of common stock that are currently exercisable.

(13) Beneficial ownership includes options to purchase 397,099 shares of common stock that are currently exercisable. Does not include 10,500,000 shares owned beneficially as described in Note (3) above.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     We have received and are evaluating a signed commitment letter from one of our former lenders regarding a new senior secured revolving line of credit of $50 million. Two of our subsidiaries, Hornbeck Offshore Services, Inc. and LEEVAC Marine, Inc. will be the borrowers under this credit facility and we and certain of our subsidiaries will guarantee the outstanding debt. Pursuant to the proposed terms for this facility, our borrowings under this facility will be limited to $25 million until we have obtained the lenders' concurrence to the use of proceeds of borrowings in excess of $25 million. Pursuant to the indenture governing the notes, the level of permitted borrowings under this facility will be initially limited to $25 million plus 15% of the increase in our consolidated net tangible assets. The debt under the facility will be secured by a first preferred ship mortgage on certain offshore supply vessels and tugs having a minimum orderly liquidation value of $75 million and blanket lien first priority security interests in all personal property related to the mortgaged vessels.

                       DESCRIPTION OF THE SERIES B NOTES

GENERAL

     The Series B notes will be issued, and the Series A notes were issued, under an Indenture dated as of July 24, 2001 (the "Indenture") among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). References to the "Notes" in this section of the prospectus include both the Series A notes and the Series B notes.

     This "Description of the Notes" is intended to be a useful overview of the material provisions of the Notes, the Indenture and the Registration Rights Agreement. As this description is only a summary, you should refer to the Indenture and the Registration Rights Agreement for a complete description of the obligations of the Company and your rights. The Company has filed the Indenture as an exhibit to the registration statement which includes this prospectus.

     You will find the definitions of capitalized terms used in this description under the heading "-- Certain Definitions."

     For purposes of this description, references to the "Company" mean HORNBECK-LEEVAC Marine Services, Inc., but not any of its subsidiaries.

     The Series B Notes:

     - are general unsecured obligations of the Company;

     - are issued in denominations of $1,000 and integral multiples of $1,000;

     - are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in certificated form;

     - rank equally in right of payment to all existing and any future senior indebtedness of the Company;

     - rank senior in right of payment to any future subordinated indebtedness of the Company;

     - are issued with original issue discount for federal income tax purposes;

     - are unconditionally guaranteed on a senior basis by each Subsidiary of the Company; and

     The Indenture provides the Company the flexibility of issuing additional Notes in the future in an unlimited amount; however, any issuance of such additional Notes would be subject to the covenant described in the first paragraph under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." References to the "Notes" in this section of the prospectus also include any such additional notes.

     Any Series A notes that remain outstanding after the completion of the exchange offer, together with the Series B notes issued in connection with the exchange offer and any additional notes issued in the future, will be treated as a single class of securities under the Indenture.

     Initially, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on August 1, 2008. Interest on the Notes will:

     - accrue at the rate of 10.625% per annum;

     - accrue from July 24, 2001;

     - be payable in cash semi-annually in arrears on February 1 and August 1, commencing on February 1, 2002;

     - be payable to the holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year comprised of twelve 30-day months.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by all of the Company's present and future Significant Subsidiaries (the "Guarantors"). Initially, the Guarantors will include Hornbeck Offshore Services, Inc. and LEEVAC Marine, Inc., the Company's principal operating subsidiaries.

     The obligations of each Guarantor under its Subsidiary Guarantee will be a general unsecured obligation of such Guarantor, ranking equally in right of payment with all other current or future senior indebtedness of such Guarantor, including any borrowings under the Credit Facility, and senior in right of payment to any subordinated indebtedness incurred by such Guarantor in the future. The Subsidiary Guarantees will be effectively subordinated, however, to all current and future secured obligations of the Guarantors, including any borrowings under the Credit Facility, to the extent of the value of the assets collateralizing such obligations.

     The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under bankruptcy, fraudulent conveyance and fraudulent transfer and similar laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor), whether or not affiliated with such Guarantor, unless:

          (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) executes a supplement to the indenture and delivers an Opinion of Counsel in accordance with the terms of the Indenture;

          (2) immediately after giving effect to such transaction, no Default or Event of Default exists;

          (3) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and

          (4) the Company would be permitted by virtue of the Company's pro forma Consolidated Interest Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described below under the caption "-- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that, in the event of a sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the Capital Stock of any Guarantor, then such Guarantor or the Person acquiring its assets will be released and relieved of any obligations under its Subsidiary Guarantee; provided, however, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders -- Asset Sales." In addition, the Indenture provides that, in the event the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, provided that such designation is conducted in accordance with the applicable provisions of the Indenture.

OPTIONAL REDEMPTION

     At any time prior to August 1, 2005, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the date of redemption.

     The Notes will also be redeemable at the Company's option on or after August 1, 2005, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................  105.3125%
2006........................................................  102.6563%
2007 and thereafter.........................................  100.0000%

     Further, prior to August 1, 2004, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price of 110.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings, provided that

          (a) at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of each such redemption and

          (b) each such redemption occurs within 60 days of the date of the closing of each such Qualified Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee considers fair and appropriate; provided, however, that no Notes of $1,000 or less may be redeemed in part.

     Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to repurchase the Notes or to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. The Indenture provides that, upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment").

     Within 30 days following a Change of Control, the Company will mail a notice to each holder of Notes and the Trustee describing the transaction that constitutes the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On or before the Change of Control Payment Date, the Company will, to the extent lawful,

          (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and

          (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Notes, but that would not constitute a Change of Control. The occurrence of a Change of Control may result in a default under the Credit Facility and give the lenders thereunder the right to require the Company to repay all outstanding obligations thereunder. The Company's ability to repurchase Notes following a Change of Control may also be limited by the Company's then existing financial resources.

     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following:

          (a) the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole,

          (b) the adoption of a plan relating to the liquidation or dissolution of the Company,

          (c) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding the effect of any voting arrangement pursuant to any agreement among the Company and any stockholders of the Company as in effect on the Issue Date) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Company or

          (d) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors;

provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if

          (1) the stockholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of the Company immediately following the consummation of such transaction and

          (2) immediately following the consummation of such transaction, no "person" (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company.

For purposes of this definition, a time charter of marine vessels to customers in the ordinary course of business shall not be deemed to be a "lease" under clause (a) above.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who

          (a) was a member of the Board of Directors on the Issue Date or

          (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the directors who were members of the Board of Directors on the Issue Date or who were so elected to the Board of Directors thereafter.

     The definition of Change of Control includes an event by which the Company sells, leases, transfers, conveys or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries, taken as whole, may be uncertain.

     Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (excluding for this purpose an Event of Loss) unless

          (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and

          (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided, however, that the amount of

          (1) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and

          (2) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Event of Loss), the Company or any such Restricted Subsidiary may apply such Net Proceeds to

          (a) permanently repay all or any portion of the principal of any secured Indebtedness (to the extent of the fair value of the assets collateralizing such Indebtedness, as determined by the Board of Directors) or

          (b) to acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise) Productive Assets, provided that if the Company or such Restricted Subsidiary enters into a binding agreement to acquire such Productive Assets within such 365-day period, but the consummation of the transactions under such agreement has not occurred within such 365-day period, and the agreement has not been terminated, then the 365-day period will be extended to 18 months to permit such consummation; provided further, however, if such consummation does not occur, or such agreement is terminated within such 18-month period, then the Company may apply, or cause such Restricted Subsidiary to apply, within 90 days after the end of the 18-month period or the effective date of such termination, whichever is earlier, such Net Proceeds as provided in clauses
     (a) and (b) of this paragraph.

Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings, including borrowings under the Credit Facility, or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any Pari Passu Indebtedness, the Company shall only be required to offer to repurchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding.

     To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount that the Company is required to repurchase, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement (other than any agreement governing the Credit Facility) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer. The agreement governing the Credit Facility may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

CERTAIN COVENANTS

     Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

          (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

          (b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company);

          (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at Stated Maturity (other than an interim payment of principal on the Subordinated Notes); or

          (d) make any Restricted Investment

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (b), (c), (d), (f), (g), (h) and (i), but including Restricted Payments permitted by clauses (a) and (e), of the next succeeding paragraph), is less than the sum of the following:

             (A) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2001 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (B) subject to clause (b) of the next succeeding paragraph, 100% of the aggregate net cash proceeds received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into, or exchanged for, such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted

        Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into, or exchanged for, Disqualified Stock), plus

             (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
        (2) the initial amount of such Restricted Investment, plus

             (D) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair market value of the Investments in such Subsidiary previously made by the Company and its Restricted Subsidiaries as of the date of such redesignation and (2) the amount of such Investments, plus

             (E) $10 million.

The preceding provisions will not prohibit:

          (a) the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

          (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

          (d) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Company or any of its Wholly Owned Restricted Subsidiaries;

          (e) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries held by any employee of the Company or any of its Restricted Subsidiaries, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any calendar year;

          (f) the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

          (g) in connection with an acquisition by the Company or by any of its Restricted Subsidiaries, the return to the Company or any of its Restricted Subsidiaries of Equity Interests of the Company or any of its Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims;

          (h) the purchase by the Company of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations; and

          (i) the acquisition by the Company of any Trutta/JEDI warrants in exchange for Subordinated Notes.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined in the manner contemplated by the definition of the term

"fair market value," and the results of such determination will be evidenced by an Officers' Certificate delivered to the Trustee. Not later than the date of making any Restricted Payment (other than a Restricted Payment permitted by clause (b), (c), (d), (f), (g), (h) or (i) of the preceding paragraph), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     Incurrence of Indebtedness and Issuance of Preferred Stock. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" or an "incurrence") any Indebtedness (including, without limitation, any Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness, and the Company may issue Disqualified Stock, in each case if the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least as great as the ratio indicated in the following table at the time such additional Indebtedness is incurred or such Disqualified Stock is issued (such time being called the "Incurrence Time"), in each case as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness or Disqualified Stock had been issued or incurred at the beginning of such four-quarter period.

INCURRENCE TIME                                                  RATIO
---------------                                                  -----
When the Notes are rated at least Ba3 by Moody's and at
  least BB- by S&P..........................................   2.50 to 1
At any other time as follows:
  From the Issue Date through December 31, 2002.............   2.50 to 1
  From January 1, 2003 through June 30, 2004................   2.75 to 1
  After June 30, 2004.......................................   3.00 to 1

     The preceding provisions will not apply to the incurrence by the Company or any of its Restricted Subsidiaries of any of the following Indebtedness:

          (a) Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (1) $25 million and (2) 15% of the amount of the increase, if any, in Consolidated Net Tangible Assets between (A) the end of the Company's most recently ended fiscal quarter for which internal financial statements are available and
     (B) March 31, 2001, with the amount of Consolidated Net Tangible Assets at March 31, 2001 to be determined on a pro forma basis to reflect the Company's acquisition on May 31, 2001 of tugs and tank barges from the Spentonbush/Red Star Group, plus any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness;

          (b) Existing Indebtedness;

          (c) Hedging Obligations;

          (d) Indebtedness represented by the Offered Notes, the Exchange Notes or any Subsidiary Guarantees;

          (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries, provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Wholly Owned Restricted Subsidiary of the Company, shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, as of the date such issuance, sale or other transfer is not permitted by this clause (e);

          (f) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (g) the guarantee by the Company of Indebtedness of any of its Restricted Subsidiaries or by any Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary, in each case, that was permitted to be incurred by another provision of this covenant;

          (h) Permitted Refinancing Debt incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was incurred pursuant to the first paragraph of this covenant or clause (b), (d) or (h) of the second paragraph of this covenant;

          (i) Subordinated Notes; and

          (j) other Indebtedness in a principal amount not to exceed $10 million at any one time outstanding.

     The Indenture also provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or of such Guarantor, as the case may be; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (i) of the second paragraph, or is entitled to be incurred pursuant to the first paragraph, of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to such category. There will be no restrictions in the Indenture on the ability of an Unrestricted Subsidiary to incur Indebtedness or issue preferred stock.

     Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, to secure:

          (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or

          (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured;

provided, however, that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees. The incurrence of secured Indebtedness by the Company and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Sale-and-Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if:

          (a) the Company or such Restricted Subsidiary could have

             (1) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption
        "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and

             (2) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "-- Liens,"

          (b) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee) of the assets that are the subject of such sale-and-leaseback transaction and

          (c) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

     Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Indenture provides that the Company

          (a) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless

             (1) such transfer, conveyance, sale, or other disposition is of all the Capital Stock of such Restricted Subsidiary and

             (2) the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales," and

          (b) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company;

except, in the case of both clauses (a) and (b) above, with respect to (i) dispositions or issuances by a Wholly Owned Restricted Subsidiary of the Company as contemplated in clauses (a) and (b) of the definition of "Wholly Owned Restricted Subsidiary" or (ii) other dispositions or issuances of up to 35% of the outstanding Capital Stock of a Wholly Owned Restricted Subsidiary of the Company, provided that, after giving pro forma effect thereto, the Investment of the Company and its Wholly Owned Restricted Subsidiaries in all Restricted Subsidiaries that are not Wholly Owned Restricted Subsidiaries of the Company, determined on a consolidated basis in accordance with GAAP, does not exceed 15% of Consolidated Net Tangible Assets of the Company. For purposes of this covenant, the creation or perfection of a Lien on any Capital Stock of a Restricted Subsidiary of the Company to secure any Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a disposition of such Capital Stock, provided that any sale by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to do any of the following:

          (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

          (b) make loans or advances to the Company or any of its Restricted Subsidiaries or

          (c) transfer any of its assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

          (1) the Credit Facility or Existing Indebtedness, each as in effect on the Issue Date,

          (2) the Indenture, the Notes and the Subsidiary Guarantees,

          (3) applicable law,

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the assets of any Person, other than the Person, or the assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,

          (5) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

          (6) by reason of customary provisions restricting the transfer of copyrighted or patented materials consistent with industry practice,

          (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired,

          (8) customary provisions in bona fide contracts for the sale of assets,

          (9) Permitted Refinancing Indebtedness with respect to any Indebtedness referred to in clauses (1) and (2) above, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or

          (10) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

     Merger, Consolidation or Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to another Person unless

          (a) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia,

          (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,

          (c) immediately after such transaction no Default or Event of Default exists and

          (d) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made

             (1) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and

             (2) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary, and

          (b) the Company delivers to the Trustee

             (1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and

             (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, an opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company, provided that such opinion will not be required with respect to any Affiliate Transaction or series of related Affiliate Transactions involving shipyard contracts that are awarded following a competitive bidding process and approved by a majority of the disinterested members of the Board of Directors;

provided, however, that the following shall be deemed not to be Affiliate
Transactions:

          (A) any employment agreement or other employee compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

          (B) transactions between or among the Company and its Restricted Subsidiaries;

          (C) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture;

          (D) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $500,000 outstanding at any one time;

          (E) indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions;

          (F) maintenance in the ordinary course of business of customary benefit programs or arrangements for officers, directors and employees of the Company or any Restricted Subsidiary, including without limitation vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans and similar plans;

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          (G) registration rights or similar agreements with officers, directors or significant shareholders of the Company or any Restricted Subsidiary;

          (H) issuance of Equity Interests (other than Disqualified Stock) by the Company; and

          (I) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate.

     Additional Subsidiary Guarantees. The Indenture provides that if the Company or any of its Restricted Subsidiaries, after the Issue Date, acquires or creates another Restricted Subsidiary, then such newly acquired or created Subsidiary shall execute a supplement to the Indenture and deliver an Opinion of Counsel in accordance with the terms of the Indenture.

     Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the marine transportation business and such other businesses as are complementary or related thereto as determined in good faith by the Board of Directors of the Company.

     Reports. Whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and, within fifteen days of filing, or attempting to file, the same with the Commission, furnish to the holders of the Notes and the Trustee

          (a) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, provided that the obligation to file and to furnish such quarterly information will commence with respect to the quarterly period ending September 30, 2001, and

          (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     In addition, the Company and the Guarantors will furnish to the holders of the Notes, prospective purchasers of the Notes and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Future Designation of Restricted and Unrestricted Subsidiaries. The preceding covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary, or by the redesignation by the Company of an Unrestricted Subsidiary as a Restricted Subsidiary.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The Board of Directors of the Company may also redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation complies with the requirements of the Indenture described in the definition of "Unrestricted Subsidiary." If the aggregate amount of all Restricted Payments calculated for purposes of the first paragraph of the covenant described under "-- Restricted Payments" above includes an

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Investment in an Unrestricted Subsidiary that subsequently becomes a Restricted
Subsidiary pursuant to the terms of this paragraph, then the aggregate amount of such Restricted Payments will be reduced by the lesser of (a) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time it becomes a Restricted Subsidiary and (b) the amount of such Investments.

     Any designation or redesignation pursuant to this covenant by the Board of Directors will be evidenced by the filing with the Trustee of a Board Resolution giving effect to such action and evidencing the valuation of any Investment relating thereto (as determined in good faith by the Board of Directors) and an Officers' Certificate certifying that such action and valuation complied with the preceding requirements.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

          (a) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes;

          (b) default in payment when due of the principal of or premium, if any, on the Notes;

          (c) failure by the Company to comply with the provisions described under the caption "-- Repurchase at the Option of Holders" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

          (d) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes;

          (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default

             (1) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or

             (2) results in the acceleration of such Indebtedness prior to its express maturity and

             (3) in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

          (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (g) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee against a Guarantor for any reason other than as provided in the Indenture; and

          (h) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy or

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

insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. The holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages that have become due solely because of the acceleration) have been cured or waived. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium interest or Liquidated Damages, if any, on the Notes.

     Except to enforce the right to receive payment of principal, premium, if any, interest or Liquidated Damages, if any, when due, no holder of the Notes may pursue any remedy with respect to the Indenture or the Notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue such remedy;

          (3) such holders have offered the Trustee indemnity satisfactory to it against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of indemnity; and

          (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company will be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

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

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of the obligations of itself and the Guarantors discharged with respect to the outstanding Notes and the Subsidiary Guarantees ("Legal Defeasance") except for

          (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below,

          (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer or exchange of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and any Guarantor's obligations in connection therewith and

          (d) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date,

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowings) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit,

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

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound,

          (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

          (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and

          (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If the Company exercises either Legal Defeasance or Covenant Defeasance, any Liens securing the Notes that were created pursuant to the requirements of the "Liens" covenant will be released.

AMENDMENT AND WAIVER

     Except as provided below, the Indenture or the Notes may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing non-payment default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

          (a) reduce the principal amount of Notes whose holders must consent to an amendment or waiver,

          (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"),

          (c) reduce the rate of or change the time for payment of interest on any Note,

          (d) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

          (e) make any Note payable in money other than that stated in the Notes,

          (f) make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Notes (except as permitted in clause (g) hereof),

          (g) waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"),

          (h) alter the ranking of the Notes relative to other Indebtedness of the Company or any Subsidiary Guarantee relative to other Indebtedness of the Guarantors, in either case in a manner adverse to the holders, or

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

          (i) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to secure the Notes pursuant to the requirements of the "Liens" covenant, to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (a) either:

             (1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or

             (2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (c) the Company or any Guarantor has paid or caused to be paid all other sums payable by it under the Indenture; and

          (d) the Company has delivered an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     Wells Fargo Bank Minnesota, National Association, will serve as trustee, registrar and paying agent under the Indenture.

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

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if after an Event of Default has occurred and is continuing, the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture provides that it, the Notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture without charge by contacting HORNBECK-LEEVAC Marine Services, Inc., 414 N. Causeway Boulevard, Mandeville, Louisiana 70448, Attention: James O. Harp, Jr., Chief Financial Officer, telephone (985) 727-2000, extension 203.

BOOK ENTRY, DELIVERY AND FORM

     The Series B notes will be issued in the form of a global note. The global note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the global note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Series B notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of Series B notes in definitive form, such Series B notes will, unless the global note has previously been exchanged for Series B notes in definitive form, be exchanged for an interest in the global note representing the aggregate principal amount of Series B notes being transferred.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository, upon the issuance of the global note, the Depository will credit, on its book-entry registrations and transfer system, the aggregate principal amount of Series B notes represented by such global note to the accounts of participants exchanging

Series A notes. Ownership of beneficial interests in the global note will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the global note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

     So long as the Depository, or its nominee, is the Holder of the global note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and Holder of the Series B notes for all purposes of the Series B notes and the Indenture. Except as set forth below, you will not be entitled to have the Series B notes represented by the global note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owner or Holder of any Series B notes under the global note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that the Depository, as the Holder of the global note, is entitled to take, the Depository will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Company will make all payments on Series B notes represented by the global note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the owner and Holder of the global note.

     The Company expects that the Depository or its nominee, upon receipt of any payment in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the global note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note for any Series B notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the global note owning through such participants.

     Although the Depository has agreed to the preceding procedures in order to facilitate transfers of interests in the global note among participants of the Depository, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the Series B notes represented by the global note will be exchangeable for certificated notes in definitive form of like tenor as such Series B notes if:

          (1) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the global note and a successor is not promptly appointed or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act; or

          (2) the Company in its discretion at any time determines not to have all of the Series B notes represented by the global note. Any Series B notes that are exchangeable pursuant to the preceding sentence will be exchanged for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the preceding, the global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

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EXCHANGE AND TRANSFERS

     A holder of Series B Notes may transfer or exchange Series B notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Series B note selected for redemption. Also, the Company will not be required to transfer or exchange any Series B note for a period of 15 days before a selection of Notes to be redeemed.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with acquisitions of assets from such Person. Acquired Indebtedness will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from such Person.

     "Affiliate" of any specified Person means an "affiliate" of such Person, as such term is defined for purposes of Rule 144 under the Securities Act.

     "Applicable Premium" means, with respect to any Note on any redemption date, the greater of:

          (a) 1.0% of the principal amount of the Note and

          (b) the excess of (1) the present value at such redemption date of (A) the redemption price of the Note at August 1, 2005 (such redemption price being set forth in the table appearing above under the caption "-- Optional Redemption") plus (B) all required interest payments due on the Note during the period from such redemption date through August 1, 2005 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of the Note, if greater.

     "Asset Sale" means

          (a) the sale, lease, conveyance or other disposition (a "disposition") of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption
     "-- Repurchase at the Option of Holders -- Change of Control" and the provisions described above under the caption "-- Certain
     Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant),

          (b) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, and

          (c) any Event of Loss,

whether, in the case of clause (a), (b) or (c), in a single transaction or a series of related transactions, provided that such transaction or series of related transactions (1) involves assets or rights having a fair market value in excess of $1 million or (2) results in the payment of net proceeds (including insurance proceeds from an Event of Loss) in excess of $1 million. Notwithstanding the preceding provisions of this definition, the following transactions will be deemed not to be Asset Sales:

          (A) a disposition of obsolete or excess equipment or other assets;

          (B) a disposition of assets (including Equity Interests) by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;
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

          (C) a disposition of cash or Cash Equivalents;

          (D) disposition of assets (including Equity Interests) that constitutes a Permitted Investment or Restricted Payment that is permitted by the provisions of the Indenture described above under "-- Certain Covenants -- Restricted Payments";

          (E) any charter or lease of any equipment or other assets entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary thereof is the lessor, except any such charter or lease that provides for the acquisition of such assets by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such assets occurs; and

          (F) any trade or exchange by the Company or any Restricted Subsidiary of the Company of equipment or other assets for equipment or other assets owned or held by another Person, provided that the fair market value of the assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the fair market value of the assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary.

The fair market value of any non-cash proceeds of a disposition of assets and of any assets referred to in the foregoing clause (F) of this definition shall be determined in the manner contemplated in the definition of the term "fair market value," the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee.

     "Attributable Indebtedness" in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-lease-back transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means

          (a) in the case of a corporation, corporate stock,

          (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and

          (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means

          (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition,

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

          (b) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million and whose long-terms debt securities are rated at least A3 by Moody's and at least A- by S&P,

          (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,

          (d) commercial paper having a rating of at least P-1 from Moody's or at least A-1 from S&P and in each case maturing within 270 days after the date of acquisition,

          (e) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided all deposits referred to in this clause (e) are made in the ordinary course of business and do not exceed $2 million in the aggregate at any one time, and

          (f) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (d).

     "Common Stock" means the Common Stock of the Company, par value $.01 per share.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period,

          (a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale,

          (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries,

          (c) Consolidated Interest Expense of such Person and its Restricted Subsidiaries, and

          (d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Interest Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period:

          (a) any incurrence, assumption, guarantee, repayment, purchase or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event occurred for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date");

          (b) any acquisition that has been made by such Person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (in which case Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income);

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

          (c) any delivery to such a Person or any of its Restricted Subsidiaries of any newly constructed offshore supply vessel (or vessels) after March 31, 2001, that is (or are) subject to a Qualified Services Contract; and

          (d) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time;

provided further, however, that (1) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and
(2) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date. For purposes of clause (c) of this definition, the amount of Consolidated Cash Flow attributable to such vessel (or vessels) shall be calculated in good faith by a responsible financial or accounting officer of such Person and shall include in the calculation of the Consolidated Interest Coverage Ratio the revenues to be earned pursuant to the Qualified Services Contract relating to such vessel (or vessels) and the estimated expenses related thereto. Such estimated expenses shall be based on the expenses of the most nearly comparable offshore supply vessel in such Person's fleet or, if no such comparable vessel exists, then on the industry average for expenses of comparable offshore supply vessels; provided, however, in determining the estimated expenses attributable to such new vessel (or vessels), the calculation shall give effect to the interest expense attributable to the incurrence, assumption or guarantee of any Indebtedness relating to the construction of such new vessel (or vessels) in accordance with clause (a) of this definition. Notwithstanding the foregoing, in any calculation of Consolidated Interest Coverage Ratio based on the preceding clause (c):

          (1) the pro forma inclusion of Consolidated Cash Flow attributable to such Qualified Services Contract for the four-quarter reference period shall be reduced by (A) the actual Consolidated Cash Flow from such Qualified Services Contract previously earned and accounted for in the actual results for the four-quarter reference period and (B) any Consolidated Cash Flow resulting from spot market activities prior to commencement of the Qualified Services Contract, and

          (2) if the contracted dayrate for such new vessel (or vessels) is subject to reduction at any time prior to one year from the commencement of service under such contract then the period for which such pro forma effect shall be given to revenues and related expenses, if any, attributable to such new vessel (or vessels) shall include only that number of days that is equal to the number of days from the commencement of services under such contract to the first date of such potential reduction in rate, provided, however, that the calculation of interest expense pursuant to the proviso in the immediately preceding sentence shall be on the basis of four quarters of interest expense.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of

          (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs) and

          (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that

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          (a) the Net Income (but not loss) of any Person that is not a
     Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,

          (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

          (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

          (d) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Tangible Assets" means, with respect to any Person as of any date, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries as the total assets of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom,

          (a) to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items and

          (b) the aggregate amount of liabilities of the Company and its Restricted Subsidiaries which may be properly classified as current liabilities (including tax accrued as estimated), determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of

          (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus

          (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less

             (1) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person,

             (2) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and

             (3) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

     "Credit Facility" means that certain Credit Agreement to be entered into by and among the Company, its Subsidiaries named therein, Hibernia National Bank and the other banks named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, supplemented, extended, renewed, replaced, refinanced or restructured from time to time, whether by the same or any other agent or agents, lender or group of lenders, whether represented by one or more agreements and whether one or more Subsidiaries are added or removed as borrowers or guarantors thereunder or as parties thereto.

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     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption "Repurchase at the Option of Holders -- Change of Control" or "Repurchase at the Option of Holders -- Asset Sales," as the case may be.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Event of Loss" means, with respect to any asset of the Company or any Restricted Subsidiary,

          (a) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or

          (b) the confiscation, condemnation or requisition of title to such asset by any government or instrumentality or agency thereof.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the Issue Date, until such amounts are repaid, but shall not include any Indebtedness that is repaid with the proceeds of the Offered Notes.

     The term "fair market value" means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Board of Directors of the Company, or, with respect to any asset or Investment in excess of $10 million (other than cash or Cash Equivalents), as determined by a reputable appraisal firm that is, in the judgment of the disinterested members of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

     "Funded Indebtedness" means any Indebtedness for money borrowed that by its terms matures at, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of the incurrence of such Indebtedness.

     "GAAP" means generally accepted accounting principles in the United States, which are in effect from time to time.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under

          (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

          (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and

          (c) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates,

in each case to the extent such obligations are incurred in the ordinary course of business of such Person and not for speculative purposes.
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

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (1) borrowed money including, without limitation, any guarantee thereof, or (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the deferred and unpaid purchase price of any property, or representing any Hedging Obligations, if and to the extent any of the preceding indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, provided, however, that any accrued expense or trade payable of such Person shall not constitute Indebtedness. The amount of any Indebtedness outstanding as of any date shall be

          (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and

          (b) the principal amount thereof, in the case of any other Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of such Person and its Restricted Subsidiaries thereunder).

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute Investments:

          (a) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business,

          (b) Hedging Obligations and

          (c) endorsements of negotiable instruments and documents in the ordinary course of business.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means the first date on which the Notes are issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement) or any assignment (or agreement to assign) any right to income or profits from any asset by way of security.

     "Merger" includes a compulsory share exchange, a conversion of a corporation into another business entity and any other transaction having effects substantially similar to a merger under the General Corporation Law of the State of Delaware.

     "Moody's" means Moody's Investors Service, Inc. or any successor to its rating agency business.

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     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

          (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with

             (1) any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or

             (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

          (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication)

          (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof,

          (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),

          (c) amounts required to be applied to the repayment of Indebtedness (other than under the Credit Facility) secured by a Lien on the assets that were the subject of such Asset Sale and

          (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

     "Non-Recourse Debt" means Indebtedness

          (a) as to which neither the Company nor any of its Restricted Subsidiaries

             (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or

             (2) constitutes the lender,

          (b) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and

          (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Pari Passu Indebtedness" means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company or any of its Restricted Subsidiaries the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to repurchase such Indebtedness.

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     "Permitted Investments" means

          (a) any Investment in the Company (including, without limitation, any acquisition of the Notes) or in a Wholly Owned Restricted Subsidiary of the Company, other than any Investment described in clause (a) of the definition of "Restricted Payments,"

          (b) any Investment in Cash Equivalents,

          (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment

             (1) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or

             (2) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company,

          (d) any Investment made as a result of the receipt of non-cash consideration from

             (1) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" or

             (2) a disposition of assets that does not constitute an Asset Sale,

          (e) Investments in a Person engaged principally in the business of providing marine transportation services or other businesses reasonably complementary or related thereto as determined in good faith by the Board of Directors, provided that the aggregate amount of all such Investments at any one time outstanding pursuant to this clause (e) in Persons that are not Restricted Subsidiaries of the Company shall not exceed the greater of

             (1) $10 million and

             (2) 5% of Consolidated Net Tangible Assets determined as of the end of the Company's most recently computed fiscal quarter for which internal financial statements are available, and

          (f) Investments in stock, obligations or securities received in settlement of any debts owing to the Company or any Restricted Subsidiary of the Company as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary of the Company, in each case as to any debt owing to the Company or any Restricted Subsidiary of the Company, that arose in the ordinary course of business of the Company or any such Restricted Subsidiary.

     "Permitted Liens" means

          (a) Liens securing Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock",

          (b) Liens in favor of the Company and its Restricted Subsidiaries,

          (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to its contemplation of such merger or consolidation and do not extend to any property other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries,

          (d) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to its contemplation of such acquisition and do not extend to any other property of the Company or any of its Restricted Subsidiaries,

          (e) Liens securing the performance of tenders, bids, statutory obligations, surety, appeal, return-of-money or performance bonds, government contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business,
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          (f) Liens securing Hedging Obligations,

          (g) Liens existing on the Issue Date,

          (h) Liens securing Non-Recourse Debt,

          (i) any interest or title of a lessor under a Capital Lease Obligation or an operating lease,

          (j) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business,

          (k) Liens on real or personal property or assets of the Company or a Restricted Subsidiary of the Company thereof to secure Indebtedness incurred for the purpose of

             (1) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 120 days after, completion of the acquisition of such property or assets or

             (2) financing all or any part of the cost of construction or improvement of any such property or assets,

provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction or improvement of, such property or assets and such Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary of the Company (other than any associated accounts, contracts and insurance proceeds),

          (l) Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness referred to in clauses (c), (d), (g) and (k) above and in this clause (l),

          (m) Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company that does not exceed $10 million at any one time outstanding,

          (n) Liens on assets of the Company or any Restricted Subsidiary of the Company that were substituted or exchanged as collateral for other assets of the Company or any Restricted Subsidiary of the Company that are referred to in any of the preceding clauses (c), (d) and (k) of this definition, provided that the fair market value of the substituted or exchanged assets substantially approximates, at the time of the substitution or exchange, the fair market value of the other assets so referred to,

          (o) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment has not been finally terminated or the period within which such proceeding may be initiated has not expired,

          (p) rights of banks to set off deposits against Indebtedness owed to said banks,

          (q) Liens upon specific items of inventory or other goods and proceeds of the Company or its Restricted Subsidiaries securing the Company's or any such Restricted Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business, and

          (r) legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that

          (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith),

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

          (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

          (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and

          (d) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

provided, however, that a Restricted Subsidiary may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee to at least the same extent.

     "Productive Assets" means Vessels or other assets (other than assets that would be classified as current assets in accordance with GAAP) of the kind used or usable by the Company or its Restricted Subsidiaries in the business of providing marine transportation services (or any other business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors).

     "Qualified Equity Offering" means

          (a) any sale of Equity Interests (other than Disqualified Stock) of the Company for cash pursuant to an underwritten offering registered under the Securities Act or

          (b) any other sale of Equity Interests (other than Disqualified Stock) of the Company for cash,

in each case so long as such sale does not result in a Change of Control.

     "Qualified Services Contract" means, with respect to any newly constructed offshore supply vessel delivered to the Company or any of its Restricted Subsidiaries, a contract that the Board of Directors of the Company, acting in good faith, designates as a "Qualified Services Contract" pursuant to a resolution of the Board of Directors, which contract:

          (a) is between the Company or one of its Restricted Subsidiaries, on the one hand, and (1) a Person or a Subsidiary of a Person with a rating of either a BBB- or higher from S&P or Baa3 or higher from Moody's, or if such ratings are not available, then a similar investment grade rating from another nationally recognized statistical rating agency or (2) any other Person provided such contract is supported by letters of credit, performance bonds or guarantees, from an entity that has an investment grade rating, for the full amount of the remaining contracted payments over the contract term;

          (b) provides for services to be performed by the Company or one of its Restricted Subsidiaries involving the use of such vessel or a charter (bareboat or otherwise) of such vessel by the Company or one of its Restricted Subsidiaries, in either case for a minimum period of at least one year;

          (c) provides for a fixed dayrate for such vessel; and

          (d) provides for commencement of the payments of the dayrate referred to in clause (c) of this definition within 60 days of the date the Company or one of its Restricted Subsidiaries has entered into the contract.

     "Restricted Investment" means an Investment other than a Permitted Investment.

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

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poors Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

     "Significant Subsidiary" means

          (a) any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date,

          (b) any other Restricted Subsidiary of the Company that (1) represents more than 5% of the Consolidated Net Tangible Assets of the Company, based upon the most recent internal financial statements of the Company, and (2) provides a guarantee under the Credit Facility or incurs any Funded Indebtedness and

          (c) their respective successors and assigns.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Notes" means any debt securities of the Company issued either in satisfaction of the Company's payment obligations under the Trutta/JEDI Warrants or in lieu of cash interest payments on outstanding Subordinated Notes, provided that all such Subordinated Notes

          (a) have a final maturity date at least one year following the final maturity date of the Notes,

          (b) are subordinated in right of payment to all senior indebtedness of the Company, including the Notes,

          (c) provide for quarterly payments of interest at a rate per annum not in excess of 30-day LIBOR plus 5%,

          (d) provide for quarterly installments of principal equal to 1/44th of the aggregate principal amount of the Subordinated Notes (plus any previously deferred quarterly principal payments), provided that any such quarterly principal payment (including previously deferred amounts) will be deferred to the succeeding quarter (or quarters) to the extent such payment, and after giving pro forma effect thereto, would cause or result in a violation of the Indenture (including, without limitation, the "Restricted Payments" covenant) or the terms of any other indebtedness of the Company, and

          (e) do not obligate the Company to make any interest payment in cash except to the extent that the Company would, at the time of such payment and after giving pro forma effect thereto as if such payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Subsidiary" means, with respect to any Person,

          (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof),

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

          (b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (2) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof) and

          (c) any other Person whose results for financial reporting purposes are consolidated with those of such Person in accordance with GAAP.

     "Treasury Rate" means, as of any redemption date in respect to the Notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date, or if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to August 1, 2005; provided, however, that if the period from the redemption date to August 1, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Trutta/JEDI Warrants" means, collectively, the warrants to purchase 5,250,000 shares of Common Stock that are exercisable and warrants to purchase 702,380 shares of Common Stock that are not presently exercisable each held by ECTMI Trutta Holdings L.P. and warrants to purchase 5,250,000 shares of Common Stock that are exercisable and warrants to purchase 702,381 shares of Common Stock that are not presently exercisable each held by Joint Energy Development Investments II Limited Partnership, as such warrants are in effect on the Issue Date.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate a Subsidiary as an Unrestricted Subsidiary only to the extent that such Subsidiary at the time of such designation

          (a) has no Indebtedness other than Non-Recourse Debt,

          (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of the Indenture described under the caption "-- Certain Covenants -- Transactions with Affiliates," and

          (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation

             (1) to subscribe for additional Equity Interests or

             (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

          (A) such Indebtedness is permitted under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and

          (B) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of a Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (a) the sum of the products obtained by multiplying

             (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (2) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by

          (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person to the extent that

          (a) all of the outstanding Capital Stock of which (other than directors' qualifying shares and Capital Stock held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person or

          (b) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that such Person, directly or indirectly, owns the remaining Capital Stock in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Restricted Subsidiary.

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                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences of the exchange offer and the ownership and disposition of Series B notes as of the date of this prospectus. Except where noted, it deals only with the holders of Series B notes who are the initial holders of the Series A notes who acquired such Series A notes as part of the initial distributions of such notes at their issue price and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons who hold the notes through partnerships or other pass-through entities, persons holding notes as a part of a hedging, integrated, conversion, or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax or holders of notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering participating in the exchange offer or the ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

     As used herein, a "U.S. Holder" means a beneficial owner of a note who purchased such note pursuant to private placement of the Series A notes that is
(i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a beneficial owner of a note who purchased such note pursuant to private placement of the Series A notes that is not a U.S. Holder. If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

THE EXCHANGE OFFER

     We believe that the exchange of Series A notes for Series B notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the Series B notes as it had in the Series A notes immediately before the exchange.

PAYMENTS OF INTEREST

     Stated interest on a Series B note will continue to be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes in the same manner applicable to the Series A notes.

ORIGINAL ISSUE DISCOUNT ON THE NOTES

     The Series A notes were issued at a discount from their principal amount at maturity. For U.S. federal income tax purposes, the excess of the principal amount of a note over its issue price constitutes original issue discount ("OID"). Since the Series A notes were subject to OID rules, the Series B notes will also be subject to OID rules and, as a holder of a Series B note, you will continue to be required to include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash attributable to such income,
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

regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to continue to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a Series B note will be increased by any accrued OID included in your gross income.

     For the taxable year in which you acquired the Series A notes, you may elect, subject to certain limitations, to include all interest that accrues on any Series B note you receive in the exchange offer in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a Series B note for which this election has been made, the issue price of the Series B note will equal your basis in the Series B note immediately after its acquisition and the issue date of the Series B note will be the date of its acquisition by you. This election generally will apply only to the Series B note with respect to which it is made and may not be revoked without IRS consent. If this election was made with respect to your Series A note, then any Series B notes you receive in the exchange offer will be subject to such previously made election.

     We do not intend to treat the possibility of an optional redemption or repurchase of the Series B notes as affecting the determination of the yield to maturity of the Series B notes or giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of the Series B notes.

SALE, EXCHANGE AND RETIREMENT OF SERIES B NOTES

     A U.S. Holder's tax basis in a Series B note will, in general, be the U.S. Holder's cost for the original Series A notes, reduced by any cash payments on such holder's Series A notes or Series B notes other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Series B note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Series B note. Such gain or loss will be capital gain or loss.

NON-U.S. HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a Series B note owned by a Non-U.S. Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of a Series B note; and

          (c) a Series B note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Series B note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

          (d) To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Series B note, (1) must provide his name and address on an IRS Form W-8BEN (or successor form), and certify,
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

     under penalties of perjury, that he is not a United States person, or (2) if he holds the note through certain foreign intermediaries or certain foreign partnerships, he satisfies the certification requirements of applicable United States Treasury regulations. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

     If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Series B note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Series B note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Series B note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Series B note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Series B note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

     Special Rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies," that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting will apply to payments of principal and interest (including the amount of OID accrued) made by us on, or the proceeds of the sale or other disposition of, the Series B notes with respect to certain noncorporate U.S. Holders, and backup withholding may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's federal income tax, provided the required information is provided to the IRS.

     Non-U.S. Holders. Backup withholding and information reporting will not apply to payments of principal and interest on the Series B notes to a Non-U.S. Holder if he has certified or certifies as to his Non-U.S. Holder status under penalties of perjury or otherwise qualifies for an exemption (provided that neither our company nor its agent knows or has reason to know that he is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of Series B notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise qualifies for an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption. Any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the Non-U.S. Holder's federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer Series B notes issued under the exchange offer in exchange for the Series A notes if:

     - you acquire the Series B notes in the ordinary course of your business;
       and

     - you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of such Series B notes.

     You may not participate in the exchange offer if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933; or

     - a broker-dealer that acquired outstanding notes directly from us.

     Each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Series A notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where such Series A notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver a prospectus.

     If you wish to exchange Series B notes for your Series A notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer -- Purpose and Effect of the Exchange Offer" and
"-- Procedures for Tendering -- Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives Series B notes for your own account in exchange for Series A notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such Series B notes.

     We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the new notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Series B notes. Any broker-dealer that resells Series B notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Series B notes offered in this exchange offer will be passed on for us by Winstead Sechrest & Minick P.C., Houston, Texas in reliance on the opinion of Burke & Mayer, A Professional Corporation, with respect to matters of Louisiana law. R. Clyde Parker, Jr., a shareholder in such firm, is a nonvoting advisory director to our Board of Directors.

                                    EXPERTS

     The consolidated financial statements of HORNBECK-LEEVAC Marine Services, Inc. and its consolidated subsidiaries as of December 31, 1999, and 2000 and for each of the three years in the period ended December 31, 2000 and the combined financial statements of the Spentonbush/Red Star Group for the same periods, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS:
  Introductory Note.........................................   F-2
  Pro Forma Condensed Consolidated Statement of Operations
     for the Year Ended December 31, 2000...................   F-3
  Pro Forma Condensed Consolidated Statement of Operations
     for the Six Months Ended June 30, 2001.................   F-5
  Pro Forma Condensed Consolidated Balance Sheet as of June
     30, 2001...............................................   F-7
CONSOLIDATED FINANCIAL STATEMENTS OF HORNBECK-LEEVAC MARINE
  SERVICES, INC.:
  Report of Independent Public Accountants..................   F-9
  Consolidated Balance Sheets as of December 31, 1999 and
     2000 and June 30, 2001 (Unaudited).....................  F-10
  Consolidated Statements of Operations for Each of the
     Three Years in the Period Ended December 31, 2000 and
     for the Six Months Ended June 30, 2000 and 2001
     (Unaudited)............................................  F-11
  Consolidated Statements of Changes in Stockholders' Equity
     for Each of the Four Years in the Period Ended December
     31, 2000 and for the Six Months Ended June 30, 2001
     (Unaudited)............................................  F-12
  Consolidated Statements of Cash Flows for Each of the
     Three Years in the Period Ended December 31, 2000 and
     for the Six Months Ended June 30, 2000 and 2001
     (Unaudited)............................................  F-13
  Notes to Consolidated Financial Statements................  F-14
COMBINED FINANCIAL STATEMENTS OF SPENTONBUSH/RED STAR GROUP:
  Report of Independent Public Accountants..................  F-25
  Combined Balance Sheets as of December 31, 1999 and 2000
     and March 31, 2001 (Unaudited).........................  F-26
  Statement of Combined Income and Retained Earnings for
     Each of the Three Years in the Period Ended December
     31, 2000 and for the Three Months Ended March 31, 2000
     and 2001 (Unaudited)...................................  F-27
  Combined Statements of Cash Flows for Each of the Three
     Years in the Period Ended December 31, 2000 and for the
     Three Months Ended March 31, 2000 and 2001
     (Unaudited)............................................  F-28
  Notes to Combined Financial Statements....................  F-29

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE INFORMATION)

     The following unaudited pro forma condensed consolidated financial statements are derived from our historical consolidated financial statements as set forth elsewhere in this prospectus and from the historical combined financial statements of the Spentonbush/Red Star Group included elsewhere in this prospectus with pro forma adjustments based on assumptions we have deemed appropriate. The unaudited pro forma combined financial information gives effect to the acquisition of the Spentonbush/Red Star Group tug and tank barge fleet and the application of the net proceeds from the private placement of the Series A notes as described in "The Private Placement and Use of Proceeds." The pro forma statements of operations are presented as if the transactions had occurred on January 1, 2000. The pro forma balance sheet is presented as if the private placement of the Series A notes and the application of the net proceeds therefrom occurred on June 30, 2001. The transactions and the related adjustments are described in the accompanying notes. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma condensed consolidated financial statements.

     The following unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only. They do not purport to be indicative of the financial position or results of operations that would actually have occurred if the transaction described had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to factors described in "Risk Factors" included elsewhere in this prospectus.

     The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto and the combined financial statements of the Spentonbush/Red Star Group and the notes thereto included elsewhere in this prospectus.

     The pro forma financial information does not give effect to any contribution from the HOS Innovator prior to delivery on April 27, 2001, or the anticipated delivery of five additional offshore supply vessels, except for the two months of actual operations of the HOS Innovator that is included only in the six months ended June 30, 2001. The five additional offshore supply vessels are scheduled to be delivered as follows: one in October 2001, one in January 2002, one in March 2002 and two in April 2002. The HOS Innovator and the HOS Blue Ray to be delivered in October 2001, are contracted for three and five years, respectively. We believe, based on current market supply and demand conditions, that the other four vessels will be fully utilized. In addition, based on current dayrates for comparable vessels and current customer inquiries, we believe dayrates in the range of $12,500 to $15,000 or more will be achieved for each of these vessels and that long-term contracts at such rates would be available. This anticipated dayrate level is less than the average dayrate for our recently contracted offshore supply vessels of comparable size.

                     HORNBECK-LEEVAC MARINE SERVICES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                      HISTORICAL
                                ----------------------
                                          SPENTONBUSH/
                                            RED STAR     ACQUISITION      PRO      OFFERING          AS
                                COMPANY      GROUP       ADJUSTMENTS     FORMA    ADJUSTMENTS     ADJUSTED
                                -------   ------------   -----------    -------   -----------     --------
Revenue.......................  $36,102     $40,848        $ 1,248(a)   $78,198    $     --       $ 78,198
Operating expenses............   15,246      25,997         (1,967)(b)   39,276          --         39,276
General and administrative
  expenses....................    3,355       5,092           (563)(c)    7,884          --          7,884
Depreciation and
  amortization................    5,164         162          4,091(d)     9,417          --          9,417
                                -------     -------        -------      -------    --------       --------
Operating income (expense)....   12,337       9,597           (313)      21,621          --         21,621
Interest expense..............   (7,911)         --         (1,926)(e)   (9,837)    (10,442)(g)    (20,279)
Other income (expense), net...     (138)          4             --         (134)         --           (134)
                                -------     -------        -------      -------    --------       --------
Income before income taxes....    4,288       9,601         (2,239)      11,650     (10,442)         1,208
Income tax (expense)
  benefit.....................   (1,550)     (3,405)           850(f)    (4,105)      3,679(h)        (426)
                                -------     -------        -------      -------    --------       --------
Net income....................  $ 2,738     $ 6,196        $(1,389)     $ 7,545    $ (6,763)      $    782
                                =======     =======        =======      =======    ========       ========

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

     The following notes set forth the adjustments made in preparing the unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000. The pro forma adjustments are based on estimates made by us using information currently available and upon certain assumptions that we believe are reasonable.

ACQUISITION ADJUSTMENTS

     (a) Reflects a decrease in operating revenues of $2,478 to remove the revenues associated with two vessels owned by the Spentonbush/Red Star Group which were not purchased by the Company; a net increase of $812 to adjust revenue to the terms of the contract of affreightment entered into with Amerada Hess in connection with the acquisition from the Spentonbush/Red Star Group; and an increase of $2,914 to reflect the revenue from a contract obtained from Amerada Hess for work in the southeastern United States (the "Southeast Revenues") not previously performed by the Spentonbush/Red Star Group but by another affiliate of Amerada Hess.

     (b) Reflects a decrease in operating expenses of $2,245 to remove expenses for the two vessels owned by the Spentonbush/Red Star Group which were not purchased by the Company; an increase of $2,852 to record expenses related to the Southeast Revenues associated with the contract obtained from Amerada Hess in connection with the acquisition from the Spentonbush/Red Star Group; and a decrease of $2,574 to remove drydocking costs accrued by the Spentonbush/Red Star Group.

     (c) Reflects a decrease in general and administrative expenses of $563 to remove the expenses associated with the two vessels owned by the Spentonbush/Red Star Group which were not purchased by the Company.

     (d) Reflects a net increase in depreciation expense of $2,251 associated with the vessels acquired from the Spentonbush/Red Star Group at the allocated purchase price based on the fair value of the acquired vessels; a reduction of $162 to remove the depreciation expense recorded on these vessels by the Spentonbush/ Red Star Group; and an increase of $2,002 to record amortization expense for vessels acquired from the Spentonbush/Red Star Group that were drydocked during 1998, 1999, and 2000 and have not been fully amortized.

     (e) Represents an increase in interest expense of $1,926 as a result of the incurrence of indebtedness to finance the Spentonbush/Red Star Group acquisition.

     (f) Represents an income tax benefit of $850 calculated at a statutory rate of 35%.

OFFERING ADJUSTMENTS

     (g) Reflects a decrease in interest expense of $9,737 due to the prepayment of all outstanding debt under existing credit facilities; an increase in interest expense of $19,250 as a result of the issuance of the notes; and an increase of $929 to record the amortization of underwriting discounts and commissions and other costs of issuance of the notes.

     (h) Represents an income tax benefit of $3,679 calculated at a statutory rate of 35%.

     Pro forma information does not include approximately $2.95 million of extraordinary loss due to the write-off of unamortized deferred financing costs from early extinguishment of debt through the use of proceeds of this offering.

                     HORNBECK-LEEVAC MARINE SERVICES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                   HISTORICAL
                             ----------------------
                                       SPENTONBUSH/
                                         RED STAR     ACQUISITION       PRO      OFFERING          AS
                             COMPANY      GROUP       ADJUSTMENTS      FORMA    ADJUSTMENTS     ADJUSTED
                             -------   ------------   -----------     -------   -----------     --------
                                                             (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)
Revenue....................  $25,694     $19,149        $1,358(a)     $46,201     $    --       $ 46,201
Operating expenses.........    8,542      12,252          (708)(b)     20,086          --         20,086
General and administrative
  expenses.................    3,740       1,874          (189)(c)      5,425          --          5,425
Depreciation and
  amortization.............    2,975          68         1,543(d)       4,586          --          4,586
                             -------     -------        ------        -------     -------       --------
Operating income...........   10,437       4,955           712         16,104          --         16,104
Interest expense...........   (2,565)         --          (752)(e)     (3,317)     (6,822)(g)    (10,139)
Other income (expense).....       --           2            --              2          --              2
                             -------     -------        ------        -------     -------       --------
Income before income
  taxes....................    7,872       4,957           (40)        12,789      (6,822)         5,967
Income tax (expense)
  benefit..................   (2,992)     (1,762)           15(f)      (4,739)      2,528(h)      (2,211)
                             -------     -------        ------        -------     -------       --------
Net income.................  $ 4,880     $ 3,195        $  (25)       $ 8,050     $(4,294)      $  3,756
                             =======     =======        ======        =======     =======       ========

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001

     The following notes set forth the adjustments made in preparing the unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2001. The pro forma adjustments are based on estimates made by us using information currently available and upon certain assumptions that we believe are reasonable.

ACQUISITION ADJUSTMENTS

     (a) Reflects a decrease in operating revenues of $1,223 to remove the revenues associated with two vessels owned by the Spentonbush/Red Star Group which were not purchased by the Company; a net increase of $1,373 to adjust to the terms of the contract of affreightment entered into with Amerada Hess in connection with the acquisition from the Spentonbush/Red Star Group; and an increase of $1,208 to reflect the Southeast Revenues associated with a contract obtained from Amerada Hess in connection with the acquisition from the Spentonbush/Red Star Group.

     (b) Reflects a decrease in operating expense of $872 to remove expenses for the two vessels owned by the Spentonbush/Red Star Group which were not purchased by the Company; an increase of $1,179 to record expenses related to the Southeast Revenues associated with the contract obtained from Amerada Hess in connection with the acquisition from the Spentonbush/Red Star Group; and a decrease of $1,015 to remove drydocking costs accrued by the Spentonbush/Red Star Group.

     (c) Reflects a decrease in general and administrative expenses of $189 to remove the expenses associated with the two vessels owned by the Spentonbush/Red Star Group which were not purchased by the Company.

     (d) Reflects a net increase in depreciation expense of $938 associated with the vessels acquired from the Spentonbush/Red Star Group at the allocated purchase price based on the fair value of the acquired vessels; a reduction of $68 to remove the depreciation expense recorded on these vessels by the Spentonbush/Red Star Group; and an increase of $673 as a result of amortization expense for vessels acquired from the Spentonbush/ Red Star Group that were drydocked during 1998, 1999, 2000 and the first five months of 2001 and have not been fully amortized.

     (e) Represents an increase in interest expense of $752 as a result of the incurrence of indebtedness to finance the Spentonbush/Red Star Group acquisition.

     (f) Represents an income tax benefit of $15 calculated at a statutory rate of 37%.

OFFERING ADJUSTMENTS

     (g) Reflects a decrease in interest expense of $3,267 due to the prepayment of all outstanding debt under existing credit facilities; an increase in interest expense of $9,625 as a result of the issuance of the Series A notes; and an increase of $464 to record the amortization of the underwriting discounts and commissions and other costs of issuance of the Series A notes.

     (h) Represents an income tax benefit of $2,528 calculated at a statutory rate of 37%.

     Pro forma information does not include approximately $2.95 million of extraordinary loss due to the write-off of unamortized deferred financing costs from early extinguishment of debt through the use of proceeds of this offering.

                     HORNBECK-LEEVAC MARINE SERVICES, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2001

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                            HISTORICAL   OFFERING AS
                                                             COMPANY     ADJUSTMENTS     ADJUSTED
                                                            ----------   -----------     --------
                                             ASSETS

Current Assets:
  Cash and cash equivalents...............................   $ 22,026    $   40,483(a)   $ 62,509
  Accounts and claims receivable..........................      9,379            --         9,379
  Other current assets....................................      1,615            --         1,615
                                                             --------    ----------      --------
          Total current assets............................     33,020        40,483        73,503
                                                             --------    ----------      --------
Property, plant and equipment.............................    163,832            --       163,832
  Accumulated depreciation................................     10,476            --        10,476
                                                             --------    ----------      --------
          Net fixed assets................................    153,356            --       153,356
Other assets..............................................      7,594         9,662(b)     17,256
                                                             --------    ----------      --------
          Total assets....................................   $193,970    $   50,145      $244,115
                                                             ========    ==========      ========

                                     LIABILITIES AND EQUITY
Current Liabilities:
  Notes payable, current..................................   $ 10,482    $   (9,515)(c)  $    967
  Accounts payable........................................      2,846            --         2,846
  Other accrued liabilities...............................      3,887            --         3,887
                                                             --------    ----------      --------
          Total current liabilities.......................     17,215        (9,515)        7,700
                                                             --------    ----------      --------
Long-term debt............................................    115,340        59,660(d)    175,000
Other long-term liabilities...............................      6,790            --         6,790
                                                             --------    ----------      --------
          Total liabilities...............................    139,345        50,145       189,490
                                                             --------    ----------      --------
Common stock..............................................        246            --           246
Additional paid-in-capital................................     50,137            --        50,137
Retained earnings.........................................      4,242            --         4,242
Treasury stock............................................         --            --            --
                                                             --------    ----------      --------
          Total stockholders' equity......................     54,625            --        54,625
                                                             --------    ----------      --------
          Total liabilities and stockholders' equity......   $193,970    $   50,145      $244,115
                                                             ========    ==========      ========

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The following is to set forth the adjustments made in preparing the unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2001. The pro forma adjustments are based on estimates made by us using information currently available and upon certain assumptions that we believe are reasonable.

OFFERING ADJUSTMENTS

     (a) Reflects an increase to record gross proceeds from the private placement of the Series A notes in the amount of $171,838; a decrease to record prepayment of long-term debt outstanding under existing credit facilities with proceeds from the private placement of the Series A notes in the amount of $115,340; a decrease to record underwriters' discount on the notes of $5,250 and estimated offering expenses of $1,250; and a decrease to record the reduction of notes payable, current, that were paid with proceeds from the private placement of the Series A notes in the amount of $9,515.

     (b) Represents an increase to record an underwriters' discount of $5,250; and estimated offering expenses of $1,250 with regard to the Series A notes; and an original issue discount on the Series A notes of $3,162.

     (c) Represents a decrease to record the reduction of notes payable, current, that were paid with proceeds from the private placement of the Series A notes in the amount of $9,515.

     (d) Reflects an increase to record debt incurred in the private placement of the Series A notes in the amount of $175,000, and a decrease to record the payment of long-term debt from the proceeds of the private placement of the Series A notes in the amount of $115,340.

     Pro forma information does not include approximately $2.95 million of extraordinary loss due to the write-off of unamortized deferred financing costs from early extinguishment of debt through the use of proceeds of the offering.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of HORNBECK-LEEVAC Marine Services, Inc.

     We have audited the accompanying consolidated balance sheets of HORNBECK-LEEVAC Marine Services, Inc. and subsidiaries (formerly HV Marine Services, Inc.) as of December 31, 1999 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HORNBECK-LEEVAC Marine Services, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations, changes in stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

New Orleans, Louisiana,
January 23, 2001

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1999       2000        2001
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................  $  6,144   $ 32,988    $ 22,026
  Accounts and claims receivable, net of allowance for
     doubtful accounts of $86, $55 and $5, respectively.....     3,221      6,349       9,379
  Prepaid insurance.........................................       576        668       1,235
  Other current assets......................................       287        333         380
                                                              --------   --------    --------
          Total current assets..............................    10,228     40,338      33,020
                                                              --------   --------    --------
  Property, plant and equipment, net........................    85,700     98,935     153,356
  Goodwill, net of accumulated amortization of $369, $495
     and $558, respectively.................................     2,881      2,755       2,692
  Deferred charges, net.....................................     3,417      5,120       4,902
  Investment in unconsolidated entity.......................     1,260         --          --
                                                              --------   --------    --------
          Total assets......................................  $103,486   $147,148    $193,970
                                                              ========   ========    ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  2,608   $  1,492    $  2,846
  Current portion of long-term debt.........................     4,878      6,834      10,482
  Other accrued liabilities.................................       885      2,488       3,887
                                                              --------   --------    --------
          Total current liabilities.........................     8,371     10,814      17,125
                                                              --------   --------    --------
  Long-term debt............................................    79,076     82,557     115,340
  Deferred tax liabilities, net.............................     2,325      3,875       6,670
  Other liabilities.........................................       234        157         120
                                                              --------   --------    --------
          Total liabilities.................................    90,006     97,403     139,345
                                                              --------   --------    --------
Stockholders' Equity:
  Preferred stock; $0.01 par value; 5,000 shares authorized;
     no shares issued and outstanding.......................        --         --          --
  Common stock: $0.01 par value; 100,000 shares authorized;
     11,367, 24,575 and 24,575 shares issued and
     outstanding, respectively..............................       114        246         246
  Additional paid-in capital................................    13,646     48,301      50,137
  Retained earnings(deficit)................................      (280)     1,198       4,242
                                                              --------   --------    --------
          Total stockholders' equity........................    13,480     49,745      54,625
                                                              --------   --------    --------
          Total liabilities and stockholders' equity........  $103,486   $147,148    $193,970
                                                              ========   ========    ========

 The accompanying notes are an integral part of these consolidated statements.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                1998      1999      2000      2000      2001
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
Revenue......................................  $12,952   $25,723   $36,102   $16,319   $25,694
Costs and Expenses:
  Operating expenses.........................   10,701    17,275    20,410     9,926    11,517
  General and administrative expenses........    1,699     2,467     3,355     1,451     3,740
                                               -------   -------   -------   -------   -------
                                                12,400    19,742    23,765    11,377    15,257
                                               -------   -------   -------   -------   -------
  Operating income...........................      552     5,981    12,337     4,942    10,437
Other Income (Expense):
  Interest expense...........................   (1,155)   (5,092)   (7,911)   (4,217)   (2,565)
  Other income (expense), net................      544       (20)     (138)        3        --
                                               -------   -------   -------   -------   -------
                                                  (611)   (5,112)   (8,049)   (4,214)   (2,565)
                                               -------   -------   -------   -------   -------
Income (loss) before income taxes and
  cumulative effect of change in accounting
  principle..................................      (59)      869     4,288       728     7,872
Income tax (expense)benefit..................      156      (341)   (1,550)     (264)   (2,992)
                                               -------   -------   -------   -------   -------
Income before cumulative effect of change in
  accounting principle.......................       97       528     2,738       464     4,880
                                               -------   -------   -------   -------   -------
Cumulative effect on prior years of change in
  accounting for start-up costs, net of taxes
  of $55.....................................       --      (108)       --        --        --
                                               -------   -------   -------   -------   -------
Net income...................................  $    97   $   420   $ 2,738   $   464   $ 4,880
                                               =======   =======   =======   =======   =======

 The accompanying notes are an integral part of these consolidated statements.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                                               CAPITAL STOCK    ADDITIONAL   RETAINED        TOTAL
                                              ---------------    PAID-IN     EARNINGS    STOCKHOLDERS'
                                              SHARES   AMOUNT    CAPITAL     (DEFICIT)      EQUITY
                                              ------   ------   ----------   ---------   -------------
BALANCE AT DECEMBER 31, 1997................  11,300    $113     $12,417      $  (180)      $12,350
Issuance of common stock....................      67       1         112           --           113
Issuance of warrants........................      --      --         500           --           500
Net income..................................      --      --          --           97            97
                                              ------    ----     -------      -------       -------
BALANCE AT DECEMBER 31, 1998................  11,367     114      13,029          (83)       13,060
Amortization of put feature of warrants.....      --      --         617         (617)           --
Net income..................................      --      --          --          420           420
                                              ------    ----     -------      -------       -------
BALANCE AT DECEMBER 31, 1999................  11,367     114      13,646         (280)       13,480
Shares issued...............................  13,208     132      33,395           --        33,527
Amortization of put feature of warrants.....      --      --       1,260       (1,260)           --
Net income..................................      --      --          --        2,738         2,738
                                              ------    ----     -------      -------       -------
BALANCE AT DECEMBER 31, 2000................  24,575     246      48,301        1,198        49,745
Amortization of put feature of warrants.....      --      --       1,836       (1,836)           --
Net income..................................      --      --          --        4,880         4,880
                                              ------    ----     -------      -------       -------
BALANCE AT JUNE 30, 2001 (Unaudited)........  24,575    $246     $50,137      $ 4,242       $54,625
                                              ======    ====     =======      =======       =======

 The accompanying notes are an integral part of these consolidated statements.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                         SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            JUNE 30,
                                                       ------------------------------   ------------------
                                                         1998       1999       2000      2000       2001
                                                       --------   --------   --------   -------   --------
                                                                                           (UNAUDITED)
Cash Flows From Operating Activities:
  Net income.........................................  $     97   $    420   $  2,738   $   464   $  4,880
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...................     1,338      3,724      5,164     2,465      2,975
     Provision for bad debts.........................        30         78        (77)       34          5
     Deferred tax expense............................       124        286      1,550       264      2,955
     Gain on sale of assets..........................    (1,284)        --         (3)       (3)        --
     Amortization of financing costs and initial
       warrant valuation.............................       161        391        496       253        343
     Changes in operating assets and liabilities:
       Accounts and claims receivable................      (323)    (1,570)    (3,051)   (2,109)    (3,035)
       Prepaid expenses..............................      (201)      (513)       (50)     (244)      (567)
       Deferred charges and other assets.............    (3,149)    (1,718)    (2,975)   (1,070)      (716)
       Accounts payable and deferred revenue.........     6,484       (191)    (1,002)   (1,540)     2,753
       Other liabilities.............................       316        652      1,413      (169)       (40)
                                                       --------   --------   --------   -------   --------
       Net cash provided by (used in) operating
          activities.................................     3,593      1,559      4,203    (1,655)     9,551
                                                       --------   --------   --------   -------   --------
Cash Flows From Investing Activities:
  Capital expenditures...............................   (33,492)   (42,293)   (16,224)   (3,003)   (28,865)
  Acquisition of tugs and tank barges from
     Spentonbush/ Red Star Group.....................        --         --         --        --    (28,030)
  Proceeds from involuntary conversion of vessel.....     2,800         --         --        --         --
                                                       --------   --------   --------   -------   --------
       Net cash used in investing activities.........   (30,692)   (42,293)   (16,224)   (3,003)   (56,895)
                                                       --------   --------   --------   -------   --------
Cash Flows From Financing Activities:
  Proceeds from borrowings under debt agreements.....    44,071     43,695      8,329     2,516     41,213
  Payments on long-term debt.........................   (18,523)        --     (2,991)     (793)    (4,831)
  Proceeds from issuance of common stock.............       113         --     33,527        --         --
                                                       --------   --------   --------   -------   --------
  Net cash provided by (used in) financing
     activities......................................    25,661     43,695     38,865     1,723     36,382
                                                       --------   --------   --------   -------   --------
  Net increase (decrease) in cash and cash
     equivalents.....................................    (1,438)     2,961     26,844    (2,935)   (10,962)
  Cash and cash equivalents at beginning of period...     4,621      3,183      6,144     6,144     32,988
                                                       --------   --------   --------   -------   --------
  Cash and cash equivalents at end of period.........  $  3,183   $  6,144   $ 32,988   $ 3,209   $ 22,026
                                                       ========   ========   ========   =======   ========
Supplemental Disclosures Of Cash Flow Activities:
  Interest paid......................................  $    418   $  4,495   $  7,145   $ 3,593   $  4,415
                                                       ========   ========   ========   =======   ========

 The accompanying notes are an integral part of these consolidated statements.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (DOLLARS AND SHARES IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

  FORMATION

     HORNBECK-LEEVAC Marine Services, Inc. (formerly HV Marine Services, Inc. and referred to in these financial statements as the Company) is incorporated in the state of Delaware. The Company wholly owns LEEVAC Marine, Inc., Hornbeck Offshore Services, Inc., HORNBECK-LEEVAC Marine Operators, Inc, and Energy Services Puerto Rico, Inc. The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  NATURE OF OPERATIONS

     Hornbeck Offshore Services, Inc. (HOS) operates offshore supply vessels to furnish support to the offshore oil and gas exploration and production industry, primarily in the United States Gulf of Mexico, and to provide specialty services. HOS operated one vessel for two months in 1998. At various times during 1999 five vessels were added, with one additional vessel being added during 2000. LEEVAC Marine, Inc. (LMI) operates ocean-going tugs and tank barges which provide vessel and barge charters for the transportation of petroleum products. Since 1998, LMI has operated an average of seven ocean-going tank barges and associated tugs. HORNBECK-LEEVAC Marine Operators, Inc. (HLMOI) is a service subsidiary that provides administrative and personnel support to the other subsidiaries. The Company created Energy Services Puerto Rico, Inc. (ESPRI) in 1999 to provide administrative and personnel support to employees residing in Puerto Rico.

  INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements as of and for the six months ended June 30, 2000 and 2001 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal and recurring adjustments) necessary to present a fair statement of the Company's financial position and results of operations for the interim periods included herein have been made, and the disclosures contained herein are adequate to make the information presented not misleading. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION

     HOS contracts its offshore supply vessels to clients under time charters based on a daily rate of hire and recognizes revenue as earned on a daily basis during the contract period of the specific vessel.

     Commencing in 1999, LMI also began to contract its vessels to clients under time charters based on a daily rate of hire. Revenue is recognized on such contracts as earned on a daily basis during the contract period of the specific vessel. Under other contracts, primarily contracts of affreightment, revenue is recognized based on the percentage of days incurred for the voyage to total estimated days applied to total estimated revenues. Voyage related costs are expensed as incurred. Substantially all voyages under these contracts are less than 10 days in length.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation and amortization of equipment and leasehold improvements are computed using the straight-line method based on the estimated useful lives of the related assets, ranging from three to twenty-five years. Improvements and major repairs that extend the useful life of the related asset are capitalized. Gains and losses from retirements or other dispositions are recognized currently.

  DEFERRED CHARGES

     The Company's tank barges, tugs and offshore supply vessels are required by regulation to be recertified after certain periods of time. The Company defers certain costs related to the recertification of the vessels. Deferred recertification costs are amortized over the length of time in which the improvement made during the recertification is expected to last (generally thirty or sixty months). Financing charges are amortized over the term of the related debt using the interest method.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company's temporary differences primarily relate to depreciation and deferred drydocking costs.

     Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The provision for income taxes includes provisions for both federal and state income taxes.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  ACCOUNTS RECEIVABLE

     Customers are primarily major domestic and international oil companies. The Company's customers are granted credit on a short-term basis and related credit risks are considered minimal.

  GOODWILL

     Goodwill reflects the excess of cost over the estimated fair value of the net assets acquired. Goodwill is being amortized on a straight-line basis over its estimated useful life of 25 years. Realization of goodwill is periodically assessed by management based on the expected future profitability and undiscounted future cash flows of acquired entities and their contribution to the overall operations of the Company. Should the review indicate that the carrying value is not recoverable, the excess of the carrying value over the undiscounted cash flow would be recognized as an impairment loss.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In early 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." The SOP is effective for fiscal years beginning after December 15, 1998 and requires costs of start-up activities and organization costs to be

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES expensed as incurred. The unamortized costs were written off and reflected as a cumulative effect of a change in accounting principle during 1999.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. In June 1999, the FASB delayed SFAS 133's effective date by one year to fiscal years beginning after June 15, 2000 with earlier application permitted. The Company adopted SFAS 133 effective January 1, 2001; however, adoption will not have a material impact on its financial position as the Company has not entered into any derivative instruments.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Statement No. 141, Business Combinations ("SFAS 141") and Financial Accounting Standards Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. The purchase method of accounting is required to be used for all business combinations initiated after June 30, 2001. SFAS 141 also requires separate recognition of intangible assets that meet certain criteria.

     Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed for impairment annually, or more frequently if circumstances indicate potential impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. For goodwill and indefinite-lived intangible assets acquired prior to July 1, 2001, goodwill will continue to be amortized through the remainder of 2001 at which time amortization will cease and a transitional goodwill impairment test will be performed. Any impairment charges resulting from the initial application of the new rules will be classified as a cumulative change in accounting principle. The Company will adopt SFAS 142 effective January 1, 2002. Management is currently evaluating the impact of the new accounting standards on existing goodwill and other intangible assets. Goodwill amortization for the six months ended June 30, 2001 and the year ended December 31, 2000 was $63 and $126, respectively.

3.  DEFINED CONTRIBUTION PLAN

     HLMOI is a participating employer in a defined contribution plan with a cash or deferred arrangement pursuant to Section 401(k) of the Internal Revenue Code, which is sponsored by an affiliate. Employees must be at least twenty-one years of age and have completed one year of service to be eligible for participation. Participants may elect to defer up to 20% of their compensation, subject to certain statutorily established limits. The Company may elect to make annual matching and/or profit sharing contributions to the plan. During the years ended December 31, 1998, 1999 and 2000 the Company made contributions of $5, $6, and $6 respectively.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                          DECEMBER 31,
                                                        -----------------    JUNE 30,
                                                         1999      2000        2001
                                                        -------   -------   -----------
                                                                            (UNAUDITED)
Barges, tugs and supply vessels.......................  $79,720   $93,825    $135,304
Construction in progress..............................    8,710    12,294      27,625
Machinery and equipment...............................    1,050       818         903
Less: Accumulated depreciation........................   (3,780)   (8,002)    (10,476)
                                                        -------   -------    --------
                                                        $85,700   $98,935    $153,356
                                                        =======   =======    ========

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

     Interest expense of $1,628, $365 and $966 was capitalized for each of the periods ended December 31, 1999 and 2000 and June 30, 2001, respectively.

5.  INVESTMENT IN UNCONSOLIDATED ENTITY

     In prior years and for over ten months in 2000 the Company had a 60% limited partner interest in a partnership. The other 40% was owned by an entity in which the Company's Chairman and Chief Executive Officer had a minority interest. The partnership's only asset was a barge which was leased by the Company on a short-term basis. The Company accounted for this investment using the cost-method of accounting because it did not exert significant influence over the operations of the partnership. Monthly lease payments were charged to expense, and partnership profit distributions were netted against the lease expense. During the years ended December 31, 1998, 1999 and 2000 LMI's lease expense, net of distributions, related to this partnership was approximately $106, $105 and $88, respectively. In November 2000 the Company purchased the company that owned the remaining 40% of the partnership through the issuance of 339,624 shares of common stock at a per share price of $2.65 for aggregate consideration of $900. The price represented 40% of the value of the tank barge based on an independent appraisal. As a result, the barge was recorded as an asset in the Company's consolidated property, plant and equipment.

6.  LONG-TERM DEBT

     On June 5, 1998, the Company entered into a $43,000 line of credit agreement with two banks (Facility A) and $15,000 and $20,000 line of credit agreements (Facility B and C, respectively) with two venture capital companies. These "Credit Agreements" were used to refinance existing indebtedness and partially finance the construction of offshore supply vessels (see Note 8). Facilities A and B converted to term loans on the completion of the last offshore supply vessel. In connection with Facility C, the Company issued detachable warrants to purchase 11,905 shares of common stock. The warrants were assigned an estimated market value of $500. The warrants for the purchase of 10,500 shares of common stock are currently exercisable with an exercise price of $1.68 per share. The remaining warrants become exercisable only on the occurrence of an event of default under Facility C, the Company filing for bankruptcy or if the indebtedness under Facility C has not been discharged in full by June 5, 2003. All of the warrants issued in connection with the establishment of Facility C provide the holders with a put option whereby the holders have the right, if the Company's stock is not publicly traded by June 5, 2003, to require the Company to repurchase the warrants at their fair market value. The Company is amortizing, through retained earnings, the fair market value of the warrants through June 5, 2003, the first date on which the put may be exercised. The warrants are revalued each period end with changes in value accounted for prospectively.

     If Facility C is not repaid by June, 2002, 2003 or 2004, the exercise price is adjusted to $1.63, $1.58 and $1.53 per share, respectively. The indebtedness under the Credit Agreements is collateralized by substantially all of the assets of the Company other than those collateralizing Facility D discussed below. The Credit Agreements require the Company, on a consolidated basis, to maintain a minimum net worth and EBITDA to debt service ratio (as defined in the Credit Agreements). The Credit Agreements also contain other covenants, which, among other things, restrict capital expenditures and the payment of dividends.

     On March 5, 1999, the Facility A credit agreement was amended by the Company with the two banks by which it was then maintained. The commitment was increased from $43,000 to $49,400 along with an extension of the outside date for conversion of construction loans to term loans. The conversion date occurred at the delivery of the last offshore supply vessel in March 2000.

     In July and November, 2000, the Company entered into two new credit facilities (collectively, Facility D) totaling $41,400 with a new lender. Of the proceeds, $15,000 was used to repay in full Facility B. The remaining amounts are being used to pay the construction costs of additional offshore supply vessels. At December 31, 2000, Facility D was collateralized by two existing vessels and four vessels under construction.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

     In November 2000, the Facility A credit agreement was amended by the Company. The commitment was increased from $49,400 to $69,000. These additional funds are being used to build additional vessels.

     As of the dates indicated, the Company had the following outstanding long-term debt:

                                                          DECEMBER 31,
                                                        -----------------    JUNE 30,
                                                         1999      2000        2001
                                                        -------   -------   -----------
                                                                            (UNAUDITED)
                                                                            -----------
Non-revolving line of credit payable to two banks at
  9.9% (Facility A) due 2004, with interest paid at
  libor traunch renewals, but no greater than 90
  days................................................  $45,895   $44,869    $ 60,037
Non-revolving line of credit payable to two venture
  capital companies at 12% (Facility B)...............   15,000        --          --
Senior subordinated notes, payable to two venture
  capital companies at 7% (Facility C) due 2005, with
  interest paid quarterly.............................   23,018    23,542      23,542
Term note, payable to a financing company at 10.3%
  (Facility D) due 2013, with interest paid monthly...       --    20,700      41,450
Insurance notes payable and other.....................      368       506         967
                                                        -------   -------    --------
                                                         84,281    89,617     125,996
Less: Debt discount, 7% senior subordinated notes due
  2005................................................     (327)     (226)       (174)
                                                        -------   -------    --------
                                                         83,954    89,391     125,822
Less: Current maturities..............................    4,878     6,834      10,482
                                                        -------   -------    --------
                                                        $79,076   $82,557    $115,340
                                                        =======   =======    ========

     Annual maturities of long-term debt during each year ending December 31, are as follows:

2001........................................................  $ 6,834
2002........................................................    7,334
2003........................................................    7,334
2004........................................................    7,334
2005........................................................   30,876
Thereafter..................................................   29,905
                                                              -------
                                                              $89,617
                                                              =======

     On July 24, 2001, the Company issued $175,000 in principal amount of Senior Notes. The Company realized net proceeds of approximately $165,000 which was used to repay and fully extinguish all of the above notes except for the $967 of insurance notes payable. See note 15.

7.  STOCK OPTION PLANS

     SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective January 1, 1996, established financial accounting and reporting standards for stock-based compensation plans. The Company's plan includes all arrangements by which employees and directors receive shares of stock or other equity instruments of the Company, or the Company incurs liabilities to employees or directors in amounts based on the price of the stock. SFAS No. 123 defines a fair-value-based method of accounting for stock-based compensation. SFAS No. 123, however, also allows an entity to continue to measure stock-based compensation cost using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

Employees." Entities electing to retain the accounting prescribed in APB No. 25 must make pro forma disclosures of net income assuming dilution as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied. The Company retained the provisions of APB No. 25 for expense recognition purposes. Under APB No. 25, where the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company established an incentive stock option plan which provides that options for a maximum of 3,500 shares of common stock may be granted by the Company. The purchase price of the stock subject to each option is determined by the Board of Directors of the Company and cannot be less than the fair market value of the stock at the date of grant. No options have been exercised to date. All options granted expire 5-10 years after vesting, have an exercise price equal to or greater than the estimated market price of the Company's stock at the date of grant and vest over a 3 to 4 year period.

     The following summarizes the option activity in the plans during each of the periods as indicated:

                                                                                                     SIX MONTHS ENDED JUNE 30,
                                1998                      1999                      2000                       2001
                       -----------------------   -----------------------   -----------------------   -------------------------
                        NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF      AVERAGE
                         OPTIONS     PRICE PER     OPTIONS     PRICE PER     OPTIONS     PRICE PER     OPTIONS      PRICE PER
                       OUTSTANDING     SHARE     OUTSTANDING     SHARE     OUTSTANDING     SHARE     OUTSTANDING      SHARE
                       -----------   ---------   -----------   ---------   -----------   ---------   ------------   ----------
Balance, beginning of
  year...............       --         $  --         52.5        $1.85         150         $1.85           386        $1.97
  Granted............     52.5          1.85         97.5         1.85         236          2.04       1,382.8         2.65
  Cancelled..........       --            --           --           --          --            --           (19)        1.85
                          ----         -----        -----        -----         ---         -----       -------        -----
Balance, end of
  year...............     52.5         $1.85        150.0        $1.85         386         $1.97       1,749.8        $2.51
                          ====         =====        =====        =====         ===         =====       =======        =====

     There were 2, 76, 196 and 350 options exercisable at December 31, 1998, 1999, 2000 and June 30, 2001, respectively.

     Had compensation cost for the Company's stock options been determined based on the fair value at the grant date consistent with the method under SFAS No. 123, the Company's income available to common stockholders for the years ended December 31, 1998, 1999 and 2000 and the six-month period ended June 30, 2001, would have been the pro forma amounts indicated below:

                                                            DECEMBER 31,
                                                        --------------------   JUNE 30,
                                                        1998   1999    2000      2001
                                                        ----   ----   ------   --------
Income available to common stockholders --
  As reported.........................................  $97    $420   $2,738    $4,880
  Pro forma...........................................   95     405    2,697     4,812

     The weighted average fair value at the date of grant for options granted during the periods presented was $.61, $.38, and $.52 and $.74 for December 31, 1998, 1999, 2000 and June 30, 2001, respectively.

     The fair value of the options granted under the Company's stock option plan during the year ended December 31, 2000, was estimated using the Black-Scholes Pricing Model with the following assumptions used: risk-free interest rate of six percent, expected life of five to seven years, no volatility and no expected dividends.

     The Company also issued, during 1998, warrants for the purchase of a total of 11,905 shares of common stock with an exercise price of $1.68 per share. The warrants have no expiration date. The fair value of the warrants at the issue date was $500.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

8.  INCOME TAXES

     The net long-term deferred tax liabilities (assets) in the accompanying balance sheets include the following components:

                                                               1999      2000
                                                              -------   -------
Deferred tax liabilities:
  Fixed assets..............................................  $ 5,215   $ 8,605
  Deferred charges..........................................      471       711
                                                              -------   -------
          Total deferred tax liabilities....................    5,686     9,316
                                                              -------   -------
Assets:
  Net operating loss carryforward...........................   (3,313)   (5,422)
                                                              -------   -------
  Allowance for doubtful accounts...........................      (53)      (19)
                                                              -------   -------
  Other.....................................................      (87)      (92)
                                                              -------   -------
          Total deferred tax assets.........................   (3,453)   (5,533)
                                                              -------   -------
Valuation allowance.........................................       92        92
                                                              -------   -------
          Total deferred tax liabilities, net...............  $ 2,325   $ 3,875
                                                              =======   =======

     The components of the income tax benefit follow:

                                                              1998    1999    2000
                                                              -----   ----   ------
Current tax expense.........................................  $  --   $ 55   $   --
Deferred tax expense (benefit)..............................   (156)   286    1,550
                                                              -----   ----   ------
Income tax expense (benefit)................................  $(156)  $341   $1,550
                                                              =====   ====   ======

     At December 31, 1998, 1999 and 2000, the Company had federal net operating loss carryforwards of approximately $1,300, $9,500 and $15,700, respectively. The carryforward benefit from the federal operating carryforwards loss begin to expire in 2017. These carryforwards can only be utilized if the Company generates taxable income in the appropriate tax jurisdiction. The Company had state net operating loss carryforwards of approximately $1,515. A valuation allowance has been established to fully offset the deferred tax asset related to the state carryforward.

     The following table reconciles the difference between the statutory federal income tax rate for the Company to the effective income tax rate:

                                                              1999   2000
                                                              ----   ----
Statutory Rate..............................................  34.0%  34.0%
State Taxes.................................................   2.0%   1.0%
Non-deductible expense......................................   2.0%   1.0%
Other.......................................................   1.0%   0.0%
                                                              ----   ----
                                                              39.0%  36.0%
                                                              ====   ====

     The reconciliation of the statutory federal income tax rate for the Company to the effective income tax rate was not meaningful for 1998 due to the Company's net operating loss of $59 and other non-deductible expenses of $101.

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

9.  COMMITMENTS

  OPERATING LEASES

     The Company is obligated under certain long-term operating leases for marine vessels used in operations, office space and vehicles. The office space lease provides for a term of five years with five one-year renewal options.

     Future minimum payments under noncancelable leases for years subsequent to 2000 follow:

YEAR ENDED DECEMBER 31,
-----------------------
2001........................................................   $107
2002........................................................     43
2003........................................................      7
                                                               ----
                                                               $157
                                                               ====

     In addition, the Company leases marine vessels used in its operations under short-term operating lease agreements. See Note 5 for information regarding a short-term vessel operating lease from an affiliate. The Company is also obligated under several month-to-month leases for various purposes. Total rent expense related to leases was $4,101, $3,104 and $1,758 during the years ended December 31, 1998, 1999 and 2000, respectively.

  VESSEL CONSTRUCTION

     At December 31, 2000, the Company was committed under a vessel construction contract with a shipyard affiliated with the Company's Chairman of the Board and Chief Executive Officer to construct four additional offshore supply vessels. At that date, the remaining amount expected to be expended to complete construction was $42,000. At December 31, 2000, the Company was also committed under a vessel construction contract with another shipyard to construct two additional offshore supply vessels. At that date, the remaining amount expected to be expended to complete construction was $31,000.

10.  DEFERRED CHARGES:

     Deferred charges include the following:

                                                           DECEMBER 31,
                                                          ---------------    JUNE 30,
                                                           1999     2000       2001
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
Deferred loan costs, net of accumulated amortization of
  $552, $889 and $1,182, respectively...................  $2,034   $3,004     $2,953
Deferred drydockings costs, net of accumulated
  amortization of $589, $1,372 and $1,796,
  respectively..........................................   1,383    2,086      1,923
Other...................................................      --       30         26
                                                          ------   ------     ------
          Total.........................................  $3,417   $5,120     $4,902
                                                          ======   ======     ======

11.  RELATED PARTY TRANSACTIONS

     The Company utilizes the services of a law firm and a venture capital company, certain members of which are related parties of the Company. During the year ended December 31, 1998, the Company paid approximately $264 and $104 for these services, respectively. During the year ended December 31, 1999, the Company paid approximately $123 and $351 for these services, respectively. During the year ended December 31, 2000, the Company paid approximately $475 to the law firm and no amounts to the venture

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES capital company for these services. As discussed in Notes 1 and 9, the Company was committed under a vessel construction contract to construct four offshore supply vessels with a shipyard affiliated with the Company's Chairman of the Board and Chief Executive Officer. The Company used another shipyard affiliated with the Company's Chairman of the Board and Chief Executive Officer to complete construction of three of its seven completed offshore supply vessels. See Note 5 for additional information.

12.  MAJOR CUSTOMERS

     In the years ended December 31, 1998, 1999 and 2000 revenue from three, three, and two customers respectively individually exceeded ten percent of total revenue.

13.  SEGMENT INFORMATION

     The Company provides marine transportation services through two business segments. The Company operates newly constructed deepwater offshore supply vessels in the Gulf of Mexico through its offshore supply vessel segment. The offshore supply vessels principally support offshore drilling and production operations in the deepwater regions of the Gulf of Mexico by transporting cargo to offshore drilling rigs and production facilities and provide support for specialty services. The tug and tank barge segment operates ocean-going tugs and tank barges in the northeastern United States and in Puerto Rico. The ocean-going tugs and tank barges provide coastwise transportation of refined and bunker grade petroleum products from one port to another. The following shows reportable segment information for the years ended December 31, 1998, 1999 and 2000 and for the interim periods ended June 30, 2000 and 2001 reconciled to consolidated totals and prepared on the same basis as the Company's consolidated financial statements.

                                                                     SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,         JUNE 30,
                                       ---------------------------   -----------------
                                        1998      1999      2000      2000      2001
                                       -------   -------   -------   -------   -------
OPERATING REVENUE:
Offshore supply vessels..............  $   392   $ 9,492   $19,626   $ 8,182   $14,522
Tugs and tank barges.................   12,560    16,231    16,476     8,137    11,172
                                       -------   -------   -------   -------   -------
          Total......................  $12,952   $25,723   $36,102   $16,319   $25,694
                                       =======   =======   =======   =======   =======
OPERATING EXPENSES:
Offshore supply vessels..............  $   163   $ 5,263   $ 9,291   $ 4,315   $ 5,161
Tugs and tank barges.................   10,538    12,012    11,119     5,610     6,356
                                       -------   -------   -------   -------   -------
          Total......................  $10,701   $17,275   $20,410   $ 9,925   $11,517
                                       =======   =======   =======   =======   =======
OPERATING INCOME:
Offshore supply vessels..............  $   216   $ 3,498   $ 8,784   $ 3,245   $ 7,507
Tugs and tank barges.................      336     2,483     3,553     1,697     2,931
                                       -------   -------   -------   -------   -------
          Total......................  $   552   $ 5,981   $12,337   $ 4,942   $10,438
                                       =======   =======   =======   =======   =======
CAPITAL EXPENDITURES:
Offshore supply vessels..............  $31,523   $35,136   $14,473   $ 2,737   $28,323
Tugs and tank barges.................    1,841     6,979     1,609       228    28,509
Corporate............................      128       178       142        38        63
                                       -------   -------   -------   -------   -------
          Total......................  $33,492   $42,293   $16,224   $ 3,003   $56,895
                                       =======   =======   =======   =======   =======

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

                                                                     SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,         JUNE 30,
                                       ---------------------------   -----------------
                                        1998      1999      2000      2000      2001
                                       -------   -------   -------   -------   -------
DEPRECIATION AND AMORTIZATION:
Offshore supply vessels..............  $   177   $ 1,685   $ 2,823   $ 1,367   $ 1,605
Tugs and tank barges.................    1,161     2,039     2,341     1,098     1,370
                                       -------   -------   -------   -------   -------
          Total......................  $ 1,338   $ 3,724   $ 5,164   $ 2,465   $ 2,975
                                       =======   =======   =======   =======   =======

                                                AS OF DECEMBER 31,         AS OF JUNE 30,
                                           -----------------------------   --------------
                                            1998       1999       2000          2001
                                           -------   --------   --------   --------------
IDENTIFIABLE ASSETS:
Offshore supply vessels..................  $34,543   $ 74,407   $ 87,866      $ 11,832
Tugs and tank barges.....................   19,161     28,472     28,569        12,583
Corporate................................    4,512        607     30,713        16,353
                                           -------   --------   --------      --------
          Total..........................  $58,216   $103,486   $147,148      $ 40,768
                                           =======   ========   ========      ========
LONG-LIVED ASSETS:
Offshore supply vessels..................  $32,691   $ 66,380   $ 78,143      $104,959
Tugs and tank barges.....................   12,966     19,040     20,449        48,037
Corporate................................      162        280        343           360
                                           -------   --------   --------      --------
                                           $45,819   $ 85,700   $ 98,935      $153,356
                                           =======   ========   ========      ========

14.  SPENTONBUSH/RED STAR GROUP ACQUISITION (UNAUDITED)

     On May 31, 2001, the Company purchased a fleet of nine ocean-going tugs and nine ocean-going tank barges and the related coastwise transportation businesses from the Spentonbush/Red Star Group for approximately $28 million in cash. As part of the acquisition, the Company entered into a contract of affreightment with Amerada Hess as its exclusive marine logistics provider and coastwise transporter of petroleum products in the northeastern United States. The contract became effective on June 1, 2001 and its initial term continues through March 31, 2006. The Company also entered into a letter of intent to purchase the Brooklyn marine facility of Amerada Hess where the tug and tank barge operations that were acquired are based from and from which such operations will be conducted. The Company incurred approximately $600 in acquisition cost.

     The purchase method was used to account for the acquisition of the tugs and tank barges from the Spentonbush/Red Star Group. There was no goodwill recorded as a result of the acquisition. The purchase price was allocated to the acquired assets based on the estimated fair value as of May 31, 2001 as follows (in thousands):

Property, Plant and Equipment...............................   $27,030
Other Assets................................................     1,000
                                                               -------
  Purchase Price............................................   $28,030

             HORNBECK-LEEVAC MARINE SERVICES, INC. AND SUBSIDIARIES

     The following summarized unaudited pro-forma income statement data reflects the impact the Spentonbush/Red Star Group acquisition would have had on 2000, had the acquisition taken place at the beginning of the fiscal year (in thousands):

                                                              UNAUDITED PRO-FORMA
                                                                RESULTS FOR THE
                                                      ------------------------------------
                                                         YEAR ENDED       SIX MONTHS ENDED
                                                      DECEMBER 31, 2000    JUNE 30, 2001
                                                      -----------------   ----------------
Revenue.............................................       $78,198            $46,201
Operating income....................................        21,621             16,104
  Net Income........................................         7,546              8,050

15.  SUBSEQUENT EVENTS (UNAUDITED)

     Repurchase of Outstanding Warrants; Equity Offering. On August 9, 2001, the Company was notified by its warrantholders that they intend to sell their outstanding warrants. The Company has exercised a right of first offer to purchase the outstanding warrants at an aggregate purchase price of $14.5 million. To finance the repurchase of the warrants, the Company intends to offer to each of its existing stockholders an opportunity to purchase its pro rata share of 5,472 shares of the Company's common stock at a price of $2.65 per share. The Company has received a signed subscription agreement from one of its stockholders pursuant to which that stockholder has been issued 274 shares of common stock for a total purchase price of $725. The Company has used these proceeds to pay the non-refundable deposit to the warrantholders as a deposit toward the repurchase of the warrants. The stockholder has also agreed to purchase the balance of the offered shares not subscribed for by the other existing stockholders.

     Private Placement of Notes and Use of Proceeds. On July 24, 2001, the Company issued $175,000 in principal of 10 5/8% senior notes due 2008. Interest on the notes is due February 1, and August 1 of each year until maturity. The Company realized approximate net proceeds of $165 million which was used to repay and fully extinguish substantially all of the Company's outstanding indebtedness under its existing credit facilities.

     New Credit Facility. The Company has received and is evaluating a commitment letter from one of its former lenders regarding a new senior secured revolving line of credit of $50 million. Pursuant to the proposed terms for the new senior secured revolving credit facility, the Company's borrowings under this facility will be limited to $25 million unless it has obtained the lender's concurrence to the use of proceeds of borrowings in excess of $25 million and it meets certain ratios. Pursuant to the indenture governing the notes, the level of permitted borrowings under this facility initially will be limited to $25 million plus 15% of the increase in the Company's consolidated net tangible assets.

     Signing of Significant Tank Barge Contract. On June 27, 2001, the Company signed an agreement to contract one of our newly acquired tank barges with a large refining and marketing company under a one-year time charter with a one-year renewal option at a fixed dayrate of $17 which is substantially higher than the average dayrate currently being generated by that vessel. The agreement to contract provides for commencement of operations in July 2001.

     Delivery of the HOS Innovator and Signing of Multi-year Specialty Service Contracts. On April 27, 2001, the Company took delivery of the HOS Innovator, a 240' class offshore supply vessel, which is the only U.S.-flagged offshore supply vessel to date to receive Dynamic Positioning Class II certification from the American Bureau of Shipping. The HOS Innovator was immediately employed under a three-year contract with a large oilfield service company to provide support for remotely operated vehicles, as well as inspection, maintenance, repair, subsea intervention, trenching, diving, cargo transportation and cable- and pipe-laying services. In addition, the Company recently signed a five-year contract for one of our offshore supply vessels currently under construction that will be employed by another large oilfield service company to support well stimulation services.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of the Spentonbush/Red Star Group:

     We have audited the accompanying combined balance sheets of Spentonbush/Red Star Group (as discussed in Note 1) as of December 31, 1999 and 2000 and the related combined statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Spentonbush/Red Star Group as of December 31, 1999 and 2000 and the combined results of their income and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 30, 2001

                           SPENTONBUSH/RED STAR GROUP

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1999       2000        2001
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
                                            ASSETS

Current Assets:
  Cash......................................................  $      2   $      2    $      2
  Accounts receivable -- trade..............................     1,214      1,034       1,367
                        -- other............................        99         47          58
  Prepaid expenses..........................................       613        792       2,034
  Deferred income taxes.....................................     1,224      1,730       1,910
                                                              --------   --------    --------
          Total current assets..............................     3,152      3,605       5,371
                                                              --------   --------    --------
Property, Plant and Equipment, at cost:
  Barges....................................................    26,682     26,682      26,682
  Tugs......................................................    16,930     16,930      16,930
  Other.....................................................       108        108         108
                                                              --------   --------    --------
                                                                43,720     43,720      43,720
  Less -- reserve for depreciation..........................   (43,434)   (43,596)    (43,637)
                                                              --------   --------    --------
     Property, plant and equipment, net.....................       286        124          83
                                                              --------   --------    --------
Other Assets:
  Deferred income taxes.....................................        33         66          72
                                                              --------   --------    --------
          Total assets......................................  $  3,471   $  3,795    $  5,526
                                                              ========   ========    ========

                             LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities:
  Accounts payable..........................................  $  1,326   $  1,328    $  2,706
  Accrued liabilities.......................................     7,038      8,828       9,356
  Income taxes payable......................................     1,256      3,922       1,561
                                                              --------   --------    --------
          Total current liabilities.........................     9,620     14,078      13,623
                                                              --------   --------    --------
Stockholder's Deficit:
  Common stock --
     Spentonbush/Red Star Companies Inc., authorized and
       issued -- 1,000 shares; par value $8.................         8          8           8
     Hygrade Operators, Inc., authorized and issued -- 200
       shares; par value $10................................         2          2           2
     Red Star Towing and Transportation Company, authorized
       and issued -- 400 shares; par value $125.............        50         50          50
     Sheridan Towing, Co., Inc., authorized -- 600 shares;
       issued -- 300 shares; par value $100.................        30         30          30
  Capital in excess of par value............................    13,199     13,199      13,199
  Retained earnings.........................................     2,488      1,684       4,172
  Accounts receivable -- affiliates (Note 3)................   (21,149)   (24,479)    (24,781)
  Treasury stock -- at cost (300 shares)....................      (777)      (777)       (777)
                                                              --------   --------    --------
          Total stockholder's deficit.......................    (6,149)   (10,283)     (8,097)
                                                              --------   --------    --------
          Total liabilities and stockholder's deficit.......  $  3,471   $  3,795    $  5,526
                                                              ========   ========    ========

   The accompanying notes are an integral part of these combined statements.

                           SPENTONBUSH/RED STAR GROUP

               STATEMENT OF COMBINED INCOME AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                1998      1999      2000       2000       2001
                                               -------   -------   -------   --------   --------
                                                                                 (UNAUDITED)
Revenue:
  Marine transportation -- affiliates........  $27,165   $24,962   $34,120   $ 8,715    $10,546
  Marine transportation -- third party.......    5,648     5,258     6,728     2,661      2,437
  Other......................................    1,398       279         4         1          1
                                               -------   -------   -------   -------    -------
          Total revenues.....................   34,211    30,499    40,852    11,377     12,984
                                               -------   -------   -------   -------    -------
Costs and Expenses:
  Operating expenses.........................   24,047    21,096    25,997     6,536      7,989
  Depreciation...............................      792       162       162        40         41
  General and administrative.................    4,004     3,936     5,092     1,300      1,099
                                               -------   -------   -------   -------    -------
          Total costs and expenses...........   28,843    25,194    31,251     7,876      9,129
                                               -------   -------   -------   -------    -------
Income before income taxes...................    5,368     5,305     9,601     3,501      3,855
Provision for income taxes -- federal........    1,884     1,845     3,363     1,220      1,346
                            -- state.........       28        78        42        20         21
                                               -------   -------   -------   -------    -------
Net Income...................................    3,456     3,382     6,196     2,261      2,488
Retained earnings at beginning of period.....    1,577     1,833     2,488     2,488      1,684
Dividends paid...............................   (3,200)   (2,727)   (7,000)       --         --
                                               -------   -------   -------   -------    -------
Retained earnings at end of period...........  $ 1,833   $ 2,488   $ 1,684   $ 4,749    $ 4,172
                                               =======   =======   =======   =======    =======

   The accompanying notes are an integral part of these combined statements.

                           SPENTONBUSH/RED STAR GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           MARCH 31,
                                              ----------------------------   -------------------
                                               1998      1999       2000       2000       2001
                                              -------   -------   --------   --------   --------
                                                                                 (UNAUDITED)
Cash Flows From Operating Activities:
  Net income................................  $ 3,456   $ 3,382   $  6,196   $ 2,261    $ 2,488
  Adjustments to reconcile net income to net
     cash provided by operating
     activities --
     Depreciation...........................      792       162        162        40         41
     Change in deferred income taxes........      (83)      620       (539)       --         --
     (Increase) Decrease in accounts
       receivable...........................      361        20        232      (218)      (186)
     Increase (decrease) in accounts
       payable..............................      284       (53)         2    (3,776)      (646)
     Increase (decrease) in accrued
       liabilities..........................    1,081      (953)     1,790     1,167      1,378
     (Increase) decrease in other assets and
       liabilities..........................      914      (965)     2,487     1,426        528
     Gain on sale of vessel.................   (1,400)     (274)        --      (900)    (3,603)
                                              -------   -------   --------   -------    -------
          Net cash provided by operating
            activities......................    5,405     1,939     10,330        --         --
                                              -------   -------   --------   -------    -------
Cash Flows From Investing Activities:
  Capital expenditures......................      (52)      (16)        --        --         --
  Proceeds from sale of vessel..............    1,400       274         --        --         --
                                              -------   -------   --------   -------    -------
          Net cash provided by investing
            activities......................    1,348       258         --        --         --
                                              -------   -------   --------   -------    -------
Cash Flows From Financing Activities:
  Dividends paid............................   (3,200)   (2,727)    (7,000)       --         --
  Amounts advanced under accounts
     receivable -- affiliates...............   (3,553)      530     (3,330)       --         --
                                              -------   -------   --------   -------    -------
          Net cash used in investing
            activities......................   (6,753)   (2,197)   (10,330)       --         --
                                              -------   -------   --------   -------    -------
Net change in cash..........................       --        --         --        --         --
Cash at beginning of period.................        2         2          2         2          2
                                              -------   -------   --------   -------    -------
Cash at end of period.......................  $     2   $     2   $      2   $     2    $     2
                                              =======   =======   ========   =======    =======
Cash paid for income taxes..................  $ 1,106   $ 2,007   $  1,256   $    --    $    --
                                              =======   =======   ========   =======    =======

   The accompanying notes are an integral part of these combined statements.

                           SPENTONBUSH/RED STAR GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1999, AND 2000
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF FINANCIAL STATEMENTS

     The Spentonbush/Red Star Group (the "Group") is comprised of the following three New York corporations and one Delaware corporation:

     Spentonbush/Red Star Companies, Inc. (New York)

     Hygrade Operators, Inc. (New York)

     Red Star Towing & Transportation Company (New York)

     Sheridan Towing Co., Inc. (Delaware)

     Each is an indirect wholly owned subsidiary of Amerada Hess Corporation ("Parent") and is included in its Parent's consolidated financial statements. The Group is an owner and operator of vessels engaged in tug and tank barge operations. A significant portion of the Group's business is transacted with the Parent and its affiliates (see Note 3).

  PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the Group. All intergroup transactions have been eliminated.

  BASIS OF PRESENTATION -- INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited combined financial statements as of and for the three months ended March 31, 2000 and 2001 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal and recurring adjustments) necessary to present a fair statement of the Group's financial position and results of operations for the interim periods included herein have been made and the disclosures contained herein are adequate to make the information presented not misleading. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

  REVENUE RECOGNITION

     Revenues and related voyage expenses are recognized on an accrual basis.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method based on the estimated useful lives of the related assets. Improvements that extend the useful life of the related asset are capitalized; all other expenditures for maintenance and repairs, excluding drydock, are expensed as incurred. Gains and losses from retirements or other dispositions are recognized as incurred.

                           SPENTONBUSH/RED STAR GROUP

  DRYDOCK RESERVES

     The Group's vessels are required to be recertified by the United States Coast Guard after certain periods of time. The Group maintains a drydock reserve to accrue for estimated drydocking costs over the operating period preceding each scheduled drydocking. Drydocking expenses are recognized as the reserves are accrued and the reserves are included in accrued liabilities.

  INCOME TAXES

     The Group is included in the consolidated federal income tax return of the Parent. In 1998, 1999 and 2000, the Parent allocated federal income tax expense at a rate of 35%. This allocation is comparable to the amount that would be provided for income taxes if the provision was determined on a stand-alone basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  INCOME TAXES

     The components of income tax expense (benefit) were as follows:

                                                              1998     1999     2000
                                                             ------   ------   ------
Current....................................................  $2,026   $1,303   $3,935
Deferred...................................................    (114)     620     (530)
                                                             ------   ------   ------
          Total............................................  $1,912   $1,923   $3,405
                                                             ======   ======   ======

     Total income tax expense for 2000, 1999 and 1998 was different from the amount computed by applying the statutory federal income tax rate due primarily to state income taxes and certain non-deductible travel and entertainment expenses. The tax effect of significant temporary differences that give rise to the net deferred tax assets are differences in the basis of property, plant and equipment and drydock reserves.

     The current taxes payable of the Group which are owed to its Parent are $1,225 and $3,893 at December 31, 1999 and 2000, respectively.

3.  TRANSACTIONS WITH AFFILIATES

     Following is a summary of material transactions between the Group and its Parent and other affiliates:

                                                                  YEAR ENDED
                                                          ---------------------------
                                                           1998      1999      2000
                                                          -------   -------   -------
Vessel income...........................................  $27,165   $24,962   $34,120
Vessel operating expenses...............................      235       747       702
Selling, general and administrative expenses............    1,001       998     1,874

                           SPENTONBUSH/RED STAR GROUP

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
Accounts receivable -- affiliates...........................  $21,149   $24,479
Current taxes payable.......................................   (1,225)   (3,893)

     Effective January 1, 2000, the Group entered into Service Level Agreements with its Parent. Under these agreements the Parent provides information systems services, human resources, risk management and other administrative related functions to the Group. The fee charged for these services is based upon estimated level of time expended for human resources, risk management and other administrative functions plus volume-related charges for information systems activities. Prior to January 1, 2000, the Parent allocated an amount to the Group for the services provided. The fees allocated for these services are reported as selling, general and administrative expenses in the table above and in the accompanying statement of income and retained earnings.

     During the years ended December 31, 1998, 1999 and 2000, affiliates of the Group provided certain vessel operating expenses which included fuel costs and insurance related to vessel operations.

     Accounts receivable from affiliates represent non-interest bearing advances of cash to the Parent. Accordingly, affiliate receivables are recorded as a component of stockholder's equity in the accompanying combined balance sheet.

4.  DRYDOCK RESERVES

     Drydock reserves are in accrued liabilities and the rollforward of these reserves as of the periods indicated are as follows:

                                                     DECEMBER 31,
                                              ---------------------------    MARCH 31,
                                               1998      1999      2000        2001
                                              -------   -------   -------   -----------
                                                                            (UNAUDITED)
Drydock reserve, beginning of period........  $ 3,647   $ 3,913   $ 2,588     $4,108
Drydock expense.............................    1,880     2,095     2,927        686
Payments on completed drydock costs.........   (1,614)   (3,420)   (1,407)        --
                                              -------   -------   -------     ------
Drydock reserve, end of period..............  $ 3,913   $ 2,588   $ 4,108     $4,794
                                              =======   =======   =======     ======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING THE SERIES B NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. WE DO NOT CLAIM THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER.

                                  $175,000,000

                     HORNBECK-LEEVAC MARINE SERVICES, INC.

                               OFFER TO EXCHANGE
                     10 5/8% SERIES B SENIOR NOTES DUE 2008
                  REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                     10 5/8% SERIES A SENIOR NOTES DUE 2008

                           -------------------------



                                   PROSPECTUS



                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of Delaware, under which HORNBECK-LEEVAC is incorporated, authorizes the indemnification of directors and officers under the circumstances described below. To the extent a present or former director or officer of HORNBECK-LEEVAC is successful on the merits or otherwise in defense of any action, suit or proceeding described below, the General Corporation Law of Delaware requires that such person be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Article VIII of the Certificate of Incorporation of HORNBECK-LEEVAC requires indemnification of its directors and officers to the extent permitted by law. Section 6.10 of the bylaws of HORNBECK-LEEVAC provides for, and sets forth the procedures for obtaining, such indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933. In addition, HORNBECK-LEEVAC maintains insurance which insures its directors and officers against certain liabilities.

     The General Corporation Law of Delaware gives HORNBECK-LEEVAC the power to indemnify each of its officers and directors against expenses, including attorneys' fees, and judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding by reason of such person being or having been a director, officer, employee or agent of HORNBECK-LEEVAC, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of HORNBECK-LEEVAC. To be entitled to such indemnification, such person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of HORNBECK-LEEVAC and, if a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The General Corporation Law of Delaware also gives HORNBECK-LEEVAC the power to indemnify each of its officers and directors against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of HORNBECK-LEEVAC to procure a judgment in its favor by reason of such person being or having been a director, officer, employee or agent of HORNBECK-LEEVAC, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of HORNBECK-LEEVAC, except that HORNBECK-LEEVAC may not indemnify such person with respect to any claim, issue or matter as to which such person was adjudged to be liable to HORNBECK-LEEVAC in the absence of a determination by the court that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. To be entitled to such indemnification, such person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of HORNBECK-LEEVAC.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith:

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
   1.1    --   Purchase Agreement dated July 19, 2001 among the Company,
               RBC Dominion Securities Corporation and Merrill Lynch,
               Pierce, Fenner & Smith Incorporated.
   3.1    --   Restated Certificate of Incorporation of HORNBECK-LEEVAC
               Marine Services, Inc. filed with the Secretary of State of the State of Delaware on December 13, 1997.
   3.2    --   Certificate of Amendment of the Restated Certificate of
               Incorporation of HORNBECK-LEEVAC Marine Services, Inc. filed with the Secretary of State of Delaware on December 1, 1999.
   3.3    --   Certificate of Amendment of the Restated Certificate of
               Incorporation of HORNBECK-LEEVAC Marine Services, Inc. filed with the Secretary of State of the State of Delaware on
               October 23, 2000.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
   3.4    --   Certificate of Correction to Certificate of Amendment of the
               Restated Certificate of Incorporation of HORNBECK-LEEVAC
               Marine Services, Inc. filed with the Secretary of State of the State of Delaware on November 14, 2000.
   3.5    --   Second Restated Bylaws of HORNBECK-LEEVAC Marine Services,
               Inc., adopted October 4, 2000.
   3.6    --   Certificate of Incorporation of HORNBECK-LEEVAC Marine
               Operators, Inc. filed with the Secretary of State of the
               State of Delaware on June 2, 1997.
   3.7    --   Certificate of Amendment of the Certificate of Incorporation
               of HORNBECK-LEEVAC Marine Operators, Inc. filed with the
               Secretary of State of the State of Delaware on December 1,
               1999.
   3.8    --   Bylaws of HORNBECK-LEEVAC Marine Operators, Inc. adopted
               June 5, 1997.
   3.9    --   Certificate of Incorporation of Hornbeck Offshore Services,
               Inc. filed with the Secretary of State of the State of
               Delaware on March 18, 1996.
   3.10   --   Amended and Restated Bylaws of Hornbeck Offshore Services,
               Inc., adopted February 27, 1998.
   3.11   --   Restated Articles of Incorporation of LEEVAC Marine, Inc.
               filed with the Secretary of State of the State of Louisiana on March 4, 1998.
   3.12   --   Amended and Restated Bylaws of LEEVAC Marine, Inc. adopted
               February 27, 1998.
   3.13   --   Articles of Incorporation of Energy Services Puerto Rico,
               Inc. filed with the Secretary of State of the State of
               Louisiana on February 10, 1999.
  *3.14   --   Bylaws of Energy Services Puerto Rico, Inc.
   4.1    --   Indenture dated as of July 24, 2001, between Wells Fargo
               Bank Minnesota, National Association (as Trustee) and the
               Company, including table of contents and cross-reference
               sheet.
   4.2    --   Specimen 10 5/8% Series A Senior Note due 2008.
   4.3    --   Specimen 10 5/8% Series A Regulation S Temporary Global Note
               due 2008.
   4.4    --   Specimen 10 5/8% Series B Senior Note due 2008.
   4.5    --   Registration Rights Agreement dated as of July 24, 2001
               among the Company, RBC Dominion Securities Corporation and
               Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  *5.1    --   Legal Opinion of Winstead Sechrest & Minick P.C.
  *5.2    --   Legal Opinion of Burke & Mayer, A Professional Law
               Corporation.
  10.1    --   Employment Agreement dated effective January 1, 2001 by and between Christian G. Vaccari and the Company.
  10.2    --   Employment Agreement dated effective January 1, 2001 by and between Todd M. Hornbeck and the Company.
  10.3    --   Employment Agreement dated effective January 1, 2001 by and between Carl Annessa and the Company.
  10.4    --   Employment Agreement dated effective January 1, 2001 by and between Paul M. Ordogne and the Company.
  10.5    --   Employment Agreement dated effective January 1, 2001 by and between James O. Harp, Jr. and the Company.
  10.6    --   Incentive Compensation Plan.
  10.7    --   Amendment No. 1 to Incentive Compensation Plan.
  10.8    --   Asset Purchase Agreement dated as of May 31, 2001 among
               LEEVAC Marine, Inc., Hygrade Operators, Inc., Red Star
               Towing and Transportation Company, Inc., Sheridan Towing
               Co., Inc., R.S. Bushey & Sons, Inc., and Amerada Hess
               Corporation.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  10.9    --   Contract of Affreightment dated as of May 31, 2001 among
               LEEVAC Marine, Inc. and Amerada Hess Corporation (certain
               portions omitted based on a request for confidential
               treatment filed separately with the Commission).
  12      --   Calculation of Ratio of Earnings to Fixed Charges.
  21      --   Subsidiaries of HORNBECK-LEEVAC Marine Services, Inc.
 *23.1    --   Consent of Winstead Sechrest & Minick P.C.
 *23.2    --   Consent of Burke & Mayer, A Professional Law Corporation.
  23.3    --   Consent of Arthur Andersen L.L.P.
  24      --   Powers of Attorney(5).
  25      --   Statement of Eligibility of Wells Fargo Bank Minnesota,
               National Association.
  99.1    --   Form of Letter of Transmittal.
  99.2    --   Form of Notice of Guaranteed Delivery.
  99.3    --   Form of Letter to Registered Holders and Depository Trust
               Company Participants.
  99.4    --   Form of Letter to Clients, including Instructions to
               Registered Holder and/or Book Entry Transfer Participant
               from Beneficial Owner.
  99.5    --   Guidelines for Certificate of Taxpayer Identification Number
               on Substitute Form W-9.

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules.

        None.

ITEM 22.  UNDERTAKINGS

     (i) The undersigned co-registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (ii) The co-registrants undertake that every prospectus (i) that is filed pursuant to paragraph (i) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (iii) The undersigned co-registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (iv) The undersigned co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (v) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the co-registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 21, 2001.

                                          HORNBECK-LEEVAC MARINE SERVICES, INC.

                                          By:   /s/ CHRISTIAN G. VACCARI
                                            ------------------------------------
                                                    Christian G. Vaccari
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                   TITLE                       DATE
                   ---------                                   -----                       ----



            /s/ CHRISTIAN G. VACCARI                 Chairman of the Board and      September 21, 2001
------------------------------------------------      Chief Executive Officer
             (Christian G. Vaccari)                (Principal Executive Officer)




              /s/ TODD M. HORNBECK                   President, Chief Operating     September 21, 2001
------------------------------------------------       Officer, Secretary and
               (Todd M. Hornbeck)                  Director (Principal Executive
                                                              Officer)




             /s/ JAMES O. HARP, JR.                   Vice President and Chief      September 21, 2001
------------------------------------------------    Financial Officer (Principal
              (James O. Harp, Jr.)                    Financial and Accounting
                                                              Officer)




              /s/ RICHARD W. CRYAR                            Director              September 21, 2001
------------------------------------------------
               (Richard W. Cryar)




             /s/ LARRY D. HORNBECK                            Director              September 21, 2001
------------------------------------------------
              (Larry D. Hornbeck)




               /s/ BRUCE W. HUNT                              Director              September 21, 2001
------------------------------------------------
                (Bruce W. Hunt)




              /s/ JESSE E. NEYMAN                             Director              September 21, 2001
------------------------------------------------
               (Jesse E. Neyman)




              /s/ ANDREW L. WAITE                             Director              September 21, 2001
------------------------------------------------
               (Andrew L. Waite)

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 21, 2001.

                                          HORNBECK-LEEVAC MARINE OPERATORS, INC.

                                          By:   /s/ CHRISTIAN G. VACCARI
                                            ------------------------------------
                                                    Christian G. Vaccari
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                   TITLE                       DATE
                   ---------                                   -----                       ----



            /s/ CHRISTIAN G. VACCARI                 Chairman of the Board and      September 21, 2001
------------------------------------------------      Chief Executive Officer
             (Christian G. Vaccari)                (Principal Executive Officer)




              /s/ TODD M. HORNBECK                   President, Chief Operating     September 21, 2001
------------------------------------------------       Officer, Secretary and
               (Todd M. Hornbeck)                  Director (Principal Executive
                                                              Officer)




             /s/ JAMES O. HARP, JR.                   Vice President and Chief      September 21, 2001
------------------------------------------------    Financial Officer (Principal
              (James O. Harp, Jr.)                    Financial and Accounting
                                                              Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 21, 2001.

                                          HORNBECK OFFSHORE SERVICES, INC.

                                          BY:   /s/ CHRISTIAN G. VACCARI
                                            ------------------------------------
                                                    Christian G. Vaccari
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                           SIGNATURE                                  TITLE                     DATE
                           ---------                                  -----                     ----
                /s/ CHRISTIAN G. VACCARI                    Chairman of the Board and    September 21, 2001
  ----------------------------------------------------       Chief Executive Officer
                 (Christian G. Vaccari)                       (Principal Executive
                                                                    Officer)

                  /s/ TODD M. HORNBECK                     President, Chief Operating    September 21, 2001
  ----------------------------------------------------       Officer, Secretary and
                   (Todd M. Hornbeck)                          Director (Principal
                                                               Executive Officer)

                 /s/ JAMES O. HARP, JR.                     Vice President and Chief     September 21, 2001
  ----------------------------------------------------          Financial Officer
                  (James O. Harp, Jr.)                      (Principal Financial and
                                                               Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 21, 2001.

                                          LEEVAC MARINE, INC.

                                          BY:   /s/ CHRISTIAN G. VACCARI
                                            ------------------------------------
                                                    Christian G. Vaccari
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                           SIGNATURE                                  TITLE                     DATE
                           ---------                                  -----                     ----
                /s/ CHRISTIAN G. VACCARI                    Chairman of the Board and    September 21, 2001
  ----------------------------------------------------       Chief Executive Officer
                 (Christian G. Vaccari)                       (Principal Executive
                                                                    Officer)

                  /s/ TODD M. HORNBECK                     President, Chief Operating    September 21, 2001
  ----------------------------------------------------       Officer, Secretary and
                   (Todd M. Hornbeck)                          Director (Principal
                                                               Executive Officer)

                 /s/ JAMES O. HARP, JR.                     Vice President and Chief     September 21, 2001
  ----------------------------------------------------          Financial Officer
                  (James O. Harp, Jr.)                      (Principal Financial and
                                                               Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 21, 2001.

                                          ENERGY SERVICES PUERTO RICO, INC.

                                          By:   /s/ CHRISTIAN G. VACCARI
                                            ------------------------------------
                                                    Christian G. Vaccari
                                                 Chairman of the Board and
                                                  Chief Executive Officer

               SIGNATURE                                TITLE                        DATE
               ---------                                -----                        ----
        /s/ CHRISTIAN G. VACCARI           Chairman of the Board and Chief    September 21, 2001
----------------------------------------     Executive Officer (Principal
         (Christian G. Vaccari)                   Executive Officer)


          /s/ TODD M. HORNBECK                President, Chief Operating      September 21, 2001
----------------------------------------   Officer, Secretary and Director
           (Todd M. Hornbeck)               (Principal Executive Officer)


         /s/ JAMES O. HARP, JR.                Vice President and Chief       September 21, 2001
----------------------------------------     Financial Officer (Principal
          (James O. Harp, Jr.)                 Financial and Accounting
                                                       Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
   1.1    --   Purchase Agreement dated July 19, 2001 among the Company,
               RBC Dominion Securities Corporation and Merrill Lynch,
               Pierce, Fenner & Smith Incorporated.
   3.1    --   Restated Certificate of Incorporation of HORNBECK-LEEVAC
               Marine Services, Inc. filed with the Secretary of State of the State of Delaware on December 13, 1997.
   3.2    --   Certificate of Amendment of the Restated Certificate of
               Incorporation of HORNBECK-LEEVAC Marine Services, Inc. filed with the Secretary of State of Delaware on December 1, 1999.
   3.3    --   Certificate of Amendment of the Restated Certificate of
               Incorporation of HORNBECK-LEEVAC Marine Services, Inc. filed with the Secretary of State of the State of Delaware on
               October 23, 2000.
   3.4    --   Certificate of Correction to Certificate of Amendment of the
               Restated Certificate of Incorporation of HORNBECK-LEEVAC
               Marine Services, Inc. filed with the Secretary of State of the State of Delaware on November 14, 2000.
   3.5    --   Second Restated Bylaws of HORNBECK-LEEVAC Marine Services,
               Inc., adopted October 4, 2000.
   3.6    --   Certificate of Incorporation of HORNBECK-LEEVAC Marine
               Operators, Inc. filed with the Secretary of State of the
               State of Delaware on June 2, 1997.
   3.7    --   Certificate of Amendment of the Certificate of Incorporation
               of HORNBECK-LEEVAC Marine Operators, Inc. filed with the
               Secretary of State of the State of Delaware on December 1,
               1999.
   3.8    --   Bylaws of HORNBECK-LEEVAC Marine Operators, Inc. adopted
               June 5, 1997.
   3.9    --   Certificate of Incorporation of Hornbeck Offshore Services,
               Inc. filed with the Secretary of State of the State of
               Delaware on March 18, 1996.
   3.10   --   Amended and Restated Bylaws of Hornbeck Offshore Services,
               Inc., adopted February 27, 1998.
   3.11   --   Restated Articles of Incorporation of LEEVAC Marine, Inc.
               filed with the Secretary of State of the State of Louisiana on March 4, 1998.
   3.12   --   Amended and Restated Bylaws of LEEVAC Marine, Inc. adopted
               February 27, 1998.
   3.13   --   Articles of Incorporation of Energy Services Puerto Rico,
               Inc. filed with the Secretary of State of the State of
               Louisiana on February 10, 1999.
  *3.14   --   Bylaws of Energy Services Puerto Rico, Inc.
   4.1    --   Indenture dated as of July 24, 2001, between Wells Fargo
               Bank Minnesota, National Association (as Trustee) and the
               Company, including table of contents and cross-reference
               sheet.
   4.2    --   Specimen 10 5/8% Series A Senior Note due 2008.
   4.3    --   Specimen 10 5/8% Series A Regulation S Temporary Global Note
               due 2008.
   4.4    --   Specimen 10 5/8% Series B Senior Note due 2008.
   4.5    --   Registration Rights Agreement dated as of July 24, 2001
               among the Company, RBC Dominion Securities Corporation and
               Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  *5.1    --   Legal Opinion of Winstead Sechrest & Minick P.C.
  *5.2    --   Legal Opinion of Burke & Mayer, A Professional Law
               Corporation.
  10.1    --   Employment Agreement dated effective January 1, 2001 by and between Christian G. Vaccari and the Company.
  10.2    --   Employment Agreement dated effective January 1, 2001 by and between Todd M. Hornbeck and the Company.
  10.3    --   Employment Agreement dated effective January 1, 2001 by and between Carl Annessa and the Company.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  10.4    --   Employment Agreement dated effective January 1, 2001 by and between Paul M. Ordogne and the Company.
  10.5    --   Employment Agreement dated effective January 1, 2001 by and between James O. Harp, Jr. and the Company.
  10.6    --   Incentive Compensation Plan.
  10.7    --   Amendment No. 1 to Incentive Compensation Plan.
  10.8    --   Asset Purchase Agreement dated as of May 31, 2001 among
               LEEVAC Marine, Inc., Hygrade Operators, Inc., Red Star
               Towing and Transportation Company, Inc., Sheridan Towing
               Co., Inc., R.S. Bushey & Sons, Inc., and Amerada Hess
               Corporation.
  10.9    --   Contract of Affreightment dated as of May 31, 2001 among
               LEEVAC Marine, Inc. and Amerada Hess Corporation (certain
               portions omitted based on a request for confidential
               treatment and filed separately with the Commission).
  12      --   Calculation of Ratio of Earnings to Fixed Charges.
  21      --   Subsidiaries of HORNBECK-LEEVAC Marine Services, Inc..
 *23.1    --   Consent of Winstead Sechrest & Minick P.C.
 *23.2    --   Consent of Burke & Mayer, A Professional Law Corporation.
  23.3    --   Consent of Arthur Andersen L.L.P.
  24      --   Powers of Attorney(5).
  25      --   Statement of Eligibility of Wells Fargo Bank Minnesota,
               National Association.
  99.1    --   Form of Letter of Transmittal.
  99.2    --   Form of Notice of Guaranteed Delivery.
  99.3    --   Form of Letter to Registered Holders and Depository Trust
               Company Participants.
  99.4    --   Form of Letter to Clients, including Instructions to
               Registered Holder and/or Book Entry Transfer Participant
               from Beneficial Owner.
  99.5    --   Guidelines for Certificate of Taxpayer Identification Number
               on Substitute Form W-9.

---------------

* To be filed by amendment.